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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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PPG Industries, Inc.
(Name of Registrant as Specified In Its Charter)

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2016 Proxy Statement

and Notice of Annual Meeting of Shareholders

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WHEN	April 21, 2016 at 11:00 AM Eastern Time
WHERE	Fairmont Pittsburgh, Grand Ballroom 510 Market Street Pittsburgh, Pennsylvania 15222
WHAT	1.	To elect as directors the four named nominees;
	2.	To vote on a nonbinding resolution to approve the compensation of the Company's named executive officers on an advisory basis;
	3.	To vote on the reapproval of the performance goals under the Amended and Restated Omnibus Incentive Plan;
	4.	To vote on the approval of the amendment and restatement of the Amended and Restated Omnibus Incentive Plan;
	5.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2016;
	6.	To vote on a shareholder proposal requesting that the Board of Directors adopt a policy that gives preference to share repurchases relative to cash dividends; and
	7.	To transact any other business that may properly come before the meeting.
RECORD DATE	February 19, 2016
ANNUAL MEETING	Admission to the Annual Meeting will be by Admission Card only. You must also present a photo ID for admission to the Meeting.

PLEASE VOTE

Please know that your vote is very important to us and we encourage you to vote promptly. Whether or not you expect to attend the Annual Meeting in person, please vote via the Internet or telephone, or by paper proxy card or vote instruction form, which you should complete, sign and return by mail, so that your shares may be voted.

Internet Visit www.cesvote.com. You will need the 11-digit control number included in your proxy card, voter instruction form or notice.	Mobile App You can scan this QR code to vote with your mobile phone. You will need the 11-digit control number included in your proxy card, voter instruction form or notice.	Phone Call 1-888-693-8683. You will need the 11-digit control number included in your proxy card, voter instruction form or notice.	Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	In Person See below regarding Attendance at the Meeting.

Anne M. Foulkes Vice President, Associate General Counsel and Secretary
March 10, 2016
2 2016 Proxy Statement

Page

Proposal 1: Election of Directors	5
Corporate Governance	10
Compensation of Directors	19
Compensation Discussion and Analysis	23
Compensation of Executive Officers	37
Proposal 2: Nonbinding Vote on Approval of the Compensation of the Named Executive Officers	51
Proposal 3: Vote on Reapproval of the Performance Goals under the Amended and Restated Omnibus Incentive Plan	54
Proposal 4: Vote on Approval of the Amendment and Restatement of the Amended and Restated Omnibus Incentive Plan	56
Independent Registered Public Accounting Firm	63
Proposal 5: Ratification of Independent Registered Public Accounting Firm	64
Proposal 6: Vote on a Shareholder Proposal Requesting that the Board of Directors Adopt a Policy that Gives Preference to Share Repurchases Relative to Cash Dividends	65
Equity Compensation Plan Information	67
Beneficial Ownership	68
Section 16(a) Beneficial Ownership Reporting Compliance	70
General Matters	71
Other Information	76
Annex A—Reconciliation of Non-GAAP Financial Measures	A-1
Annex B—PPG Industries, Inc. Omnibus Incentive Plan, as Amended and Restated	B-1
2016 Proxy Statement 3

PROXY SUMMARY

This summary highlights information contained in this Proxy Statement. It does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting. Please see the General Matters section beginning on page 71 for important information about proxy materials, voting, the annual meeting, Company documents and communications.

TIME AND PLACE OF ANNUAL MEETING

Thursday, April 21, 2016

11:00 AM Eastern Time

Fairmont Pittsburgh, Grand Ballroom
510 Market Street
Pittsburgh, Pennsylvania 15222

MEETING AGENDA

Voting Matters	Board Recommendations		Pages

Election of four Director Nominees	FOR	✓	5
Approval of the Compensation of the Named Executive Officers on an Advisory Basis	FOR	✓	51
Reapproval of the Performance Goals under the Amended and Restated Omnibus Incentive Plan	FOR	✓	54
Approval of the Amendment and Restatement of the Amended and Restated Omnibus Incentive Plan	FOR	✓	56
Ratification of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm	FOR	✓	64
Shareholder Proposal Requesting that the Board of Directors Adopt a Policy that Gives Preference to Share Repurchases Relative to Cash Dividends	AGAINST	X	65

DIRECTOR NOMINEES
Nominees to Serve in a Class Whose Term Expires in 2019

	AGE DIRECTOR SINCE PRINCIPAL OCCUPATION	QUALIFICATIONS	COMMITTEES	OTHER BOARDS

James G. Berges	68 Director since 2000 Partner, Clayton, Dubilier & Rice, LLC		Nominating and Governance Officers-Directors Compensation	Hussmann International, Inc. NCI Building Systems, Inc. Atkore International, Inc.

John V. Faraci	66 Director since 2012 Retired Chairman & CEO of International Paper Company		Nominating and Governance Technology and Environment	United Technologies Corporation ConocoPhillips

Victoria F. Haynes	68 Director since 2003 Retired President and CEO of RTI International		Audit Technology & Environment	Nucor Corporation Royal DSM N.V. Axiall Corporation

Michael H. McGarry	58 Director since July 2015 President and CEO of PPG Industries, Inc.		None	Axiall Corporation

Director Experience:
4 2016 Proxy Statement

PROPOSAL 1: Election of Directors

Four directors are nominated for election to a class that will serve until the 2019 annual meeting of shareholders and until their successors have been duly elected and qualified, or their earlier retirement or resignation. It is intended that the shares represented by each proxy will be voted, in the discretion of the proxies, FOR the nominees for directors set forth below, each of whom is an incumbent, or for any substitute nominee or nominees designated by our Board of Directors in the event any nominee or nominees become unavailable for election. In the event that an incumbent director receives a greater number of votes against his or her election than votes for such election, he or she is required to tender his or her resignation for consideration by the Nominating and Governance Committee of the Board of Directors in accordance with our Bylaws, as described on page 18 under "Director Resignation Policy." The principal occupations of, and certain other information regarding, the nominees and our continuing directors, as of February 19, 2016, are set forth below. In addition, information about each director's specific experience, attributes and skills that led the Board to the conclusion that each of the directors is highly qualified to serve as a member of the Board is set forth below.

Mr. Usher is currently 73 years old. Our Corporate Governance Guidelines require that any director who has attained the age of 72 retire at the next annual meeting following the director's 72nd birthday. In 2015, the Board of Directors, upon the recommendation of the Nominating and Governance Committee, waived this retirement policy for Mr. Usher until the 2016 Annual Meeting of Shareholders due to Mr. Usher's extensive knowledge and experience, his deep understanding of the Company's business and his leadership as Chair of the Officers—Directors Compensation Committee. Mr. Usher will resign from our Board of Directors effective at the 2016 Annual Meeting of Shareholders. The Company thanks Mr. Usher for his many years of dedicated service to PPG.

The Board believes that each of the Company's directors is highly qualified to serve as a member of the Board. Each of the directors has contributed to the mix of skills, core competencies and qualifications of the Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions with some of the most admired organizations in the world. Many of our directors also benefit from an intimate knowledge of our operations and corporate philosophy. The Board believes that each director's service as the chairman, chief executive officer, chief operating officer and/or president of a well-respected company has provided the directors with skills that are important to serving on our Board. The Board has also considered the fact that all of our directors have worked for, or served on the boards of directors of, a variety of companies in a wide range of industries. Specifically, the Board has noted that our directors have skills that, among others, have made them particularly suited to serve as a director of PPG, a global manufacturer of high technology paints, coatings, specialty materials, glass and fiber glass for industrial and consumer markets, with operations in more than 70 countries. The Board believes that through their varying backgrounds, our directors bring a wealth of experiences, new ideas and solutions to our Board.

Vote Required

Each director nominee who receives a majority of the votes cast (the number of shares voted "for" the director must exceed 50% of the votes cast with respect to that director) at the Annual Meeting will be elected as a director.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

2016 Proxy Statement 5

Nominees to Serve in a Class Whose Term Expires in 2019

James G. Berges

Professional Experience:

Mr. Berges has been a Director of PPG since 2000. He became a partner in Clayton, Dubilier & Rice, LLC, a private equity investment firm, in 2006. Prior to that, he was President of Emerson Electric Co. from 1999 until his retirement in 2005. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. He is also Chairman of Hussmann International, Inc. and a director of NCI Building Systems, Inc. and Atkore International, Inc. Mr. Berges served as a director of Diversey, Inc. from 2009 to 2010 and as Chairman of Sally Beauty Holdings, Inc. from 2006 to 2012 and as Chairman of HD Supply, Inc. from 2007 to 2015.

Qualifications: Mr. Berges is a Partner with private equity investment firm Clayton, Dubilier & Rice, where he works with portfolio companies in a wide range of industries to improve their operations. Previously, he served as President of Emerson Electric Company, a diversified global technology company. As a result of Mr. Berges' experience advising and serving on the boards of directors of numerous companies, he can draw from a diverse set of leadership experiences and operational and governance perspectives.

John V. Faraci

Professional Experience:

Mr. Faraci has been a Director of PPG since 2012. Mr. Faraci retired as Chairman and Chief Executive Officer of International Paper, a global manufacturer of paper and packaging products, in December 2014. Mr. Faraci was named Chairman and Chief Executive Officer of International Paper in November 2003. Earlier in 2003, Mr. Faraci was elected President and a director of International Paper. He previously served as Executive Vice President and Chief Financial Officer of International Paper from 2000 to 2003 and as Senior Vice President—Finance and Chief Financial Officer from 1999 to 2000. Mr. Faraci is also a director of United Technologies Corporation and ConocoPhillips.

Qualifications: Mr. Faraci has significant leadership and financial expertise gained from years of service at a large multinational manufacturing company. He has served as both the Chief Executive Officer and Chief Financial Officer of International Paper Company, where he led a transformation to refocus International Paper on its paper and packaging business. Mr. Faraci's experience repositioning International Paper provides useful guidance as PPG transforms its business to focus on coatings products. Mr. Faraci also has international operational expertise gained from years of experience leading a large multinational company and his experience leading one of International Paper's former international subsidiaries.

Director Experience:
6 2016 Proxy Statement

Victoria F. Haynes

Professional Experience:

Dr. Haynes has been a Director of PPG since 2003. She served as the President and Chief Executive Officer of RTI International, which performs scientific research and development in advanced technologies, public policy, environmental protection, and health and medicine, from 1999 until 2012. She was Vice President of the Advanced Technology Group and Chief Technical Officer of BF Goodrich Company from 1992 to 1999. Dr. Haynes is also a director of Nucor Corporation, Royal DSM N.V., and Axiall Corporation. Dr. Haynes served as a director of Archer Daniels Midland Company from 2007 through 2011.

Qualifications: Dr. Haynes is a leader in advanced technology and research. Her previous service as President and Chief Executive Officer of RTI International provides her with insight into the research and development issues currently faced by global companies. Dr. Haynes' science background, coupled with her experience leading a high technology institution, is a valuable resource for the Board when reviewing our technological innovations.

Michael H. McGarry

Professional Experience:

McGarry has been a director of PPG since July 2015. He has been President and Chief Executive Officer of PPG since September 1, 2015. Previously, Mr. McGarry was President and Chief Operating Officer from March 2015 until September 1, 2015 and Chief Operating Officer from August 2014 until March 2015. Mr. McGarry has also served as Executive Vice President from 2012 until 2014; Senior Vice President, Commodity Chemicals from 2008 until 2012; Vice President, Coatings, Europe, and Managing Director, PPG Europe from 2006 until 2008; and Vice President, Chlor-Alkali and Derivatives from 2004 to 2006. Mr. McGarry joined PPG in 1981. Mr. McGarry is also a director of Axiall Corporation.

Qualifications: Mr. McGarry has been an employee of PPG for over 30 years and has served in executive level positions at PPG since 2004. He has served in a variety of key business and functional leadership roles in the United States, Europe and Asia. Mr. McGarry has been at the forefront of PPG's portfolio transformation leading the acquisition of SigmaKalon; the separation of PPG's former commodity chemicals business; the acquisition and integration of AkzoNobel's North American architectural coatings business; and, most recently, the acquisition of Consorcio Comex, S.A. de C.V. Mr. McGarry also has extensive product stewardship, manufacturing and logistics experience gained through years of working in PPG's former commodity chemicals business.

Director Experience:
2016 Proxy Statement 7

Continuing Directors—Term Expires in 2017

Stephen F. Angel

Professional Experience:

Mr. Angel has been a Director of PPG since 2010. He has been Chairman of the Board, President and Chief Executive Officer of Praxair, Inc., a global producer and distributor of atmospheric and process gases and high-performance surface coatings, since 2007. Before being named to his current position, Mr. Angel served as President and Chief Operating Officer of Praxair, Inc. from March to December 2006 and as Executive Vice President of Praxair, Inc. from 2001 to 2006. Prior to joining Praxair, Inc., Mr. Angel spent 22 years in a variety of management positions with General Electric Company.

Qualifications: Mr. Angel has diverse managerial and operational experience within the manufacturing industry. As the Chairman, President and Chief Executive Officer of Praxair, Inc. and a former senior operating executive at General Electric, Mr. Angel understands the challenges faced by a global manufacturer of diversified products, and his experience provides the Board with insight into sales and marketing and operational matters.

Hugh Grant

Professional Experience:

Mr. Grant has been a Director of PPG since 2005. He was named Executive Vice President and Chief Operating Officer of Monsanto Company at the time of an initial public offering in 2000 and remained in that position for the subsequent spin-off of the company in 2002. Mr. Grant was named to his current position in 2003.

Qualifications: Mr. Grant has an extensive background in the global agricultural technology industry, having served in various positions at Monsanto Company, where he is currently the Chairman of the Board and Chief Executive Officer. Mr. Grant brings to the Board significant leadership, managerial and operational expertise gained from years of experience leading the operations of a large multinational company.

Michele J. Hooper

Professional Experience:

Ms. Hooper has been a Director of PPG since 1995. In 2003, she co-founded, and became the Managing Partner of, The Directors' Council, a private company that works with corporate boards to increase their independence, effectiveness and diversity. She was named to her current position in 2009. Ms. Hooper was President and Chief Executive Officer of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. Prior to that, she was President and Chief Executive Officer of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care from 1998 until Stadtlander was acquired in 1999. She is also a director of UnitedHealth Group Incorporated. She served as a director of Warner Music Group from 2006 to 2011 and as a director of AstraZeneca plc from to 2003 to 2012.

Qualifications: Ms. Hooper is an "audit committee financial expert" with significant experience leading the audit committees of several major companies. In addition to chairing PPG's Audit Committee, she serves on or has served on the audit committees of UnitedHealth Group, AstraZeneca (Chair), Warner Music Group (Chair), Seagram Company Ltd. and Target Corporation (Chair). In addition, Ms. Hooper is currently a Public Board Member and former Vice Chair of the Center for Audit Quality, Chair of the CAQ Initiative for Deterring and Detecting Financial Reporting Fraud, and co-Chair of the National Association of Corporate Directors Blue Ribbon Commission on Audit Committee Responsibilities. She is also an expert in corporate governance and board diversity, currently serving as a Director of the National Association of Corporate Directors. As President and Chief Executive Officer of The Directors' Council, she works with major companies to enhance the effectiveness of their corporate governance. Ms. Hooper's experience as an expert in accounting, a senior executive at a range of companies and a corporate governance expert provides the Board with a unique set of skills that enhances the Board's leadership and oversight capabilities.

Director Experience:
8 2016 Proxy Statement

Continuing Directors—Term Expires in 2018

Charles E. Bunch

Professional Experience:

Mr. Bunch has been a Director of PPG since 2002. Mr. Bunch became Executive Chairman on September 1, 2015. Previously, he was President and Chief Operating Officer of PPG from July 2002 until he was elected President and Chief Executive Officer in March 2005 and Chairman and Chief Executive Officer in July 2005. Before becoming President and Chief Operating Officer, he was Executive Vice President of PPG from 2000 to 2002 and Senior Vice President, Strategic Planning and Corporate Services, of PPG from 1997 to 2000. Mr. Bunch is also a director of The PNC Financial Services Group, Inc., ConocoPhillips and Marathon Petroleum Corporation. He served as a director of the H. J. Heinz Company from 2003 to 2013.

Qualifications: Mr. Bunch has been an employee of PPG for over 30 years and has served in executive level positions at PPG since 1997. He has extensive knowledge of PPG and our industries. During his tenure, Mr. Bunch has led the transformation of PPG into the world's leading coatings and specialty products company. In addition, through his experience at the Federal Reserve Bank of Cleveland, including serving as its Chairman, Mr. Bunch gained a deep understanding of the U.S. economy and corporate finance.

Michael W. Lamach

Professional Experience:

Mr. Lamach has been a Director of PPG since April 2015. He has been the Chairman, President and Chief Executive Officer of Ingersoll-Rand plc, a diversified manufacturer whose products include tools, climate control systems, utility vehicles, and air and fluid handling systems, since June 2010 and a director since February 2010. Previously, Mr. Lamach served in several roles with Ingersoll-Rand, including President and Chief Executive Officer from February 2010 to June 2010; President and Chief Operating Officer from February 2009 to February 2010; President of Trane Commercial Systems from June 2008 to February 2009; and President of the Security Technologies Sector from February 2004 to June 2008. Prior to joining Ingersoll-Rand, Mr. Lamach spent 17 years in a variety of management positions with Johnson Controls. He served as a director of Iron Mountain, Inc. from 2007 to 2015.

Qualifications: During this 30-year career, Mr. Lamach has lead a number of businesses serving different end-use markets, including automotive components, controls, security systems and HVAC systems. As Chairman, President and Chief Executive Officer of Ingersoll-Rand plc, he brings to the Board experience leading a global company that sells a diverse range of products and services to both industrial and consumer customers. Mr. Lamach's service on the Executive Committee of the National Association of Manufacturers provides him with keen insight into the challenges facing manufacturers.

Martin H. Richenhagen

Professional Experience:

Mr. Richenhagen has been a Director of PPG since 2007. He has been Chairman, President and Chief Executive Officer of AGCO Corporation, an agricultural equipment manufacturer, since 2006. From 2004 to 2006, he served as President and Chief Executive Officer of AGCO. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a Swiss flooring materials company. From 1998 to 2003, he was with CLAAS KgaA MbH, a German-based manufacturer of agricultural and forest machinery, serving as Group President from 2000 until his departure in 2003. Mr. Richenhagen is also a director of Praxair, Inc.

Qualifications: Mr. Richenhagen has been leading global manufacturing companies for many years. Currently, he is the Chairman, President and Chief Executive Officer of AGCO Corporation, a leading global manufacturer of agricultural equipment, with dealers and distributors in more than 140 countries worldwide. Mr. Richenhagen brings considerable international business experience to the Board, having served as a senior executive at multinational companies located in Europe and the United States.

Director Experience:
2016 Proxy Statement 9

CORPORATE GOVERNANCE

Board Composition

PPG's business, property and affairs are managed under the direction of the Board of Directors. The Board is currently comprised of 11 members, divided into three classes. Terms of the classes are staggered, with one class standing for election each year. The Board is elected by shareholders to oversee management of the Company in the long-term interests of all shareholders. The Board also considers the interests of other constituencies, which include customers, employees, retirees, suppliers, the communities we serve and the environment. The Board strives to ensure that PPG conducts business in accordance with the highest standards of ethics and integrity.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. These guidelines are revised from time to time to better address particular needs as they change over time. In 2014, the Board revised the Corporate Governance Guidelines to include additional responsibilities for the Company's Lead Director. In 2015, the Board revised the Corporate Governance Guidelines to better delineate the responsibilities of the Chairman of the Board and those of the Chief Executive Officer. The Corporate Governance Guidelines may be accessed from the Governance section of our website at www.ppg.com/investor.

The Board has a program for orienting new directors and for providing continuing education for all directors, including the reimbursement of expenses for continuing education. The Board annually evaluates its own performance and that of the individual committees. The evaluation process is coordinated by the Nominating and Governance Committee and has three parts: committee self-assessments, full Board evaluations and evaluations of the individual directors in the class whose term is expiring at the next annual meeting. The committee self-assessments consider whether and how well each committee has performed the responsibilities listed in its charter. The full Board evaluations consider the committee self-assessments, as well as the quality of the Board's meeting agendas, materials and discussions. All assessments and evaluations focus on both strengths and opportunities for improvement.

Director Independence

In accordance with the rules of the New York Stock Exchange, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the categorical guidelines it has adopted, which include all objective standards of independence set forth in the exchange listing standards. The categorical independence standards adopted by the Board are contained in the Corporate Governance Guidelines, which may be accessed from the Governance section of our website at www.ppg.com/investor. Based on these standards, at its meeting held on February 18, 2016, the Board determined that each of the following non-employee directors is independent and has no material relationship with PPG, except as a director and shareholder:

Stephen F. Angel	Michele J. Hooper
James G. Berges	Michael W. Lamach
John V. Faraci	Martin H. Richenhagen
Hugh Grant	Thomas J. Usher
Victoria F. Haynes

In addition, based on such standards, the Board affirmatively determined that Charles E. Bunch and Michael H. McGarry are not independent because they are officers of PPG.

Board Leadership Structure and Risk Oversight

In 2015, as a result of Mr. Bunch's discussions with the Board about relinquishing the role of Chief Executive Officer and as part of its ongoing review of the Board leadership structure and succession planning process, the Board determined that, effective September 1, 2015, the positions of Chairman and Chief Executive Officer should be held by separate individuals. As a result, Mr. Bunch now serves as Executive Chairman of the Board, and Mr. McGarry now serves as President and Chief Executive Officer and as a director. We currently have nine other directors, each of whom is independent. Our Board has four standing committees, each of which is comprised solely of independent directors with a committee chair. The Board believes that Mr. Bunch is best situated to serve as Executive Chairman because he is the director most familiar with our business and industry and the director most

10 2016 Proxy Statement

capable of identifying strategic priorities and executing our business strategy. The Board believes that having the former Chief Executive Officer continue to serve as Executive Chairman and the current President and Chief Executive Officer serve as a director creates a highly effective bridge between the Board and management and provides the leadership to execute our business strategy and create shareholder value. We believe our Board leadership structure provides the appropriate balance of independent directors and management directors to work together to represent the interests of our entire shareholder base.

In addition, this leadership structure demonstrates to our employees, suppliers, customers, shareholders and other stakeholders that PPG has strong leadership setting the tone and having the responsibility for managing our operations. We believe that our Board consists of directors with significant leadership skills, as discussed above. All of our independent directors have served as the chairman, chief executive officer and/or president of other companies. Accordingly, we believe that our independent directors have demonstrated leadership in large enterprises and are well versed in board processes and that having directors with significant leadership skills benefits our Company and our shareholders.

In accordance with our Bylaws and our Corporate Governance Guidelines, the Executive Chairman is responsible for chairing Board meetings and setting the agenda for these meetings in consultation with the President and Chief Executive Officer. Each director also may suggest items for inclusion on the agenda and may raise at any Board meeting subjects that are not on the agenda for that meeting. As required by our Corporate Governance Guidelines, our independent directors meet separately, without management present, at each meeting of the Board. In addition, each of the Board's standing committees regularly meets without members of management present.

The Board has designated the chair of the Nominating and Governance Committee to serve as the Lead Director. In their discretion, the independent directors may select another independent director to serve as the Lead Director. Aside from chairing meetings of the independent directors, the Lead Director presides at all meetings where the Executive Chairman is not present, serves as a liaison between the independent directors and the Executive Chairman and the President and Chief Executive Officer, has the power to call meetings of the independent directors, consults with the Executive Chairman and the President and Chief Executive Officer about the concerns of the Board, approves Board meeting agendas and other types of information sent to the Board, approves meeting schedules to assure that there is sufficient time for discussion of all agenda items, and is available for consultation and direct communication with major shareholders as appropriate.

As part of its annual self-evaluation process, the Board evaluates our leadership structure to ensure that it provides the optimal structure for PPG. We believe that having directors with day-to-day oversight of Company operations, coupled with experienced independent directors who have appointed a Lead Director and four committee chairs, is the appropriate leadership structure for PPG.

In accordance with New York Stock Exchange requirements, our Audit Committee charter provides that the Audit Committee is responsible for overseeing our risk management process. The Audit Committee is updated on a regular basis on relevant and significant risk areas. This includes periodic updates from certain officers of the Company and a formal annual update by the Director of Corporate Audit Services. The annual update provides a comprehensive review of PPG's enterprise risks and includes the feedback of most of the Company's officers. The Audit Committee, in turn, reports to the full Board. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board is actively involved in overseeing risk management for the Company by engaging in periodic discussions with Company officers and other employees as the Board may deem appropriate. In addition, each of our Board committees considers the risks within its areas of responsibility. For example, our Technology and Environment Committee considers risks related to our environment, health, safety, product stewardship and other sustainability policies, programs and practices. Our Audit Committee focuses on risks inherent in our accounting, financial reporting and internal controls. Our Officers—Directors Compensation Committee considers the risks that may be implicated by our executive compensation program. We believe that the leadership structure of our Board supports the Board's effective oversight of the Company's risk management.

Review and Approval or Ratification of Transactions with Related Persons

The Board and its Nominating and Governance Committee have adopted written policies and procedures relating to approval or ratification of "Related Person Transactions." Under these policies and procedures, the Nominating and Governance Committee (or its chair, under some circumstances) reviews the relevant facts of all proposed Related

2016 Proxy Statement 11

Person Transactions and either approves or disapproves of the entry into the Related Person Transaction, by taking into account, among other factors it deems appropriate:

•
The benefits to PPG of the transaction;

•
The impact on a director's independence, in the event the "Related Person" is a director or an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•
The availability of other sources for comparable products or services;

•
The terms of the transaction; and

•
The terms available to unrelated third parties or to employees generally.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of PPG and its shareholders.

If a Related Person Transaction that has not been previously approved or previously ratified is discovered, the Nominating and Governance Committee, or its chair, will promptly consider all of the relevant facts. In addition, the committee generally reviews all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

Under our policies and procedures, a "Related Person Transaction" is generally a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which PPG was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A "Related Person" is generally any person who is, or at any time since the beginning of PPG's last fiscal year was, (i) a director or executive officer of PPG or a nominee to become a director of PPG; (ii) any person who is known to be the beneficial owner of more than 5% of any class of PPG's voting securities; or (iii) any immediate family member of any of the foregoing persons.

Certain Relationships and Related Transactions

As discussed above, the Nominating and Governance Committee is charged with reviewing issues involving potential conflicts of interest and all Related Person Transactions. PPG and its subsidiaries purchase products and services from and/or sell products and services to companies of which certain of the directors, director nominees and/or executive officers of PPG are directors and/or executive officers. During 2015, PPG entered into the following transactions with Related Persons that are required to be reported under the rules of the Securities and Exchange Commission.

Stephen F. Angel, a director of PPG, is the Chairman, President and Chief Executive Officer of Praxair, Inc. During 2015, PPG and its subsidiaries purchased approximately $7.4 million of industrial gases from Praxair.

Martin H. Richenhagen, a director of PPG, is the Chairman, President and Chief Executive Officer of AGCO Corporation. During 2015, PPG and its subsidiaries sold approximately $3.0 million of coatings products to AGCO Corporation.

Michael W. Lamach, a director of PPG, is Chairman, President and Chief Executive Officer of Ingersoll-Rand plc. During 2015, PPG and its subsidiaries purchased approximately $300,000 of primarily HVAC products from Ingersoll-Rand and sold approximately $4.0 million of coatings products to Ingersoll-Rand.

Hugh Grant, a director of PPG, is Chairman and Chief Executive Officer of Monsanto Company. During 2015, PPG and its subsidiaries sold approximately $150,000 of coatings products to Monsanto Company.

The Nominating and Governance Committee does not consider the amounts involved in such transactions material. Such purchases from and sales to each company involved less than 1% of the consolidated gross revenues for 2015 of each of the purchaser and the seller and all of such transactions were in the ordinary course of business.

Board Meetings and Committees

The Board currently has four standing committees: Audit Committee, Nominating and Governance Committee, Officers—Directors Compensation Committee and Technology and Environment Committee. The current

12 2016 Proxy Statement

composition of each Board committee is indicated below. The charter of each Board committee is available on the Governance section of our website at www.ppg.com/investor.

AUDIT COMMITTEE	NOMINATING AND GOVERNANCE COMMITTEE	OFFICERS—DIRECTORS COMPENSATION COMMITTEE	TECHNOLOGY AND ENVIRONMENT COMMITTEE

Victoria F. Haynes	James G. Berges	Stephen F. Angel	Stephen F. Angel*
Michele J. Hooper*	John V. Faraci	James G. Berges	John V. Faraci
Michael W. Lamach	Hugh Grant*	Hugh Grant	Victoria F. Haynes
Martin H. Richenhagen	Michele J. Hooper	Thomas J. Usher*	Martin H. Richenhagen
	Michael W. Lamach		Thomas J. Usher

*
Committee Chair.

During 2015, the Board held eight meetings, the Audit Committee held seven meetings, the Nominating and Governance Committee held seven meetings, the Officers—Directors Compensation Committee held four meetings, and the Technology and Environment Committee held two meetings. The average attendance at meetings of the Board and committees during 2015 was 98%, and no incumbent director attended less than 75% of the total number of meetings of the Board and committees on which such director served. PPG does not have a formal policy requiring attendance at the annual meeting of shareholders; however, all directors serving at the time of the 2015 annual meeting of shareholders attended such meeting.

Our independent directors meet separately, without any management present, at each meeting of the Board. The Board has designated the chair of the Nominating and Governance Committee, to serve as the Lead Director and to preside over the independent director sessions. In their discretion, the independent directors may select another independent director to serve as the Lead Director.

Audit Committee

The Audit Committee is comprised of four directors, each of whom is independent under the standards adopted by the Board, the listing standards of the New York Stock Exchange and the applicable rules of the Securities and Exchange Commission. The committee's charter, which may be accessed on the Governance section of our website at www.ppg.com/investor, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors. The functions of the committee are primarily to review with our independent auditors and our internal auditors their respective reports and recommendations concerning audit findings and the scope of and plans for their future audit programs and to review audits, annual and quarterly financial statements and accounting and financial controls. The committee also appoints our independent registered public accounting firm, oversees our internal auditing department, assists the Board in oversight of our compliance with legal and regulatory requirements related to financial reporting matters and oversees the risk management process. The Board has determined that each member of the committee is "financially literate" in accordance with the applicable rules of the New York Stock Exchange. In addition, the Board has determined that all of the members of the committee, including Ms. Hooper, the chair of the committee, are "audit committee financial experts" in accordance with the applicable rules of the Securities and Exchange Commission.

Audit Committee Report to Shareholders

The primary role of the Audit Committee is to oversee and review on behalf of the Board of Directors PPG's processes to provide for the reliability and integrity of the Company's financial reporting, including the Company's disclosure practices, risk management processes and internal controls. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee is responsible for the appointment of both the independent registered public accounting firm and PPG's lead internal auditor. The Audit Committee led the appointment and retention of PricewaterhouseCoopers LLP as PPG's independent registered public accounting firm for 2015. For the work performed on the 2015 audit, the Audit Committee discussed and evaluated PricewaterhouseCoopers' performance, which included an evaluation by the Company's management of PricewaterhouseCoopers' performance. The Audit Committee is responsible for the compensation of the independent registered public accounting firm and has reviewed and approved in advance all fees and services performed by PricewaterhouseCoopers.

2016 Proxy Statement 13

The Audit Committee discussed with, and received regular status reports from PPG's internal auditor and PricewaterhouseCoopers on the overall scope and plans for their audits, their plans for evaluating the effectiveness of PPG's internal control over financial reporting and the coordination of efforts between them. The Audit Committee reviewed and discussed the key risk factors used in developing PPG's internal audit and PricewaterhouseCoopers' audit plans. The Audit Committee also reviewed with the Company's management PPG's risk management practices and an assessment of significant risks.

The Audit Committee met separately with both the Director of Corporate Audit Services, PPG's lead internal auditor, and PricewaterhouseCoopers, with and without management present, to discuss the results of their examinations, their audits of PPG's financial statements and internal control over financial reporting and the overall quality of PPG's financial reporting. The Audit Committee also met separately with the Company's Executive Vice President and Chief Financial Officer and with the Company's Senior Vice President and General Counsel. The Audit Committee annually reviews its performance and received feedback on its performance from the Company's management and PricewaterhouseCoopers.

The Company's management is responsible for the preparation and accuracy of PPG's financial statements. The Company is also responsible for establishing and maintaining adequate internal control over financial reporting. In 2015, PPG's independent registered public accounting firm, PricewaterhouseCoopers, was responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of PPG's internal control over financial reporting.

In carrying out its responsibilities, the Audit Committee discussed and reviewed with the Company's management the process to assemble the financial statements, including the Company's internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The Audit Committee reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2015 and management's report on internal control over financial reporting with management and with PricewaterhouseCoopers. The Audit Committee also discussed with PricewaterhouseCoopers the matters required by Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee has received the written independence disclosures and letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers its independence. In addition, the Audit Committee considered whether PricewaterhouseCoopers' provision of non-audit services to PPG is compatible with maintaining its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

The Audit Committee:

Victoria F. Haynes
Michele J. Hooper (Chair)
Michael W. Lamach
Martin H. Richenhagen

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Audit Committee Report to Shareholders shall not be incorporated by reference into any such filings.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of five directors, each of whom is independent under the standards adopted by the Board and the listing standards of the New York Stock Exchange. The committee's charter, which may be accessed on the Governance section of our website at www.ppg.com/investor, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors. The charter also provides that the committee shall be responsible to identify and recommend to the Board of Directors persons to be nominated by the Board to stand for election as directors at each annual meeting of shareholders, the persons to be elected by the Board to fill

14 2016 Proxy Statement

any vacancy or vacancies in its number, and the persons to be elected by the Board to be Chairman of the Board, Vice Chairman of the Board, if any, President, if any, and the other executive officers of PPG. The committee also recommends to the Board actions to be taken regarding the structure, organization and functioning of the Board, and the persons to serve as members of the standing committees of, and other committees appointed by, the Board. The charter gives the committee the responsibility to develop and recommend corporate governance guidelines to the Board, and to recommend to the Board the process and criteria to be used in evaluating the performance of the Board and to oversee the evaluation of the Board.

Officers—Directors Compensation Committee

The Officers—Directors Compensation Committee is comprised of four directors, each of whom is independent under the standards adopted by the Board and the listing standards of the New York Stock Exchange. The committee's charter, which may be accessed on the Governance section of our website at www.ppg.com/investor, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors.

Committee meetings are regularly attended by our Executive Chairman, our President and Chief Executive Officer and our Vice President of Human Resources, as well as a representative of the outside compensation consulting firm retained by the committee, Frederic W. Cook & Co., Inc. At each meeting, the committee meets in executive session. The committee's chair reports the committee's recommendations on executive compensation to the Board. The human resources department supports the committee in its duties and, along with the Compensation and Employee Benefits Committee, a committee comprised of members of senior management, may be delegated authority to fulfill certain administrative duties regarding our compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

The committee approves, adopts, administers, interprets, amends, suspends and terminates our compensation plans applicable to, and fixes the compensation and benefits of, all of our directors and executive officers. Recommendations regarding compensation of other officers are made by our President and Chief Executive Officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the committee. The committee can exercise its discretion in modifying any recommended adjustments or awards to executives. The committee regularly reviews tally sheets that set forth the Company's total compensation obligations to our senior executives under various scenarios, including retirement, voluntary and involuntary termination and termination in connection with a change in control of PPG.

The committee engaged Frederic W. Cook & Co., Inc. to advise the committee on all matters related to executive officer and director compensation. Specifically, Frederic W. Cook & Co. provides relevant market data, current updates regarding trends in executive and director compensation, and advice on program design, specific compensation decisions for the Executive Chairman and President and Chief Executive Officer and on the recommendations being made by management for executives other than the Executive Chairman and President and Chief Executive Officer. The committee meets independently with its consultant at each regularly scheduled meeting. All of the services that the compensation consultant performs for PPG are performed at the request of the committee, are related to executive and director compensation and are in support of decision making by the committee.

In 2015, the committee considered the independence of Frederic W. Cook & Co., Inc. in light of Securities and Exchange Commission rules and New York Stock Exchange listing standards. The committee requested and received a letter from Frederic W. Cook & Co. addressing Frederic W. Cook & Co.'s and the senior advisor involved in the engagement's independence, including the following factors: (1) other services provided to us by Frederic W. Cook & Co.; (2) fees paid by us as a percentage of Frederic W. Cook & Co.'s total revenue; (3) policies or procedures maintained by Frederic W. Cook & Co. that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisor and a member of the committee; (5) any company stock owned by Frederic W. Cook & Co. or the senior advisor; and (6) any business or personal relationships between our executive officers and Frederic W. Cook & Co. or the senior advisor. The committee discussed these considerations and concluded that the work performed by Frederic W. Cook & Co. and Frederic W. Cook & Co.'s senior advisor involved in the engagement did not raise any conflict of interest.

2016 Proxy Statement 15

Officers—Directors Compensation Committee Report to Shareholders

We have reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in the Annual Report on Form 10-K for the year ended December 31, 2015.

The Officers—Directors Compensation Committee:

Stephen F. Angel
James G. Berges
Hugh Grant
Thomas J. Usher (Chair)

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Officers—Directors Compensation Committee Report to Shareholders shall not be incorporated by reference into any such filings.

Compensation Program Design Mitigates Risk

In 2015, PPG management undertook a review of all of PPG's compensation programs to identify any inherent material risks to PPG created by these programs. Certain of these compensation programs were also reviewed by the Company's internal auditors. The framework used to identify any potential risks that could be incentivized by our compensation programs was developed with input from members of our human resources, finance, and legal functions and our independent executive compensation consultant, Frederic W. Cook & Co., Inc. Based on the results of this review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG. Features of our compensation programs and practices that mitigate risk include, among other things: (i) incentive plans that are appropriately weighted between short-term and long-term performance and cash and equity; (ii) long-term incentives consist of a mix of stock options, performance-based restricted stock units and total shareholder return contingent shares, which provides for a balanced mix of performance measures; (iii) ranges of performance and multiple performance targets are utilized to determine incentive compensation payouts, rather than a single performance target that provides an "all or nothing" basis for compensation; (iv) maximum payouts are in place in our incentive compensation programs to limit excessive payments; (v) determination of incentive compensation payouts is subject to managerial approval and/or Officers—Directors Compensation Committee discretion; and (vi) our executive officers are subject to a recoupment policy in the event of a financial restatement affecting their incentive compensation payout.

Compensation Committee Interlocks and Insider Participation

No member of the Officers—Directors Compensation Committee was at any time during 2015 an officer or employee of PPG or any of our subsidiaries nor is any such person a former officer of PPG or any of our subsidiaries. In addition, no "compensation committee interlocks" existed during 2015. For information concerning Related Person Transactions involving members of the Officers—Directors Compensation Committee, see "Corporate Governance—Certain Relationships and Related Transactions" on page 12.

Technology and Environment Committee

The Technology and Environment Committee is comprised of five directors, each of whom is independent under the standards adopted by the Board. The committee's charter, which may be accessed on the Governance section of our website at www.ppg.com/investor, describes the composition, purposes and responsibilities of the committee. The primary purpose of the committee is to discharge certain of the Board's responsibilities relating to the oversight of programs, initiatives and activities of PPG in the areas of science, technology and sustainability. The functions of the committee are primarily to assess the science and technology capabilities of PPG in all phases of its activities in relation to its corporate strategies and plans; review with management the existing and emerging technologies, and environment, health, safety, product stewardship and other sustainability issues, that can have a material impact on PPG; and review the status of our environment, health, safety, product stewardship and other sustainability policies, programs and practices.

16 2016 Proxy Statement

Shareholder Recommendations or Nominations for Director

The Nominating and Governance Committee is responsible for identifying and screening potential director candidates and for recommending to the Board qualified candidates for nomination. The committee considers recommendations of potential candidates from current directors, management and shareholders. The committee also has authority to retain and terminate search firms to assist in identifying director candidates. From time to time, search firms have been paid a fee to identify candidates.

Qualifications.    In evaluating director candidates, the committee uses a skills matrix to aid in identifying the qualifications and skills of the candidates, including the qualifications set forth below. Candidates recommended by shareholders are evaluated against the same criteria used to evaluate all candidates:

•
age shall be considered only in terms of experience of the candidate, seeking candidates who have broad experience in business, finance, the sciences, administration, government affairs or law;

•
candidates for director should have knowledge of the global operations of industrial businesses such as those of PPG;

•
candidates for director should be cognizant of PPG's societal responsibilities in conducting its operations;

•
each candidate should have sufficient time available to be a meaningful participant in Board affairs. Candidates should not be considered if there is either a legal impediment to service or a foreseeable conflict of interest which might materially hamper full and objective participation in all matters considered by the Board of Directors;

•
absent unforeseen health problems, each candidate should be able to serve as director for a sufficient period of time to make a meaningful contribution to the Board's guidance of PPG's affairs; and

•
the Board will be comprised of a majority of independent directors.

In applying these criteria, the committee seeks to establish a Board that, when taken as a whole, should:

•
be representative of the broad scope of shareholder interests, without orientation to any particular constituencies;

•
challenge management, in a constructive way, to reach PPG's goals and objectives;

•
be sensitive to the cultural and geographical diversity of shareholders, associates, operations and interests;

•
be comprised principally of active or retired senior executives of publicly held corporations or financial institutions, with consideration given to those individuals who are scientifically-oriented, educators and government officials having corporate experience, whenever the needs of PPG indicate such membership would be appropriate;

•
include directors of varying ages, but whose overriding credentials reflect maturity, experience, insight and prominence in the community; and

•
be small enough to promote open and meaningful boardroom discussion, but large enough to staff the necessary Board committees.

The Nominating and Governance Committee does not a have formal policy with regard to the consideration of diversity in identifying director candidates. However, as discussed above, we endeavor to have a Board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the Company's global activities. The Nominating and Governance Committee seeks to find director candidates who have demonstrated executive leadership ability and who are representative of the broad scope of shareholder interests by identifying candidates from diverse industries having diverse cultural backgrounds, ethnic backgrounds, viewpoints and ages. The Nominating and Governance Committee believes that the current members of the Board provide this diversity.

Process.    Shareholders wishing to recommend or nominate a nominee for director should send their recommendation or nomination to the chairman of the Nominating and Governance Committee of the Board of Directors, in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272. PPG's Bylaws provide for "proxy access." Proxy access is a process that allows an eligible shareholder or a group of eligible shareholders to nominate director candidates to appear in PPG's proxy materials. Proxy access is available to shareholders or groups consisting of no more than 20 shareholders that have held at least 3% of PPG's outstanding stock for at least three years and who have met the other requirements set forth in Article I of PPG's Bylaws. A shareholder recommendation or nomination of a director candidate must be submitted by the deadlines

2016 Proxy Statement 17

and with the information and written representations that are described in Article I of our Bylaws. A copy of PPG's Bylaws may be accessed on the Governance section of our website at www.ppg.com/investor.

Director Resignation Policy

Our Bylaws provide that if an incumbent director is not elected by majority vote in an "uncontested election" (where the number of nominees does not exceed the number of directors to be elected), the director must offer to tender his or her resignation to our Board of Directors. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board's decision with respect to their resignation. The election of directors that will be held at the Annual Meeting is an uncontested election.

Codes of Ethics

Our Global Code of Ethics, which is applicable to all directors and employees worldwide, embodies our global principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing and compliance with all laws affecting our business. We also have a Code of Ethics for Senior Financial Officers that is applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. The Global Code of Ethics and Code of Ethics for Senior Financial Officers are available on the Governance section of our website at www.ppg.com/investor. In addition, we intend to post on our website all disclosures that are required by law, the Form 8-K rules or the New York Stock Exchange listing standards concerning any amendments to, or waivers from, any provision of our codes.

The Board has established a means for employees, customers, suppliers, shareholders or other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Global Code of Ethics. Any employee, shareholder or other interested party can call a toll-free number to submit a report. In North America, this number is (800) 742-9687. This number is operational 24 hours a day, seven days a week. Ethics hotline numbers for other regions may be found on the Ethics page of our website at www.ppg.com/ethics.

Communications with the Board

Shareholders and other interested parties may send communications to the Board, the independent directors (individually or as a group) or the Lead Director in writing by sending them in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272. All communications received will be opened by the corporate secretary for the sole purpose of determining whether the contents represent a message to directors. Communications deemed by the corporate secretary to be frivolous or otherwise inappropriate for the Board's consideration will not be forwarded. The corporate secretary will maintain a log of all such communications. Communications of an urgent nature are promptly reported to the Board. Communications to directors may also be forwarded within PPG for review by a subject matter expert.

18 2016 Proxy Statement

COMPENSATION OF DIRECTORS

Overview

The compensation program for the directors who are not also officers of PPG, to whom we refer as non-employee directors, is reviewed annually by the Officers—Directors Compensation Committee to ensure that the program remains competitive. As a part of the committee's review, the types and levels of compensation offered to our non-employee directors are compared with those provided by a select group of comparable companies. The companies comprising this comparator group are used for review of the executive officer compensation program as well and are:

3M Company	Eastman Chemical Company	Honeywell International Inc.	Parker-Hannifin Corporation

Air Products and Chemicals, Inc.	Eaton Corporation	Illinois Tool Works Inc.	Praxair, Inc.

Alcoa Inc.	Ecolab Inc.	International Paper Company	The Sherwin-Williams Company

The Dow Chemical Company	Emerson Electric Co.	Johnson Controls, Inc.	Stanley Black & Decker, Inc.

E.I. du Pont de Nemours and Company	Goodyear Tire & Rubber Company	Monsanto Company	Textron Inc.

Taking into consideration the size of PPG relative to this comparator group and advice from Frederic W. Cook & Co., Inc., the committee reports its recommendations to the Board for approval. The committee does not determine director compensation, but only makes recommendations to the Board. Changes to the non-employee directors' compensation program generally become effective as of the year following adoption.

Directors Compensation Table (2015)

	FEES EARNED OR PAID IN CASH ($)(1)

NAME	ANNUAL RETAINER	COMMITTEE CHAIRPERSON FEES	STOCK AWARDS ($)(2)	ALL OTHER COMPENSATION ($)(3)	TOTAL ($)

S. F. Angel	$125,000	$15,000	$125,198	$10,000	$275,198
J. G. Berges	$125,000	$—	$125,198	$20,000	$270,198
J. V. Faraci	$125,000	$—	$125,198	$10,000	$260,198
H. Grant	$125,000	$20,000	$125,198	$20,000	$290,198
V. F. Haynes	$125,000	$—	$125,198	$—	$250,198
M. J. Hooper	$125,000	$20,000	$125,198	$10,000	$280,198
M. W. Lamach	$125,000	$—	$125,198	$10,000	$260,198
M. H. Richenhagen	$125,000	$—	$125,198	$—	$250,198
T. J. Usher	$125,000	$20,000	$125,198	$20,000	$290,198

(1)
Fees include an annual cash retainer of $125,000, plus an additional committee chair retainer. For 2015, the annual retainer for service as a committee chair is as follows: $20,000 for the chair of each of the Audit Committee, the Nominating and Governance Committee, and the Officers—Directors Compensation Committee; and $15,000 for the chair of the Technology and Environment Committee.

(2)
In April 2015, each director received 1,092 time-based restricted stock units, or RSUs. The RSUs will vest on April 20, 2016. Dollar values represent the grant date fair value calculated in accordance with FASB ASC Topic 718. The grant date fair value of each RSU grant was $114.65. The assumptions made in calculating the grant date fair values are set forth in Note 17 to our Financial Statements for the year ended December 31, 2015, which is located on pages 68 through 70 of our Annual Report on Form 10-K. As of December 31, 2015,
2016 Proxy Statement 19

  each director, other than Mr. Lamach, had 2,842 unvested RSUs. As of December 31, 2015, Mr. Lamach had 1,092 unvested RSUs.

(3)
Amounts in this column reflect donations made by the PPG Industries Foundation under our charitable awards program. The PPG Industries Foundation matches up to $10,000 of donations made by a director in any one year. However, matching payments by the PPG Industries Foundation may be paid in a year subsequent to the donation depending on the timing of the director's donation during the year and the timing of the PPG Industries Foundation's verification process. This may result in matching payments that exceed $10,000 in one year. In 2015, the Foundation matched charitable donations made by Messrs. Berges, Grant and Usher in 2014 and 2015. For additional information regarding charitable awards, see "Charitable Awards Program" on page 21.

Annual Retainer

For 2015, each of our non-employee directors received an annual retainer with a value equal to $250,000, of which $125,000 was paid in cash and $125,000 in equity in the form of time-based restricted stock units, or TBRSUs. The cash portion of the retainer was payable in quarterly installments, with the first quarterly installment paid after the annual shareholders meeting. The number of TBRSUs a director received was determined by dividing $125,000 by the weighted average closing price of our stock on the grant date, which was the date of the 2015 annual meeting of shareholders. A TBRSU represents the right to receive a share of PPG common stock upon vesting and earns dividend equivalents during the vesting period when dividends are declared on PPG common stock, but does not carry voting rights or other rights afforded to a holder of PPG common stock. TBRSUs granted in 2015 vest on the day prior to the 2016 Annual Meeting of Shareholders. TBRSUs granted in 2013 vest three years after the date of grant. Beginning in 2016, the value of the annual retainer will increase to $270,000, of which $135,000 will be paid in cash and $135,000 in equity in the form of TBRSUs.

Additional Retainers for Committee Chairs

In addition to the annual retainer for each non-employee director, each non-employee director who chairs a Board standing committee is entitled to an additional annual cash retainer, which is payable at the same time as the regular annual retainer. For 2015, the additional annual retainer for service as a committee chair was:

COMMITTEE	RETAINER AMOUNT

Audit	$20,000
Nominating and Governance	$20,000
Officers—Directors Compensation	$20,000
Technology and Environment	$15,000

Insurance Coverage

We pay the premiums to provide each of our non-employee directors with the following insurance coverage:

•
Accidental death and dismemberment insurance coverage, which provides $250,000 for accidental loss of life, and up to 100% of the death benefit for loss of limb. The aggregate cost to PPG of providing this coverage to non-employee directors for 2015 was $2,387; and

•
PPG aircraft travel insurance coverage, which provides up to a $1,000,000 per seat voluntary settlement allowance, for travel on a PPG-owned aircraft, and a reduced amount for travel on a PPG leased or chartered aircraft. The aggregate cost to PPG of providing this coverage to non-employee directors for 2015 was $17,105.

Deferred Compensation

A non-employee director may elect to have all or a portion of his or her retainer fees (including fees payable in TBRSUs) credited to the PPG Industries, Inc. Deferred Compensation Plan for Directors, thus deferring receipt of such fees until after the director leaves the Board. All amounts held in a director's account under the Deferred Compensation Plan are credited as hypothetical shares of our stock, or what we refer to as common stock equivalents, the number of which is determined by dividing the dollar amount of the deferral by the closing stock price of PPG common stock on the New York Stock Exchange on the date of the deferral. Common stock equivalents earn dividend equivalents (that are converted into additional common stock equivalents) when dividends

20 2016 Proxy Statement

are declared on PPG common stock, but do not carry voting rights or other rights afforded to a holder of PPG common stock. Each non-employee director will generally be paid his or her deferred compensation account balance no earlier than six months and ten days after leaving the Board of Directors, except in circumstances of death or disability, in which case payment shall be made as soon as administratively possible. Each non-employee director's account balance related to compensation deferred on or after January 1, 2005 will be paid in a lump sum; however, a non-employee director may elect to receive payment of his or her account balance related to compensation deferred prior to January 1, 2005 in one to fifteen annual installments. All distributions are made in the form of one share of PPG common stock for each common stock equivalent credited to the director's deferred account (and cash as to any fractional common stock equivalents).

Charitable Awards Program

As part of our overall program to promote charitable giving, we established a directors' charitable award program funded by insurance policies on the lives of directors who were initially elected before July 17, 2003. Upon the death of any of these directors, PPG will donate an amount up to and including a total of $1 million to one or more qualifying charitable organizations designated by any such director and approved by PPG. We will be reimbursed subsequently from the proceeds of the life insurance policies. Directors derive no financial benefit from this program since all charitable deductions accrue solely to PPG. This program is not applicable to any director initially elected on or after July 17, 2003. The aggregate cost of this program to PPG for 2015 was $59,627.

In addition to the above program, all of our current directors are eligible to participate in the PPG Industries Foundation Matching Gifts Program, which encourages charitable donations by our directors by matching his or her contributions to eligible institutions. Contributions of up to a total of $10,000 per year may be matched under the program. Most charitable organizations are eligible for the Matching Gifts Program, with a few exceptions.

Stock Ownership

We established stock ownership guidelines for all non-employee directors effective January 1, 2005. Under the guidelines, each non-employee director is required to own shares of our stock with a value equal to five times the portion of the annual retainer that is paid in cash. For non-employee directors, unvested TBRSUs and common stock equivalent shares credited to the director under the Deferred Compensation Plan are counted toward meeting this requirement. Messrs. Faraci and Lamach are within their five-year compliance period and should meet the ownership requirement by the end of such period. All other non-employee directors have met or exceeded the ownership requirement.

2016 Proxy Statement 21

COMPENSATION DISCUSSION AND ANALYSIS ROADMAP

HOW DID WE PERFORM

•

Delivered record adjusted earnings-per-diluted share through strong execution by the Company's businesses

•

Increased sales 7% in local currencies

•

Increased annual per share dividend payout and repurchased approximately $750 million of stock

• Returned about 60% of cash from continuing operations to shareholders • Our total shareholder return over the past three years when measured against the S&P 500 was in the 69th percentile

HOW DO WE DETERMINE COMPENSATION
• Based on our pay-for-performance philosophy • Executive Compensation is approved by our independent Officers-Directors Compensation Committee

•

We utilize general industry and comparator group data that is intended to be representative of the market in which we compete most directly for executive talent and pay is set at or near the market median

HOW DO WE ADDRESS RISK
• Our officers are subject to stock ownership requirements • Our officers may not engage in transactions that are contrary to the interests of shareholders

•

Executive officers are subject to a "clawback" policy

•

Incentive plans that are appropriately weighted between short-term and long-term performance and cash and equity using multiple award types and performance measures

HOW DO WE PAY OUR EXECUTIVES

•

Our annual compensation policies reflect our pay-for-performance philosophy with over 75% of pay tied to performance

•

Our executive officers receive two forms of annual compensation—base salary and annual incentive awards—which together constitute an executive's total annual compensation

•

Our executive officers receive three forms of long-term incentive compensation—stock options, performance based RSUs and total shareholder return contingent shares—which together constitute an executive's total long-term incentive compensation

WHY YOU SHOULD APPROVE OUR SAY-ON-PAY

•

Base salary and annual incentive targets for our executive officers are established annually to maintain parity with the competitive market for executives in comparable positions and are set at or near the market median

•

Our compensation program is heavily weighted toward pay for meeting performance objectives and increasing PPG's stock price

• Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 96% of shareholder votes cast in favor of our 2015 say-on-pay resolution
22 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

PPG's vision is to be the world's leading coatings company by consistently delivering high-quality, innovative and sustainable solutions that customers trust to protect and beautify their products and surroundings. This vision is enabled by a strategy of accelerated profitable growth and enhanced operational excellence. Our executive compensation program is a key factor in promoting this strategy and a crucial tool in aligning the interests of our senior leadership with those of our shareholders.

The Company's strong performance and focus on shareholder value is evident in our continuing legacy of outstanding cash generation and rewarding shareholders. PPG has paid uninterrupted annual dividends since 1899 and has increased its annual dividend payout for 44 consecutive years. Continuing with that legacy, in 2015 PPG returned about 60% of cash from continuing operations to shareholders in the form of an increased annual per share dividend payout and share repurchases.

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value creation. To this end, a substantial portion of our executives' annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals. We believe the program strikes the appropriate balance between effectively incentivizing our executives based on performance and utilizing responsible, market competitive pay practices in order that our executives dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the following:

•
In 2015, the Company delivered strong financial performance through a sharp focus on cost management and improving sales volumes despite the persistent, unfavorable impact of weaker foreign currencies. Total net sales from continuing operations for 2015 were consistent with 2014; however, sales increased 7% in local currencies. Adjusted net income from continuing operations for 2015 was $1.56 billion, up 14% versus $1.36 billion in 2014. Full-year adjusted earnings-per-diluted share from continuing operations of $5.69 was up 17% year-over-year and set a new full-year record.

•
On April 16, 2015, the PPG Board of Directors approved a 2-for-1 split of the Company's common stock. On June 12, 2015, each shareholder received a stock dividend of one additional share of common stock for each share held. PPG common stock began trading on a split-adjusted basis on June 15, 2015. Historical per share and share data in this Proxy Statement give retroactive effect to the stock split.

•
In April, the Company raised the per-share dividend by 7%—paying $383 million in dividends in 2015. The Company also repurchased approximately $750 million of stock in 2015.

•
PPG's total shareholder return over the past three years when measured against the S&P 500 was 76%, placing the Company in the 69th percentile of the S&P 500 over that time.

The following charts contain adjusted earnings-per-diluted share from continuing operations, net sales from continuing operations and adjusted net income from continuing operations for each of the last five fiscal years:

Adjusted earnings-per-diluted share from continuing operations and adjusted net income from continuing operations are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and should not be considered a substitute for earnings-per-diluted share or net income or other financial measures as computed in accordance with U.S. GAAP. A Regulation G reconciliation of adjusted earnings-per-share from continuing operations and adjusted net income from continuing operations to reported

2016 Proxy Statement 23

earnings-per-diluted share from continuing operations and net income from continuing operations is included in Annex A to this Proxy Statement.

•
Consistent with our excellent performance in 2015, annual incentive awards were paid to executive officers ranging from 122% to 163% of target. Our total shareholder return over the past three years when measured against the S&P 500 was in the 69th percentile resulting in the payment of long-term TSR share awards at 134.4% of target.

•
Between 76% and 88% of the named executive officers' target total direct compensation opportunity for 2015 was in the form of performance-based variable compensation and long-term incentives motivating them to deliver strong business performance and create shareholder value.

•
Base salary and annual incentive targets for our executive officers are established annually to maintain parity with the competitive market for executives in comparable positions. Target total annual compensation for each position is set at or near the market median.

•
PPG's compensation programs are reviewed annually to identify any inherent material risks to PPG created by these programs. Based on the results of the 2015 review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG.

•
At the 2015 annual meeting, we held a shareholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 96% of shareholder votes cast in favor of our 2015 say-on-pay resolution. Following its review of this vote, the Officers—Directors Compensation Committee recommended to the full Board that we retain our general approach to executive compensation, with an emphasis on short- and long-term incentive compensation that rewards our executive officers when they deliver value for our shareholders. Consistent with this philosophy:

•
Our performance metrics are focused on increasing shareholder value and are tied to measures impacting both shorter-term and longer-term performance. Shorter-term performance metrics include earnings-per-share, cash flow from operations, pre-tax, pre-interest earnings, working capital reduction, and sales volume/mix growth. Longer-term performance metrics include total shareholder return, earnings-per-share growth, cash flow return on capital and stock price appreciation.

•
Payment of long-term incentive awards is based solely on Company performance. We have three-year award and payout cycles for both performance-based restricted stock units, or PBRSUs, and total shareholder return shares, or TSR shares. We also have three-year vesting for stock options.

•
We provide very limited perquisites to our executive officers.

•
Our officers are subject to stock ownership requirements. Our Chief Executive Officer must own shares of PPG common stock with a value of six times his base salary, and the other executive officers must own shares of PPG common stock with a value of three times his or her salary. Officers are expected to meet these ownership requirements within five years of election. Those officers who have not yet met this requirement are paid 20% of their annual incentive in PPG stock, which is restricted from sale for a period of two to five years. In addition, for officers who have been subject to the policy for more than five years at their current requirement level and have not met the ownership requirement, 100% of the vested shares delivered from the PBRSU award and TSR share award must be held by the officer for a minimum of one year and until the requirement is met. All executive officers named in the Summary Compensation Table have met their ownership requirement, except for Mr. Sklarsky who is within his five-year compliance period and should meet the ownership requirement by the end of such period.

•
Our officers may not engage in transactions that are contrary to the interests of shareholders, such as "short sales," "short sales against the box," "put" and "call" options and hedging transactions designed to minimize an executive's risk inherent in owning PPG stock. In addition, officers may not hold PPG stock in a margin account and may not pledge PPG stock as collateral for a loan.

•
Executive officers are subject to a "clawback" policy that is designed to recoup incentive compensation when a financial restatement occurs and certain other conditions exist.

•
We do not provide tax gross-ups on perquisites to our named executive officers.
24 2016 Proxy Statement

Compensation Philosophy and Objectives

PPG's philosophy in establishing compensation policies for our executive officers is to align compensation with our strategic objectives, while concurrently providing competitive compensation that enables us to attract and retain top-quality executive talent. The primary objectives of our compensation policies for executive officers are to:

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Attract and retain executive officers by offering total compensation that is competitive with that offered by similarly situated companies and rewarding outstanding personal performance;

•
Promote and reward the achievement of short-term objectives that our Board of Directors and management believe will lead to long-term growth in shareholder value; and

•
Closely align the interests of executive officers with those of our shareholders by making long-term incentive compensation dependent upon the Company's financial performance and total shareholder return.

Principal Components of Executive Compensation

The principal components of our executive compensation program are:

COMPENSATION COMPONENT	OVERVIEW	OBJECTIVES

Base Salary	Fixed compensation that is established annually.	Maintain parity with the competitive market for executives in comparable positions.
Annual Incentive Awards	Variable compensation that is based on Company, business, and individual performance.	Incentivize executive officers to achieve our short-term performance objectives.
Long-Term, Equity-Based Incentives	Variable compensation that is based solely on Company performance.	Retain our executive officers, align their financial interests with the interests of shareholders, and incentivize achievement of our long-term strategic goals.

Mix of Compensation Components

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value creation. To this end, a substantial portion of our executives' annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals. The portion of compensation that is performance-based increases with the executive's level of responsibility. We use performance-based compensation for more senior positions because these roles have greater leadership responsibility and influence on the performance of the Company as a whole.

Compensation Program Design Mitigates Risk

In 2015, the Company's management undertook a review of all of PPG's compensation programs to identify any inherent material risks to PPG created by these programs. Based on the results of this review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG. For more information about this review and the features of our compensation program that mitigate risk, see "Corporate Governance—Compensation Program Design Mitigates Risk" on page 16.

Annual Compensation Programs

Our executive officers receive two forms of annual compensation—base salary and annual incentive awards—which together constitute an executive's total annual compensation. Please note that "total annual compensation," as discussed in this Compensation Discussion and Analysis, differs from the "Total" compensation column of the Summary Compensation Table on page 37, which includes long-term incentive and other forms of compensation. The levels of base salary and annual incentive targets for our executive officers are established annually under a program intended to maintain parity with the competitive market for executives in comparable positions. Target total annual compensation for each position is set at or near the "market value" for that position.

2016 Proxy Statement 25

To determine market value, the compensation committee considers compensation data based on a comparator group, as well as the most recently available data from nationally-recognized independent executive compensation surveys representing a cross section of manufacturing companies.

For purposes of establishing the 2015 executive compensation program, the compensation committee considered a competitive analysis of total direct compensation levels and compensation mixes for our executive officers, using information from:

•
two general industry surveys as provided by management: the Hewitt Associates 2014 TCM Executive Total Compensation Survey and the Towers Watson 2014 U.S. General Industry Executive Database. The competitive consensus for top five named executive officers consists of an equally-weighted average of median data from both general industry surveys; and

•
comparison company median data from a comparator group consisting of the following 20 companies:

3M Company	Eastman Chemical Company	Honeywell International Inc.	Parker-Hannifin Corporation

Air Products and Chemicals, Inc.	Eaton Corporation	Illinois Tool Works Inc.	Praxair, Inc.

Alcoa Inc.	Ecolab Inc.	International Paper Company	The Sherwin-Williams Company

The Dow Chemical Company	Emerson Electric Co.	Johnson Controls, Inc.	Stanley Black & Decker, Inc.

E.I. du Pont de Nemours and Company	Goodyear Tire & Rubber Company	Monsanto Company	Textron Inc.

Our comparator group is intended to be representative of the market in which we compete most directly for executive talent. The selection of companies comprising our comparator group is based on similarity in revenue size, lines of business, participation in global markets and market capitalization.

The compensation committee regularly reviews this group of companies with our independent executive compensation consultant, Frederic W. Cook & Co., Inc., to ensure that it remains an appropriate benchmark for us.

We target the median levels of compensation to derive our market value by adjusting this compensation data to reflect differences in company revenues using regression analysis. The general industry data and the comparator group data are blended when composing the competitive analysis, when possible, such that the combined general industry data and the comparator group are each weighted 50%. The competitive analysis showed that the Company's named executive officers' 2015 target total direct compensation was positioned in a range around the median of the compensation of the executives comprising the competitive analysis, and none of our named executive officers' target total direct compensation was above the range around the median for their peers in the competitive analysis.

In addition, the compensation committee annually reviews a tally sheet of each executive officer's compensation. Each tally sheet includes detailed data for each of the following compensation elements:

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Annual compensation: Information regarding base salary and annual incentive targets for the current year;

•
Long-term incentive awards: Information regarding all equity-based awards, whether vested or unvested, including total pre-tax value to the executive and holdings relative to our stock ownership requirements (discussed on page 36);

•
Benefits and perquisites: Line item summary showing the annualized cost to the Company of health and welfare benefits, life insurance and perquisites;

•
Pension and deferred compensation: Annualized cost to the Company of pension plan benefits (qualified plan and non-qualified plan) and defined contribution plans (401(k) and deferred compensation); and

•
Description and quantification of all compensation and benefits payable upon retirement, termination of employment or change in control.

The compensation committee reviews the information presented in the tally sheet to ensure that it is informed of the compensation and benefits each executive is receiving annually.

26 2016 Proxy Statement

The charts below illustrate the allocation of the principal compensation components for our named executive officers for 2015.

Annual Compensation Policies

Our annual compensation policies reflect our pay-for-performance philosophy. We set target total annual compensation for our executive officers to be competitive with the market value for comparable positions, taking into account each executive's experience in the position and performance. Annual incentive awards are targeted at a level that, when combined with base salaries, is intended to yield total annual compensation that approximates market value. As a result, total annual compensation for a position generally should exceed its market value when our financial performance exceeds our applicable annual targets and individual performance contributes to meeting our objectives. Total annual compensation generally should be below market value when our financial performance does not meet targets and/or individual performance does not have a favorable impact on our objectives.

Base Salary.    Based on the compensation committee's review of the applicable compensation data as discussed above, in February 2015 the committee set base salaries effective March 1, 2015 for all executive officers in relation to the market value for comparable positions. Mr. Bunch received a base salary increase of $50,000; Mr. McGarry received a base increase of $125,000 with his promotion to President and Chief Operating Officer; Mr. Sklarsky received a base salary increase of $10,000; Mr. Sekmakas received a base salary increase of $50,000; and Mr. Bost received a base salary increase of $30,000.

Mr. Bunch became Executive Chairman on September 1, 2015. Mr. Bunch's salary was not changed in connection with this transition.

With his promotion to President and Chief Executive Officer on September 1, 2015, Mr. McGarry's annual base salary was increased to $1,000,000.

Annual Incentive Awards.    In February 2015, the compensation committee determined that the incentive goal for 2015 annual incentive awards to executive officers would be based upon adjusted consolidated earnings from continuing operations on a pre-tax basis, excluding noncontrolling interests, for the year ended December 31, 2015. Consolidated earnings is determined in accordance with generally accepted accounting principles, as reflected in our audited consolidated statement of income, and includes any non-operating adjustments approved by the committee. The committee has established guidelines for certain types of non-operating adjustments used by the committee in determining adjusted consolidated earnings for these purposes. These adjustments generally relate to legacy litigation or legacy environmental remediation, accounting rule changes and major portfolio changes, including planned restructuring initiatives. The committee also established that the maximum annual incentive award that could be paid to our Executive Chairman and President and Chief Executive Officer would be equal to 0.75% of adjusted consolidated earnings and the maximum annual incentive award that could be paid to each of the other executive officers named in Summary Compensation Table would be equal to 0.5% of adjusted consolidated earnings. In no case may an executive officer named in the Summary Compensation Table be granted an annual incentive award that exceeds $6 million. Final awards for the executive officers named in the Summary Compensation Table are subject to the negative discretion of the compensation committee.

Although the percentage of adjusted consolidated earnings allocated to each executive officer determines the maximum amount that can be paid individually, the compensation committee's practice has been to approve annual

2016 Proxy Statement 27

incentive awards based primarily on target levels set for each executive officer and pre-established, short-term performance objectives. Thus, on an annual basis, the committee establishes a target annual incentive award for each executive officer based on the executive's position and the market value of comparable positions in our comparator group. For 2015, this target, when expressed as a percentage of base salary, was as follows for each of the executive officers named in the Summary Compensation Table: Mr. Bunch, 140%; Mr. McGarry, 110%; Mr. Sklarsky, 90%; Mr. Sekmakas, 90%; and Mr. Bost, 85%. With his promotion to President and Chief Executive Officer on September 1, 2015, Mr. McGarry's target, when expressed as a percentage of base salary, was increased to 140%.

The amount of an executive's actual annual incentive award, in relation to the executive's target opportunity, is determined on the basis of achievement of short-term performance objectives. The performance objectives for our Executive Chairman, our President and Chief Executive Officer, our Chief Financial Officer and our Senior Vice President and General Counsel include specific financial targets for Company performance (weighted 70%) and personal performance (weighted 30%). The performance objectives for our other executive officer includes specific financial targets for Company performance (weighted 20%), business performance (weighted 50%) and personal performance (weighted 30%).

For many years, PPG has been committed to sustainability. Recognizing the importance of sustainability and its ability to drive innovation in our business, PPG includes sustainability goals in the performance goals of its Executive Chairman and its President and Chief Executive Officer. Performance against these goals is reviewed by the Officers—Directors Compensation Committee of the Board of Directors. Safety, waste costs, energy usage and costs, and sustainable product sales are part of these executives' annual performance review.

Annual incentive compensation of PPG's executives and senior managers is partially (30 percent) based on personal goals that tie to overall corporate business goals, with the remainder based on company and business financial performance. PPG does not require that its executives have personal goals linked to social or environmental performance, although some executives, by virtue of their responsibilities, may have goals related to those issues. In addition, executive business unit leaders receive sustainability scorecards for their business unit, and they are responsible for driving improvement in their business unit's sustainability metrics.

The potential payout of the Company performance component of the annual incentive is based on a pre-determined schedule recommended by management and approved by the compensation committee. The schedule corresponds to various levels of potential Company financial performance measured by adjusted earnings-per-diluted share (weighted 70%), adjusted cash flow from operations (weighted 20%) and sales volume/mix growth (weighted 10%), assuming the minimum adjusted earnings-per-diluted share threshold is met. The maximum payout of this component under the schedule is 220% of target.

In assessing Company performance against objectives, the compensation committee considers actual results against the approved target objectives, considering whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results and the extent to which economic assumptions underlying the performance targets materialized. The overall assessment for Company performance then determines the percentage of the target award that will be paid to each executive for the Company performance component of the annual incentive award. For 2015, as described below, the committee exercised discretion in applying certain non-operating adjustments to the actual earnings-per-diluted share and cash flow results, consistent with guidelines established previously by the committee.

In February 2015, the committee approved a financial performance standard for the Company component of the award of $5.71 adjusted earnings-per-diluted share from continuing operations, adjusted cash flow from continuing operations of $2,061 million and sales volume/mix growth of 4.5%. If achieved, this standard would generate 100% of the target bonus for the Company component of the award. The approved performance standard for 2015 included a threshold adjusted earnings-per-diluted share from continuing operations of $4.13, below which no bonus would be paid, regardless of either the cash flow from operations or the sales volume/mix growth performance, and a minimum cash flow from continuing operations performance of $1,283 million and a minimum sales growth/mix growth performance of 0.0% for payment on those two components. In addition, the approved performance standard for 2015 included a maximum bonus opportunity of 220% if adjusted earnings-per-diluted share from continuing operations of $6.13, adjusted cash flow from continuing operations of $2,308 million and sales volume/mix growth of 6.0% were achieved.

In February 2016, the compensation committee reviewed adjusted earnings-per-diluted share from continuing operations of $5.69, adjusted cash flow from continuing operations of $2,171 million and sales volume/mix growth of 0.5%. The committee approved the Company performance component for incentive awards based on adjusted

28 2016 Proxy Statement

earnings-per-diluted share from continuing operations of $5.69, adjusted cash flow from continuing operations of $2,171 million and sales volume/mix growth of 0.5%. The earnings-per-diluted share performance component included adjustments of $0.39 for a business restructuring charge, $0.11 for transaction-related costs, $0.03 for an equity affiliate debt-refinancing charge, and $0.02 for a legacy pension settlement loss. Adjustments to the cash flow from operations performance component included adding back $289 million for cash contributions to pension plans and $45 million for restructuring cash spending.

Adjusted earnings-per-diluted share from continuing operations of $5.69, adjusted cash flow from continuing operations of $2,171 million and sales volume/mix growth of 0.5% resulted in a payout of 106% of target for the Company performance component, based on the schedule discussed above. For the adjusted earnings-per-diluted share component, this schedule yielded a payout of 99% for the result of $5.69 per share. For the adjusted cash flow component, this schedule yielded a payout of 153% for the above target result of $2,171 million. For the sales volume/mix growth component, this schedule yielded a payout of 64% for the result of 0.5%. Combining these three results using the 70%, 20% and 10% weightings, respectively, yielded an overall result of 106%, which was approved by the compensation committee.

Approved 2015 Performance Components

The personal performance component of the annual incentive is based on measures of individual performance relevant to the particular individual's job responsibilities. The personal performance assessment of our Executive Chairman and our President and Chief Executive Officer is determined by the compensation committee, with input from the other non-management members of the Board. The personal performance of each other executive officer is determined by our Executive Chairman and President and Chief Executive Officer. The following factors were considered in assessing the personal performance of the executive officers named in the Summary Compensation Table for 2015 against individual objectives:

Under Mr. Bunch's and Mr. McGarry's leadership, the Company delivered strong financial performance through a sharp focus on cost management and improving sales volumes despite the persistent, unfavorable impact of weaker foreign currencies. Messrs. Bunch and McGarry also continued to lead the expansion of our coatings portfolio with synergies realized from the successful integration of our Comex acquisition, along with the completion of six other acquisitions. Total net sales from continuing operations for 2015 were consistent with 2014; however, sales increased 7% in local currencies. Adjusted net income from continuing operations for 2015 was $1.56 billion, up 14% versus $1.36 billion in 2014. Full-year adjusted earnings per diluted share from continuing operations of $5.69 were up 17% year-over-year and set a new full-year record. On September 1, 2015, Mr. Bunch became Executive Chairman and Mr. McGarry was promoted to President and Chief Executive Officer. The 2015 Company results exceeded expectations for Messrs. Bunch and McGarry.

Mr. Sklarsky's leadership of the finance organization resulted in increasing the Company's cash flow and cash position. In 2015, the Company generated record cash from operations of approximately $1.8 billion, up 20% versus the prior year. He also managed the company's strong cash position, with cash and short-term investments totaling approximately $1.3 billion at the end of 2015, up from $0.7 billion at the end of 2014. Mr. Sklarsky effectively performed as a member of the Executive Committee, positively influencing the results of the Company. These results exceeded expectations.

2016 Proxy Statement 29

Mr. Sekmakas led the industrial, packaging and specialty coatings and materials businesses and the fiber glass and flat glass businesses. Under Mr. Sekmakas' leadership, packaging coatings achieved increased sales volumes, aided by new product introductions and continued emerging region growth. In addition, the fiber glass business achieved increased sales volumes in the U.S. market and the flat glass business achieved higher organic sales. Mr. Sekmakas also provided leadership to his staff responsibilities for corporate purchasing. Mr. Sekmakas effectively performed as a member of the Executive Committee, positively influencing the results of the Company. These results exceeded expectations.

Mr. Bost led the legal organization and was instrumental in successfully completing a number of acquisitions during the year and reaching a settlement of the remaining objections to the Pittsburgh Corning Corporation asbestos-related bankruptcy proceeding. Mr. Bost effectively performed as a member of the Executive Committee, positively influencing the results of the Company. These results exceeded expectations.

Business unit short-term performance objectives and their assessment are specific to each particular business, and are based on pre-tax, pre-interest earnings, working capital reduction, and sales volume/mix growth. The overall assessment of business performance determines the percent of target paid to applicable executives for the business component of the annual incentive award.

For 2015, we assessed the performance of 12 defined businesses against the criteria discussed above. Actual payouts of the business performance component ranged from 60% to 190% of target. The business performance component payouts for one of our executive officers named in the Summary Compensation Table, Mr. Sekmakas, is based on the performance of each of the specific businesses and regions for which he is responsible.

Mr. Sekmakas' business performance component was a composite of the results of the industrial and packaging coatings businesses, the specialty coatings and materials business, the flat glass and fiber glass businesses and the Asia Pacific region. The composite performance of these businesses met performance objectives for pre-tax, pre-interest earnings, working capital reductions and sales volume/mix growth and resulted in a payout of 100%.

The level of achievement of corporate and personal performance objectives for 2015 for Messrs. Bunch, McGarry, Sklarsky and Bost corresponded to payouts of 163%, 133%, 123% and 122% of target, respectively. The level of achievement of business, corporate and personal performance objectives for 2015 for Mr. Sekmakas corresponded to a payout of 123% of target. The annual incentive awards actually paid to each of these executives for 2015 are shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 37. While serving as executive officers over the past three years, the annual incentive awards for these executive officers have ranged from 122% to 220% of target.

Annual incentive awards are payable in cash, except that any executive who does not meet the stock ownership requirements described under "PPG Stock Ownership Requirements" on page 36 receives 20% of his or her annual incentive award in the form of PPG common stock. Such stock is restricted from sale by such executive for a period of between two and five years, depending upon the level of stock ownership of the executive. In addition, for officers who have been subject to the policy for more than five years at their current requirement level and have not met the ownership requirement, 100% of the vested shares delivered from the PBRSU award and TSR share award must be held by the officer for a minimum of one year and until the requirement is met. U.S.-based participants are entitled to defer part or all of an annual incentive award under our deferred compensation plan. All of the executive officers named in the Summary Compensation Table have met their stock ownership requirement, except for Mr. Sklarsky, who joined the Company in April 2013 and is within his five-year compliance period. For additional information concerning our deferred compensation plan, see "Deferred Compensation Opportunities" on page 34.

30 2016 Proxy Statement

Long-Term Incentive Compensation

Our compensation committee believes that long-term incentive compensation is an important component of our program because it has the effect of retaining executives, aligning executives' financial interests with the interests of shareholders and incentivizing achievement of PPG's long-term strategic goals. Payment of long-term incentive awards is based solely on Company performance. Grants are targeted at levels that approximate market value for comparable positions, utilizing the same compensation data used for setting total annual compensation. Each February, the committee reviews and approves equity-based compensation for that year to be granted to executive officers. Three types of long-term incentive awards are granted annually to executive officers:

•
Stock options;

•
Total Shareholder Return contingent shares, or TSR shares; and

•
Performance-based Restricted Stock Units, or PBRSUs.

The number of stock options, TSR shares and PBRSUs granted to executive officers is intended to represent an estimated potential value that, when combined with total annual compensation, as discussed above, will approximate the market value of total annual and long-term compensation paid to executives in our comparator group and in a cross-section of general industrial companies represented in nationally-recognized executive compensation surveys.

These types of long-term incentive awards were selected to provide a program that focuses on different aspects of long-term performance: stock price appreciation, total return to shareholders and earnings-per-share growth and cash flow return on capital. The estimated potential value of the awards granted to each executive officer is delivered equally through each instrument, so that approximately one-third of the value of the total award is in stock options, one-third is in performance-based RSUs, and one-third is in TSR shares. The compensation committee selected equal distribution to emphasize its view that each of the three equity-based vehicles serves a particular purpose and is equally important in supporting our long-term compensation strategy.

Stock Options.    Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in PPG and to share in the appreciation of the value of our stock. All stock options granted to executive officers in 2015 were granted from our shareholder-approved Omnibus Incentive Plan. Some features of our stock option program include:

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Options become exercisable on the third anniversary of the date of grant;

•
The term of each grant does not exceed ten years;

•
The exercise price is equal to the closing market price on the date of grant (we do not backdate or grant discounted stock options);

•
We do not grant options with "reload" or "restored" provisions; and

•
Repricing of stock options is prohibited.

We continue to use stock options as a long-term incentive because stock options focus the management team on delivering levels of company financial performance over a longer term that contribute to shareholder value. For additional information concerning the timing of grants of stock options, see "Our Policies with Respect to the Granting of Equity Awards" on page 36. In February 2015, the following stock options were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Bunch, 111,188; Mr. McGarry, 28,414; Mr. Sklarsky, 22,238; Mr. Sekmakas, 18,532; and Mr. Bost, 14,826. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above.

TSR Shares.    TSR shares represent a contingent share grant that is made at the beginning of a three-calendar-year performance period and vests on the last day of the performance period. The grant is settled in a combination of cash and shares of PPG common stock at the end of the performance period. The award amount generated by the grant is based on PPG's total shareholder return relative to the S&P 500 comparison group. This comparison group represents the entire S&P 500 Index as it existed at the beginning of the performance period, excluding any companies that have been removed from the Index because they ceased to be publicly traded during the

2016 Proxy Statement 31

performance period. The calculation of total shareholder return assumes that all dividends were reinvested. Summarized below are the material provisions of the TSR share program:

BASIS OF PAYOUT	PERFORMANCE PERIOD	VESTING AND PAYOUT OF BENEFIT

• Total shareholder return of PPG compared to total shareholder return for S&P 500 companies (as described above) • Payout is 0% to 220% of original TSR shares awarded:	3 calendar years

•

Vest on last day of performance period

•

Settled in a combination of cash and shares at end of performance period

•

Dividend equivalents are awarded at the end of the performance period, based on the actual number of shares earned and paid

PPG TSR	GRANT PAYOUT

90th percentile	220%
80th percentile	180%
70th percentile	140%
60th percentile	100%
50th percentile	80%
40th percentile	50%
30th percentile	30%
Below	0%

If minimum performance is not achieved, no payment is made with respect to the TSR share grant. If performance is above target, payment may exceed the original number of contingent TSR shares awarded. Target performance is set at the 60th percentile rank, which allows for a 100% payout only if our performance is greater than the median performance for the comparison set of companies. The minimum and maximum number of shares that may be issued upon settlement of a TSR share grant ranges from 0% to 220% of the original number of contingent TSR shares awarded. Dividend equivalents are awarded at the end of the performance period, based on the actual number of shares earned and paid to an executive. TSR shares are intended to reward executives only when we provide a greater long-term return to shareholders relative to a percentage of the comparison set of companies, which is consistent with our pay-for-performance compensation philosophy.

In February 2015, the following TSR shares were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Bunch, 25,398; Mr. McGarry, 6,490; Mr. Sklarsky, 5,080; Mr. Sekmakas, 4,232; and Mr. Bost, 3,386. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above under "Long-Term Incentive Compensation."

The performance period for the TSR shares granted in 2013 ended on December 31, 2015. PPG's total shareholder return was measured against that of the S&P 500 (as described above) over the three-year period ending December 31, 2015. PPG's ranking on this performance measure was at the 69th percentile, resulting in payouts at 134.4% of target. The payouts were distributed 50% in shares of PPG common stock and 50% in cash. The cash payment was calculated based on the average PPG stock closing price during the month of December 2015. Payouts to the executive officers named in the Summary Compensation Table for the 2013 TSR grants were: Mr. Bunch, 25,891 shares and $2,610,129; Mr. McGarry, 4,258 shares and $429,292; Mr. Sklarsky, 5,116 shares and $515,493; Mr. Sekmakas, 4,258 shares and $429,292; and Mr. Bost, 3,409 shares and $343,393. Such share payouts, which vested in December 2015, are reflected in the Option Exercises and Stock Vested table on page 41.

Performance-based RSUs.    Performance-based RSUs represent a contingent share grant that is made at the beginning of a three-calendar-year performance period and vests on the last day of the performance period. If we achieve certain pre-determined performance thresholds, payment is settled in shares of PPG common stock in the February immediately after the end of the three-year performance period. The performance criteria for each year in the three-year performance period are 10% growth in adjusted earnings-per-diluted share and 12% cash flow return on capital, taking into account the same adjustment categories utilized by the compensation committee in determining adjusted earnings-per-diluted share for purposes of annual incentive awards (see "Annual Incentive Awards" above). If minimum performance is not achieved, no shares are issued with respect to the grant. If performance is above target, the number of shares issued may exceed the original number of contingent shares awarded. The minimum and maximum number of shares that may be issued upon settlement of an PBRSU ranges from 0% to 180% of the original number of contingent shares awarded, depending on the number of goals attained during the three-year period (see the table below for a breakdown of the payout percentages). No dividend equivalents are awarded on performance-based RSUs. By including performance-based RSUs in the long-term

32 2016 Proxy Statement

incentive mix, executives are rewarded when financial performance objectives are achieved over an extended period of time. Summarized below are the material provisions of the performance-based RSUs:

BASIS OF PAYOUT	PERFORMANCE PERIOD	VESTING AND PAYOUT OF BENEFIT

Performance Goals: • 10% growth in adjusted earnings-per-diluted share • 12% cash flow return on capital Payout is 0% to 180% of original PBRSU shares awarded:	3 calendar years	• Vest on last day of performance period • Settled in shares in the February immediately after the end of performance period • No dividend equivalents are awarded

GOALS ATTAINED IN PERFORMANCE PERIOD	PAYOUT

6 goals	180%
4 or 5 goals in 3 years	150%
4 goals in 2 years	100%
3 goals	100%
2 goals	50%
1 goal	25%
0 goals	0%

In February 2015, the following PBRSUs were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Bunch, 26,300; Mr. McGarry, 6,722; Mr. Sklarsky, 5,260; Mr. Sekmakas, 4,384; and Mr. Bost, 3,506. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above under "Long-Term Incentive Compensation."

The performance period for the PBRSUs granted in 2013 ended on December 31, 2015. For such 2013 grants, six of the annual goals were achieved in three years, yielding payouts at 180% of target. Specifically, the results were as follows:

PBRSU Performance Measures for 2013-2015 Performance Period

	2013		2014		2015		2013 - 2015

	EPS GROWTH	CASH FLOW ROC	EPS GROWTH	CASH FLOW ROC	EPS GROWTH	CASH FLOW ROC	TOTAL GOALS MET

Goal Result	28.6%	16.9%	27.1%	13.1%	16.6%	14.7%
Goals Met	1	1	1	1	1	1	6

The Company made share payouts to the executive officers named in the Summary Compensation Table for the 2013 PBRSU grants as follows: Mr. Bunch, 73,343; Mr. McGarry, 12,064; Mr. Sklarsky, 14,490; Mr. Sekmakas, 12,064; and Mr. Bost, 9,652. Such payouts, which vested in December 2015, are reflected in the Option Exercises and Stock Vested table on page 41.

Perquisites and Other Benefits

In addition to the annual and long-term compensation described above, executive officers named in the Summary Compensation Table receive certain perquisites and other benefits. Such perquisites include financial counseling services and limited personal use of PPG's corporate aircraft. At the direction of the compensation committee, in 2011, executive officer perquisites were reviewed and reduced. Effective January 1, 2012, personal club memberships were discontinued and financial counseling benefits were limited to current participants only. Other benefits for our executive officers may include executive life insurance and Company matching contributions under our Deferred Compensation Plan. These perquisites and other benefits are provided to increase the availability of the executives to focus on the business of the enterprise or because we believe they are important to our ability to attract and retain top-quality executive talent. The costs to PPG associated with providing these benefits for executive officers named in the Summary Compensation Table are reflected in the "All Other Compensation" column of the Summary Compensation Table on page 37 and in the All Other Compensation Table on page 38.

We also provide other benefits, such as medical, dental and life insurance and disability coverage, to each executive named in the Summary Compensation Table under our benefit plans, which are also provided to most eligible U.S.-based salaried employees. In addition, all of our U.S.-based executive officers are eligible to participate in the PPG Industries Foundation Matching Gift Program, which encourages charitable donations by all of our U.S. employees

2016 Proxy Statement 33

by matching his or her contributions to eligible institutions. Contributions of up to a total of $10,000 per year may be matched under the program. Most charitable organizations are eligible for the Matching Gifts Program, with a few exceptions. The value of these benefits is not included in the Summary Compensation Table because such benefits are made available on a Company-wide basis to most U.S. salaried employees. We also provide vacation and other paid holidays to all employees, including the executive officers named in the Summary Compensation Table, which are comparable to those provided at other large companies.

Deferred Compensation Opportunities

Another aspect of our executive compensation program is our Deferred Compensation Plan. The plan is a voluntary, non-tax qualified, unfunded, deferred compensation plan available to all U.S.-based executive officers and other participants in our management incentive plans to enable them to save for retirement by deferring a portion of their current compensation. The plan also provides eligible employees with supplemental contributions equal to the contributions they would have received under our Employee Savings Plan, but for certain limitations under the Internal Revenue Code. Under the plan, compensation may be deferred until death, disability, retirement or termination or, in the case of the cash portion of certain incentive awards, other earlier specified dates the participants may select. Deferred amounts (other than the PPG common stock portion of deferred incentive awards, which must be invested in PPG stock) are credited to an investment account that earns a return based on the investment options chosen by the participant. The value of a participant's investment account is based on the value of the investments selected. Benefits are paid out of our general assets. For additional information concerning our Deferred Compensation Plan, see "Defined Contribution Retirement Plans and Deferred Compensation Plan" and the accompanying Non-Qualified Deferred Compensation Table on pages 43 through 44.

Retirement Plans

For certain longer-serving, U.S.-based, salaried employees, we maintain both a tax-qualified defined benefit pension plan, called Retirement Plan C, and a non-qualified defined benefit pension plan, called the Non-Qualified Retirement Plan. U.S.-based salaried employees hired on or after January 1, 2006 are not eligible to participate in these plans. Each of the U.S.-based executive officers named in the Summary Compensation Table participate in these plans, with the exception of Mr. Sklarsky. In 2013, the Company reorganized its two U.S. tax-qualified defined benefit pension plans into six plans. The named executive officers who formerly participated in the Retirement Income Plan now participate in Retirement Plan C. The compensation covered by Retirement Plan C, which is compulsory and noncontributory, is the base salary of a participant as limited by applicable Internal Revenue Service regulations. Our Non-Qualified Retirement Plan is an unfunded supplemental plan that provides benefits paid out of our general assets in an amount substantially equal to the difference between the amount that would have been payable under Retirement Plan C, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under Retirement Plan C. The Non-Qualified Retirement Plan also includes a benefit based on bonus awards for certain U.S. management bonus program participants. We believe this supplemental retirement benefit is competitive with that provided by other companies with which we compete for executive talent. For additional information concerning our retirement plans, see "Pension Benefits" and "Defined Contribution Retirement Plans and Deferred Compensation Plan" on pages 41 through 44.

Through December 31, 2015, we maintained a tax-qualified defined contribution retirement plan, called the Defined Contribution Retirement Plan, which was established by PPG for certain employees hired on or after January 1, 2006. Mr. Sklarsky participated in the Defined Contribution Retirement Plan. The plan was funded by contributions made by the Company. Contributions were between 2% and 5% of a participant's eligible plan compensation, based on age and years of service. If contributions made for the benefit of an executive were limited due to requirements of the Internal Revenue Code, we credited such excess contributions to the executive officer's account in the Deferred Compensation Plan. An executive had a fully vested benefit under the plan upon completing three years of service with the Company, and when the employee was within ten years of his or her Social Security normal retirement age or upon termination of employment after reaching early retirement age. On January 1, 2016, the Defined Contribution Retirement Plan was terminated and all balances were transferred to the PPG Industries Employee Savings Plan. Former participants in the Defined Contribution Retirement Plan now receive the same contributions they would have received under the Defined Contribution Retirement Plan as additional Company contributions to the Employee Savings Plan.

The PPG Industries Employee Savings Plan covers substantially all employees in the U.S. The Company makes matching contributions to the Savings Plan, at management's discretion, based upon participants' savings, subject to certain limitations. For most participants not covered by a collective bargaining agreement, Company-matching

34 2016 Proxy Statement

contributions are established each year at the discretion of the Company and are applied to participant savings up to a maximum of 6% of eligible participant compensation. Employees can contribute from 1% to 50% of eligible plan compensation to the Savings Plan, subject to certain Plan or legal limits that may apply. Employees are always 100% vested in any money employees contribute or the Company contributes to the Savings Plan as a matching contribution. All of our executive officers participate in the Savings Plan. Executive officers and other employees who were participants in the former Defined Contribution Retirement Plan now receive the same contributions they would have received under the Defined Contribution Retirement Plan as an additional Company contribution to the Employee Savings Plan. These contributions vest upon completion of three years of service with the Company.

Change In Control Agreements

We have agreements in place with each of the executive officers named in the Summary Compensation Table providing for their continued employment for a period of up to three years in the event of an actual or threatened change in control of PPG (as "change in control" is defined in the agreements). We believe that these agreements serve to maintain the focus of our senior executives and ensure that their attention, efforts and commitment are aligned with maximizing the success of PPG and shareholder value. These agreements avoid distractions involving executive management that arise when the Board is considering possible strategic transactions involving a change in control and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction. For additional information concerning our change in control agreements, see "Potential Payments Upon Termination or Change in Control" on pages 45 through 50.

Regulatory Considerations

The tax and accounting consequences of utilizing various forms of compensation are considered when adopting new or modifying existing compensation programs. For example, we considered limitations on the deductibility of personal use of corporate aircraft under the American Jobs Creation Act when adopting our policies regarding use of our aircraft by executive officers. In addition, we have administered our incentive and equity compensation programs, severance plans and change in control agreements in compliance with federal tax rules affecting non-qualified deferred compensation.

Under Section 162(m) of the Internal Revenue Code, as amended, publicly-held corporations may not take a tax deduction for compensation in excess of $1 million paid to any of the U.S.-based executive officers named in the Summary Compensation Table (except the chief financial officer) during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy requiring all compensation to be deductible under Section 162(m) and reserves the right to structure compensation arrangements and issue awards that may not be deductible under Section 162(m). However, the committee considers, among other factors, deductibility under Section 162(m) with respect to compensation arrangements for executives. We have designed our annual and long-term incentive compensation programs for executives in a manner that is intended to qualify as performance-based compensation under Section 162(m); however, these programs may not qualify from time to time.

Financial Restatement

It is our policy that we will, to the extent permitted by governing law, seek recoupment of incentive compensation paid to any executive officer where:

•
the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement;

•
the executive officer is found to have engaged in fraud or misconduct that caused or partially caused the need for the restatement; and

•
a lower payment would have been made to the executive officer based upon the restated financial results.

In each such instance, we will, to the extent practicable, seek to recover the amount by which the individual executive officer's incentive compensation for the relevant period exceeded the payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

2016 Proxy Statement 35

Our Policies with Respect to the Granting of Equity Awards

Equity awards may be granted by either the compensation committee or its delegate. The committee only delegates authority to grant equity awards to employees who are not executive officers, and only in aggregate amounts not exceeding amounts approved by the committee. The Board generally does not grant equity awards, although the committee regularly reports its activity, including approval of grants, to the Board.

Timing of Grants.    Equity awards are granted in February at a regularly scheduled meeting of the compensation committee, and generally further grants are not made for the remainder of the year. These meetings occur approximately one month after the release of our earnings for the immediately preceding year. On limited occasions, grants may occur on an interim basis, primarily for the purpose of approving a compensation package for a newly hired or promoted executive officer. The timing of these grants is driven solely by the activity related to the need for the hiring or promotion, not our stock price or the timing of any release of Company information.

Option Exercise Price.    The exercise price of a newly granted stock option is the closing price on the New York Stock Exchange on the date of grant. With respect to the occasional interim grants to a newly hired or promoted executive, the exercise price is the closing price on the New York Stock Exchange on the date of grant, which is the later of the approval date or the hire or promotion date; provided, however, that if the date of hire or promotion would fall within a Company imposed blackout period, the grant date will be the first business day following such blackout period.

PPG Stock Ownership Requirements

The compensation committee also believes that it is in the best interests of shareholders for our officers to own a significant amount of PPG common stock, thereby aligning their interests with the interests of shareholders. Accordingly, in 2003, the compensation committee implemented stock ownership requirements applicable to all of our officers, based on a multiple of base salary. The current stock ownership requirements are:

Executive Chairman and President and Chief Executive Officer	6 times base salary
Other executive officers	3 times base salary
Other officers	1 or 2 times base salary

Ownership for purposes of these requirements includes shares of PPG common stock personally owned, as well as all stock holdings in PPG's savings plan and deferred compensation accounts. Unexercised options and unvested shares awarded under our long-term incentive plans are not counted for these purposes. Officers are expected to meet these ownership requirements within five years of election, appointment or promotion. All executive officers named in the Summary Compensation Table have met their ownership requirement, except for Mr. Sklarsky who is within his five-year compliance period and should meet the ownership requirement by the end of such period.

Securities Trading Policy

PPG officers and directors may not engage in any transaction in which they may profit from short-term speculative swings in the value of PPG's securities. This prohibition includes "short sales" (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or "short sales against the box" (selling owned, but not delivered securities), "put" and "call" options (publicly available rights to sell or buy securities within a certain period of time at a specified price) and other hedging transactions designed to minimize an executive's risk inherent in owning PPG stock, such as zero-cost collars and forward sale contracts. In addition, officers may not hold PPG stock in a margin account and may not pledge PPG stock as collateral for a loan. This policy is designed to ensure compliance with all insider trading rules.

36 2016 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table (2013-2015)

NAME AND POSITION	YEAR	SALARY(3)	BONUS(4)	STOCK AWARDS(5)	OPTION AWARDS(6)	NON-EQUITY INCENTIVE PLAN COMPENSATION(7)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS(8)	ALL OTHER COMPENSATION(9)	TOTAL

C. E. Bunch	2015	$1,441,667	$—	$6,000,053	$2,999,852	$3,300,000	$15,605,005	$651,796	$29,998,373
Executive Chairman	2014	$1,393,333	$—	$5,335,141	$2,666,904	$3,750,000	$7,870,510	$612,193	$21,628,081
	2013	$1,350,833	$—	$5,066,660	$2,533,586	$4,188,000	$3,112,852	$661,299	$16,913,230

M. H. McGarry	2015	$845,833	$—	$1,533,378	$766,610	$1,400,000	$1,275,468	$137,580	$5,958,869
President and Chief	2014	$614,583	$—	$1,366,826	$683,393	$1,100,000	$1,700,491	$85,947	$5,551,240
Executive Officer	2013	$541,666	$—	$833,321	$416,708	$900,000	$267,467	$97,833	$3,056,995

F. S. Sklarsky(1)	2015	$678,333	$—	$1,200,058	$599,981	$750,000	$0	$109,821	$3,338,193
Executive Vice President,	2014	$666,733	$—	$1,067,062	$533,390	$1,050,000	$0	$93,901	$3,411,086
Finance and Chief	2013	$463,164	$—	$3,113,116	$500,040	$681,000	$0	$47,301	$4,804,621
Financial Officer

V. R. Sekmakas	2015	$621,667	$—	$999,967	$499,993	$700,000	$444,164	$80,390	$3,346,181
Executive Vice President	2014	$575,000	$—	$933,593	$466,705	$840,000	$751,217	$75,404	$3,641,919
	2013	$541,666	$—	$833,321	$416,708	$800,000	$177,939	$70,735	$2,840,369

G. E. Bost II(2)	2015	$525,000	$—	$799,883	$400,005	$550,000	$1,155,868	$82,237	$3,512,993
Senior Vice President and
General Counsel

(1)
Mr. Sklarsky joined PPG as Executive Vice President, Finance, effective April 15, 2013, and assumed the responsibilities of Chief Financial Officer on August 1, 2013.

(2)
Mr. Bost was not a named executive officer in 2013 or 2014.

(3)
The annual salaries as of January 1, 2015, and as of the annual salary increase date of March 1, 2015, were: Mr. Bunch, $1,400,000 and $1,450,000; Mr. McGarry, $675,000 and $800,000; Mr. Sklarsky, $670,000 and $680,000; Mr. Sekmakas, $580,000 and $630,000; and Mr. Bost, $500,000 and $530,000. With his appointment to President and Chief Executive Officer, Mr. McGarry's salary increased as of September 1, 2015 to $1,000,000. The annual salaries as of January 1, 2014, and as of the annual salary increase date of March 1, 2014, were: Mr. Bunch, $1,360,000 and $1,400,000; Mr. McGarry, $550,000 and $580,000; Mr. Sklarsky, $650,400 and $670,000; and Mr. Sekmakas, $550,000 and $580,000. With his appointment to Chief Operating Officer, Mr. McGarry's salary increased as of August 1, 2014 to $675,000. The annual salaries as of January 1, 2013, and as of the annual salary increase date of March 1, 2013, were: Mr. Bunch, $1,305,000 and $1,360,000; Mr. McGarry, $500,000 and $550,000 and Mr. Sekmakas, $500,000 and $550,000. With his appointment as Executive Vice President, Finance and Chief Financial Officer, Mr. Sklarsky's annual salary as of April 15, 2013 was $650,400.

(4)
The named executive officers were not entitled to receive any payments that would be characterized as "Bonus" payments for the fiscal years ended December 31, 2015, 2014 and 2013. Amounts listed under the column "Non-Equity Incentive Plan Compensation" constitute annual incentive awards for 2015, 2014 and 2013 that were determined by the Officers-Directors Compensation Committee at its February 17, 2016, February 18, 2015, and February 19, 2014 meetings, respectively, and, to the extent not deferred by an executive, were paid out shortly thereafter.

(5)
The amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for grants occurring in the fiscal years ended December 31, 2015, 2014, and 2013 of performance-based restricted stock units, or PBRSUs, and performance-based total shareholder return contingent shares, or TSRs, granted as part of the long-term incentive components of our compensation program described on pages 31 through 33. The assumptions used in calculating these amounts for 2015 are set forth in Note 17 to our Financial Statements for the year ended December 31, 2015, which is located on pages 68 through 70 of our Annual Report on Form 10-K. PBRSUs and TSRs are subject to performance conditions, and the grant date fair value shown is based on performance at target levels, which is the probable outcome of such conditions. The value of these awards made in the fiscal year ended December 31, 2015, assuming that the highest level of performance conditions will be achieved, is as follows: Mr. Bunch, $12,000,100; Mr. McGarry, 3,066,719; Mr. Sklarsky, $2,400,124; Mr. Sekmakas, $1,999,894; and Mr. Bost $1,599,772. The value of these awards made in the fiscal year ended December 31, 2014, assuming that the highest level of performance conditions will be achieved, is as follows: Mr. Bunch, $10,673,423; Mr. McGarry $2,734,079; Mr. Sklarsky, $2,134,731; and Mr. Sekmakas, $1,867,762. The value of these awards made in the fiscal year ended December 31, 2013, assuming that the highest level of performance conditions will be achieved, is as follows: Mr. Bunch, $10,133,362; Mr. McGarry, $1,666,626; Mr. Sklarsky $4,113,453; and Mr. Sekmakas, $1,666,626.

(6)
The amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for stock option grants occurring in the fiscal years ended December 31, 2015, 2014 and 2013 as part of the long-term incentive component of our compensation program described on pages 31 through 33. The assumptions used in calculating these amounts are set forth in Note 17 to our Financial Statements for the year ended December 31, 2015, which is located on pages 68 through 70 of our Annual Report on Form 10-K.

(7)
The amounts in this column reflect the dollar value of annual incentive awards for 2015, 2014 and 2013, as described on pages 27 through 30.

(8)
The amounts in this column reflect the actuarial increase in the present value of the named executive officer's benefits under our qualified and non-qualified pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, except that retirement age is assumed to be normal retirement age as defined in the applicable plan. In connection with his transition to Executive Chairman, Mr. Bunch's non-qualified pension benefit was frozen under the Company's non-qualified defined benefit pension plan effective September 1, 2015, as described on page 42.

(9)
Includes all other compensation as described in the table entitled "All Other Compensation Table" on page 38.
2016 Proxy Statement 37

ALL OTHER COMPENSATION TABLE (2015)

	PERQUISITES				OTHER COMPENSATION

	PERSONAL USE OF COMPANY AIRCRAFT(1)	FINANCIAL COUNSELING(2)	OTHER(3)	TOTAL PERQUISITES	DEFINED CONTRIBUTION RETIREMENT PLAN AND EMPLOYEE SAVINGS PLAN CONTRIBUTIONS(4)	DEFERRED COMPENSATION CONTRIBUTIONS(5)	DEFERRED DIVIDENDS(6)	TOTAL OTHER COMPENSATION	TOTAL ALL OTHER COMPENSATION

C. E. Bunch	$111,302	$11,155	$12,892	$135,349	$15,888	$43,240	$457,319	$516,447	$651,796
M. H. McGarry	$34,772	$11,155	$—	$45,927	$15,888	$34,850	$40,915	$91,653	$137,580
F. S. Sklarsky	$—	$—	$—	$—	$26,488	$83,333	$0	$109,821	$109,821
V. R. Sekmakas	$—	$11,155	$—	$11,155	$15,888	$12,432	$40,915	$69,235	$80,390
G. E. Bost II	$—	$8,915	$—	$8,915	$15,888	$10,496	$46,938	$73,322	$82,237

(1)
The amounts in this column reflect the aggregate incremental cost to PPG of personal use of corporate aircraft. The aggregate incremental cost to PPG is determined on a per flight basis and includes the cost of fuel, a pro rata share of repairs and maintenance, landing and storage fees, crew-related expenses and other miscellaneous variable costs. A portion of this value attributable to personal use of corporate aircraft (as calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of Messrs. Bunch and McGarry.

(2)
The amounts in this column reflect the cost of financial counseling services paid by PPG.

(3)
For Mr. Bunch, the amount in this column reflects the aggregate incremental cost to PPG of executive life insurance.

(4)
The amounts in this column reflect company contributions under the Employee Savings Plan. For Mr. Sklarsky, the amount in this column also reflects Company contributions to the Defined Contribution Retirement Plan.

(5)
The amounts in this column reflect company contributions under the Deferred Compensation Plan in lieu of Company contributions that could not be made under the Employee Savings Plan and, in the case of Sklarsky, under the Defined Contribution Retirement Plan, because of the Internal Revenue Code limitations.

(6)
The amounts in this column represent dividend equivalents on the TSR award that was paid during 2015.
38 2016 Proxy Statement

GRANTS OF PLAN BASED AWARDS (2015)

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS				ALL OTHER OPTION AWARDS:

NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)		NUMBER OF SECURITIES UNDERLYING (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)(2)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(3)

C. E. Bunch	N/A	$812,000	$2,030,000	$6,000,000
	18-Feb-2015								111,188	$118.12	$2,999,852
	18-Feb-2015				6,575	26,300	47,340	U			$3,000,041
	18-Feb-2015				7,619	25,398	55,876	T			$3,000,012

M. H. McGarry	N/A	$421,200	$1,053,000	$6,000,000
	18-Feb-2015								28,414	$118.12	$766,610
	18-Feb-2015				1,681	6,722	12,100	U			$766,779
	18-Feb-2015				1,947	6,490	14,278	T			$766,599

F. S. Sklarsky	N/A	$244,800	$612,000	$6,000,000
	18-Feb-2015								22,238	$118.12	$599,981
	18-Feb-2015				1,315	5,260	9,468	U			$600,008
	18-Feb-2015				1,524	5,080	11,176	T			$600,050

V. R. Sekmakas	N/A	$226,800	$567,000	$6,000,000
	18-Feb-2015								18,532	$118.12	$499,993
	18-Feb-2015				1,096	4,384	7,891	U			$500,083
	18-Feb-2015				1,270	4,232	9,310	T			$499,884

G. E. Bost II	N/A	$180,400	$451,000	$6,000,000
	18-Feb-2015								14,826	$118.12	$400,005
	18-Feb-2015				877	3,506	6,311	U			$399,929
	18-Feb-2015				1,016	3,386	7,449	T			$399,954

Note: The grants of plan based awards and the option exercise price have been adjusted due to the 2-for-1 split of the Company's common stock on June 12, 2015.

U—PBRSUs. Estimated future payouts relate to the performance period of 2015 through 2017. For additional information concerning the material terms of these PBRSU grants, see pages 32 through 33.

T—TSR shares. Estimated future payouts relate to the performance period of 2015 through 2017. For additional information concerning the material terms of these TSR grants, see pages 31 through 32.

(1)
The amounts in these columns reflect the minimum payment level, if an award is achieved, the target payment level and the maximum payment level under our annual incentive award program. For additional information concerning our annual incentive award program, see pages 27 through 30.

(2)
The exercise price of option awards is the closing sale price of PPG common stock reported for the date of grant on the New York Stock Exchange. Option awards vest on the third anniversary of the date of grant. For additional information concerning stock option awards, see page 31.

(3)
Refer to Note 17 to our Financial Statements for the year ended December 31, 2015, which is located on pages 68 through 70 of our Annual Report on Form 10-K, for the relevant assumptions used to determine the valuation of stock-based compensation awards.
2016 Proxy Statement 39

Outstanding Equity Awards at Fiscal Year-End (2015)

	OPTION AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION VEST DATE	OPTION EXPIRATION DATE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS NOT VESTED (#)(1)(2)		PERFORMANCE PERIOD	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS NOT VESTED ($)(3)

C. E. Bunch		185,136	$65.76	20-Feb-2016	19-Feb-2023	26,300	U	2015 - 2017	2,598,966
		123,898	$93.53	19-Feb-2017	18-Feb-2024	44,529	U	2014 - 2016	4,400,356
		111,188	$118.12	18-Feb-2018	17-Feb-2025	12,699	T	2015 - 2017	1,254,915
						19,388	T	2014 - 2016	1,915,938

M. H. McGarry	12,000		$44.97	15-Feb-2015	14-Feb-2022	6,722	U	2015 - 2017	664,268
	11,916		$55.01	01-Sep-2015	31-Aug-2022	11,211	U	2014 - 2016	1,107,871
		30,450	$65.76	20-Feb-2016	19-Feb-2023	3,245	T	2015 - 2017	320,671
		21,682	$93.53	19-Feb-2017	18-Feb-2024	4,875	T	2014 - 2016	481,807
		9,340	$99.20	01-Aug-2017	31-Jul-2024
		28,414	$118.12	18-Feb-2018	17-Feb-2025

F. S. Sklarsky		37,040	$65.72	15-Apr-2016	14-Apr-2023	5,260	U	2015 - 2017	519,793
		24,780	$93.53	19-Feb-2017	18-Feb-2024	8,907	U	2014 - 2016	880,190
		22,238	$118.12	18-Feb-2018	17-Feb-2025	2,540	T	2015 - 2017	251,003
						3,877	T	2014 - 2016	383,161
						34,000	(4)		3,359,880

V. R. Sekmakas		30,450	$65.76	20-Feb-2016	19-Feb-2023	4,384	U	2015 - 2017	433,227
		21,682	$93.53	19-Feb-2017	18-Feb-2024	7,791	U	2014 - 2016	769,907
		18,532	$118.12	18-Feb-2018	17-Feb-2025	2,116	T	2015 - 2017	209,103
						3,393	T	2014 - 2016	335,316

G. E. Bost II		24,360	$65.76	20-Feb-2016	19-Feb-2023	3,506	U	2015 - 2017	346,463
		15,488	$93.53	19-Feb-2017	18-Feb-2024	5,565	U	2014 - 2016	549,933
		14,826	$118.12	18-Feb-2018	17-Feb-2025	1,693	T	2015 - 2017	167,302
						2,424	T	2014 - 2016	239,492

Note: The outstanding equity awards and the option exercise price have been adjusted due to the 2-for-1 split of the Company's common stock on June 12, 2015.

U—PBRSUs. For additional information concerning the material terms of these PBRSU grants, see pages 32 through 33.

T—TSR shares. For additional information concerning the material terms of these TSR grants, see pages 31 through 32.

(1)
The PBRSUs for the 2014 - 2016 performance period reflect an estimated payout of 150%. The PBRSUs for the 2015 - 2017 performance period reflect an estimated payout of 100%.

(2)
The TSRs for the 2014 - 2016 performance period reflect an estimated payout of 68%. The TSRs for the 2015 - 2017 performance period reflect an estimated payout of 50%.

(3)
Payout value is based on the $98.82 closing sale price of PPG common stock reported on December 31, 2015 on the New York Stock Exchange Composite Tape.

(4)
Unvested time-based RSUs vest as to 10,000 units on February 29, 2016, 10,000 units on December 31, 2016, and 14,000 units on December 31, 2017.
40 2016 Proxy Statement

Option Exercises and Stock Vested (2015)

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON RSU VESTING (#)(2)	NUMBER OF SHARES ACQUIRED ON TSR VESTING (#)(3)	VALUE REALIZED ON VESTING ($)

C. E. Bunch	283,084	$20,526,421	73,343	25,891	$12,468,215
M. H. McGarry	13,328	$970,678	12,064	4,258	$2,050,748
F. S. Sklarsky	—	$—	14,490	5,116	$2,463,190
V. R. Sekmakas	37,244	$2,402,041	12,064	4,258	$2,050,748
G. E. Bost II	29,054	$2,084,334	9,652	3,409	$1,640,899

Note: The option exercises and the stock awards that vested have been adjusted due to the 2-for-1 split of the Company's common stock on June 12, 2015.

(1)
The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the common stock on the date of exercise and the exercise price of the options.

(2)
The amounts in this column are the number of shares acquired upon the vesting of PBRSU awards granted in 2013. Payout of 2013 PBRSU awards is described on page 33.

(3)
The amounts in this column represent the number of shares earned upon the vesting of TSR awards granted in 2013. As described on page 32, TSR awards are paid 50% in shares of PPG common stock and 50% in cash.

Pension Benefits

For certain longer-serving, U.S.-based, salaried employees we maintain both a tax-qualified defined benefit pension plan, called Retirement Plan C, and a non-qualified defined benefit pension plan, called the Non-Qualified Retirement Plan. Employees hired on or after January 1, 2006 are not eligible to participate in these plans. Each of the executive officers named in the Summary Compensation Table participates in these plans, with the exception of Mr. Sklarsky. In 2013, the Company reorganized its two U.S. tax-qualified defined benefit pension plans into six plans. The named executive officers who formerly participated in the Retirement Income Plan now participate in Retirement Plan C. The table below shows the present value of accumulated benefits payable to each such named executive officer as of December 31, 2015, including the number of years of service credited to each such named executive officer, under each of Retirement Plan C and the Non-Qualified Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. The material terms of Retirement Plan C and the Non-Qualified Retirement Plan are described below.

Pension Benefits Table (2015)

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)

C. E. Bunch	Retirement Plan C	36.5	$1,535,300
	Non-Qualified Retirement Plan	36.5	$44,417,208	(1)

M. H. McGarry	Retirement Plan C	35.0	$941,659
	Non-Qualified Retirement Plan	35.0	$4,645,587	(1)

V. R. Sekmakas	Retirement Plan C	18.3	$414,718
	Non-Qualified Retirement Plan	18.3	$1,713,659

G. E. Bost II	Retirement Plan C	30.8	$1,194,810
	Non-Qualified Retirement Plan	30.8	$4,138,366	(1)

(1)
This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer's age and years of service as of December 31, 2015. As further described in the narrative discussion following this table, in connection with his transition to Executive Chairman, Mr. Bunch's non-qualified pension benefit was frozen under the Company's non-qualified defined benefit pension plan effective September 1, 2015. As further described in the narrative discussion following this table, the estimated lump-sum present value under the Non-Qualified Pension Plan to which the officer would be entitled is as follows: Mr. McGarry, $10,018,459; and Mr. Bost, $6,256,209.

The values reflected in the "Present Value of Accumulated Benefit" column of the Pension Benefits Table are equal to the actuarial present value of each officer's accrued benefit under the applicable plan as of December 31, 2015,

2016 Proxy Statement 41

using the same actuarial factors and assumptions used for financial statement reporting purposes, except that retirement age is assumed to be normal retirement age as defined in the applicable plan. These assumptions are described under Note 12 to our Financial Statements for the year ended December 31, 2015, which is located on pages 54 through 59 of our Annual Report on Form 10-K. In accordance with Item 402(h) of Regulation S-K, the present value amounts are calculated using a 4.63% discount rate for Retirement Plan C and 4.50% discount rate for the Non-Qualified Retirement Plan. The lump-sum payment amounts for the Non-Qualified Pension Plan are calculated in accordance with the relevant provisions of the Non-Qualified Pension Plan using the Pension Benefit Guaranty Corporation discount rate of 1.25% as in effect on December 31, 2015, rather than the 4.50% discount rate used for financial statement reporting purposes. In connection with his transition to Executive Chairman, Mr. Bunch's benefit under the Non-Qualified Pension Plan was frozen effective September 1, 2015. Subsequent to September 1, 2015, Mr. Bunch will no longer accrue any benefits under the Non-Qualified Pension Plan due to service or pay. From September 1, 2015 through Mr. Bunch's retirement, his frozen benefit will earn interest at 120% of the September 2015 long-term Applicable Federal Rate, as determined by the Internal Revenue Service.

The benefit payable under Retirement Plan C is a function of the participant's five-year average annual covered base compensation for the highest five consecutive years out of the final ten years immediately prior to retirement and credited years of service. In January 2011, Retirement Plan C was amended such that eligible employees with combined age and service points fewer than 60 and actively employed by the Company as of December 31, 2011 ceased to accrue benefits under Retirement Plan C as of December 31, 2011. Eligible employees with combined age and service points of 60 or more and actively employed by the Company at December 31, 2011 will continue to accrue benefits under Retirement Plan C until the earlier of their retirement date or December 31, 2020. When benefits cease to accrue under Retirement Plan C, eligible employees will earn future retirement benefits through the PPG Industries Employee Savings Plan. The Non-Qualified Retirement Plan's benefit is supplemental to the qualified plan's benefit in that the Non-Qualified Retirement Plan provides a benefit that is substantially equal to the difference between the amount that would have been payable under the qualified Retirement Plan C, in the absence of legislation limiting the compensation covered by the plan, and the amount actually payable under Retirement Plan C. The Non-Qualified Retirement Plan also includes a benefit based on bonus awards for certain U.S. management bonus program participants. The benefit payable under the Non-Qualified Plan is determined in the same manner as for Retirement Plan C with regard to credited service and base salary above legislative limits; incentive payments are factored in by using the average of the highest five payments during the last ten years prior to retirement.

Retirement Plan C contains the following material terms:

•
The normal form of benefit is a life annuity for unmarried participants and a joint and 50% survivor annuity for married participants;

•
A participant may elect out of the normal form of benefit and receive an actuarially-equivalent alternative form of benefit, including a single life annuity (for a married participant) or a joint and survivor annuity with a survivor benefit ranging from 1%-100%, as selected by the participant;

•
There is no lump-sum benefit option;

•
A participant may elect early retirement up to ten years prior to the participant's normal retirement age, subject to reduction of the retirement benefit to reflect the early commencement of the benefit; and

•
A participant has a fully vested benefit under the plan upon completing five years of service or reaching early retirement age.

The Non-Qualified Plan contains the following material terms:

•
A participant is entitled to a distribution upon reaching the later of his or her early retirement date (as defined in the qualified plan) or the participant's termination of employment;

•
The normal form of payment for benefits at retirement for the group of participants that includes each of the executive officers named in the Summary Compensation Table who participates in the plan is a lump-sum payment; and

•
A participant has a fully vested benefit under the plan upon completing five years of service or reaching early retirement age, but his or her accrued benefit is subject to forfeiture if the participant engages in any competitive activity, or other activity that is deemed contrary or harmful to the interests of PPG.
42 2016 Proxy Statement

Defined Contribution Retirement Plans and Deferred Compensation Plan

Through December 31, 2015, we maintained a tax-qualified defined contribution retirement plan, called the Defined Contribution Retirement Plan, which was established by PPG for certain employees hired on or after January 1, 2006. Mr. Sklarsky participated in the Defined Contribution Retirement Plan. The plan was funded by contributions made by the Company. Contributions were between 2% and 5% of a participant's eligible plan compensation, based on age and years of service. If contributions made for the benefit of an executive were limited due to requirements of the Internal Revenue Code, we credited such excess contributions to the executive officer's account in the Deferred Compensation Plan. An executive had a fully vested benefit under the plan upon completing three years of service with the Company, and when the employee was within ten years of his or her Social Security normal retirement age or upon termination of employment after reaching early retirement age. On January 1, 2016, the Defined Contribution Retirement Plan was terminated and all balances were transferred to the PPG Industries Employee Savings Plan. Former participants in the Defined Contribution Retirement Plan now receive the same contributions they would have received under the Defined Contribution Retirement Plan as additional Company contributions to the Employee Savings Plan.

The PPG Industries Employee Savings Plan covers substantially all employees in the U.S. The Company makes matching contributions to the Savings Plan, at management's discretion, based upon participants' savings, subject to certain limitations. For most participants not covered by a collective bargaining agreement, Company-matching contributions are established each year at the discretion of the Company and are applied to participant savings up to a maximum of 6% of eligible participant compensation. Employees can contribute from 1% to 50% of eligible plan compensation to the Savings Plan, subject to certain Plan or legal limits that may apply. Employees are always 100% vested in any money employees contribute or the Company contributes to the Savings Plan as a matching contribution. All of our executive officers participate in the Savings Plan. Executive officers and other employees who were participants in the former Defined Contribution Retirement Plan now receive the same contributions they would have received under the Defined Contribution Retirement Plan as an additional Company contribution to the Employee Savings Plan. These contributions vest upon completion of three years of service with the Company.

In the U.S., we maintain the Deferred Compensation Plan to allow participants, including each of the U.S.-based executive officers named in the Summary Compensation Table, to defer a portion of their compensation in a phantom PPG stock account or other phantom investment accounts. The amount deferred earns a return based on the investment options selected by the executive officer. Executive officers may elect to defer up to 50% of their base salary, and up to 100% of any incentive award, TSR share award and restricted stock unit award that the executive officer may be entitled to receive. All dividend equivalents earned on TSR share award grants are deferred into the Deferred Compensation Plan. We also may make certain additional contributions to the executive officer's account. For example, if the executive officer's contributions under the Employee Savings Plan or the former Defined Contribution Retirement Plan are limited due to requirements of the Internal Revenue Code, we will credit such excess contributions to the executive officer's account under the Deferred Compensation Plan. The executive officer is always fully vested in compensation that he or she elects to have deferred into the plan and any contributions made on behalf of the executive officer related to the Employee Savings Plan. Company contributions are invested proportionally into the investment options chosen by the employee.

The table below shows the Deferred Compensation Plan's current investment options and their respective annual rate of return for the year ended December 31, 2015, as reported by the administrator of the plan.

INVESTMENT OPTION	RATE OF RETURN

PPG Stock Account	(13.24)%
Fidelity Growth Company Fund	7.83%
Fidelity Contrafund	6.49%
Fidelity Spartan US Equity Index Fund	1.31%
Fidelity Intermediate Bond Fund	0.68%
Fidelity Institutional MM Portfolio-Class 1	0.02%

The amount owed to executive officers under the Deferred Compensation Plan is an unfunded and unsecured general obligation of PPG. An executive officer receives a distribution of the balance in his or her plan account upon retirement, death, disability, termination of employment, a scheduled payment date, financial hardship (for amounts deferred prior to January 1, 2005) or unforeseeable emergency (for amounts deferred after December 31, 2004). Distributions can be in the form of a lump sum or installments. Payment can commence at the time of separation or, in certain situations, can be deferred until a later point in time. Compensation deferred prior to January 1, 2005

2016 Proxy Statement 43

and related earnings are distributed according to the executive officer's election. Compensation deferred after December 31, 2004 and related earnings are distributed according to the executive officer's election only in the case of retirement (no earlier than six months following retirement). In the case of disability or termination, the distribution is made in a lump sum on the date that is the later of (i) the first day of the first quarter of a plan year that is six months and ten days following the separation or (ii) January 1 of the year following the separation. In the case of death, a distribution is made to the executive officer's beneficiary as soon as administratively possible. Distributions from the PPG stock account are in the form of PPG common stock and distributions from all other investment options are in cash.

Non-Qualified Deferred Compensation Table (2015)

NAME	PLAN(1)	EXECUTIVE CONTRIBUTIONS ($)(2)	REGISTRANT CONTRIBUTIONS ($)(3)	AGGREGATE EARNINGS ($)(4)	AGGREGATE BALANCE ($)(5)

C. E. Bunch	DCP	$500,559	$43,240	$(318,925)	$9,928,637
M. H. McGarry	DCP	$83,201	$34,850	$(11,935)	$687,431
F. S. Sklarsky	DCP	$27,126	$83,333	$(6,618)	$263,602
V. R. Sekmakas	DCP	$53,347	$12,432	$30,903	$895,948
G. E. Bost II	DCP	$57,434	$10,496	$(6,455)	$192,526

(1)
All executives participate in the Deferred Compensation Plan, or DCP.

(2)
The amounts in this column are reported as compensation in the "Salary" and "All Other Compensation" columns of the Summary Compensation Table on page 37.

(3)
The amounts in this column are reported in the "All Other Compensation" column of the Summary Compensation Table on page 37.

(4)
None of the amounts in this column are included as compensation in the Summary Compensation Table on page 37.

(5)
The following aggregate amounts were reported in the Summary Compensation Table on page 37 as 2013 and 2014 compensation, as applicable: Mr. Bunch, $1,055,023; Mr. McGarry, $184,760; Mr. Sklarsky, $137,537; and Mr. Sekmakas, $117,002.
44 2016 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation to each of the executive officers named in the Summary Compensation Table in the event of termination of such executive's employment under certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2015, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive's separation from PPG.

For purposes of calculating the estimated potential payments to our U.S.-based officers under the Non-Qualified Pension Plan, as reflected in the tables below, we have used the same actuarial factors and assumptions used for financial statement reporting purposes and set forth under Note 12 to our Financial Statements for the year ended December 31, 2015, which is located on pages 54 through 59 of our Annual Report on Form 10-K. However, the amounts reflected in the tables below for the Non-Qualified Pension Plan are calculated in accordance with the relevant provisions of the Non-Qualified Pension Plan using the 4.50% discount rate for our U.S. non-qualified defined benefit pension plan that is used for financial statement reporting purposes.

Potential Payments and Benefits Upon Termination

The first column of each table below sets forth the payments to which the officer would be entitled, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the officer's employment for any reason by PPG or the officer, and assuming such termination occurred prior to, or did not otherwise arise in connection with, a change in control of PPG. The second column of each table reflects payments that would be due in the event of the officer's termination of employment due to death prior to a change in control of PPG. In any of these events, we are not obligated to provide other health or welfare benefits or any special severance payments, accelerated vesting of equity compensation or tax gross-ups to the officers.

Change in Control
Voluntary or Involuntary Termination (2015)

	VOLUNTARY OR INVOLUNTARY TERMINATION		DEATH

C. E. Bunch
Non-Qualified Pension	$44,417,208	(1)	$44,417,208	(2)
Financial Counseling	11,395		—
Executive Life—Proceeds	—		1,450,000	(3)

Total	$44,428,603		$45,867,208

M. H. McGarry
Non-Qualified Pension	$—	(4)	$6,350,047	(5)
Financial Counseling	11,395		—

Total	$11,395		$6,350,047

V. R. Sekmakas
Non-Qualified Pension	$2,874,181	(6)	$1,112,000	(7)
Financial Counseling	—	(6)	—

Total	$2,874,181		$1,112,000

G. E. Bost II
Non-Qualified Pension	—	(4)	$3,433,602	(5)
Financial Counseling	9,105		—

Total	$9,105		$3,433,602

(1)
Mr. Bunch is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on his age and years of service as of December 31, 2015 upon any termination of his employment. In connection with his transition to Executive Chairman, Mr. Bunch's non-qualified pension benefit was frozen under the Company's non-qualified defined benefit pension plan effective September 1, 2015, as described on page 42.

(2)
Mr. Bunch's beneficiary is eligible to commence a beneficiary retirement benefit under the Non-Qualified Pension Plan based on Mr. Bunch's age and years of service as of December 31, 2015 upon Mr. Bunch's termination of employment due to
2016 Proxy Statement 45

  death. In connection with his transition to Executive Chairman, Mr. Bunch's non-qualified pension benefit was frozen under the Company's non-qualified defined benefit pension plan effective September 1, 2015, as described on page 42.

(3)
The amount reflected under Executive Life-Proceeds in the table for this officer is the benefit payable upon the officer's death under an executive life insurance program, which was closed to new entrants in 2001, providing for a death benefit of one times base salary. The value of premiums paid for insurance with respect to this benefit is reflected in the All Other Compensation Table on page 38.

(4)
This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer's age and years of service as of December 31, 2015 upon any termination of the officer's employment. The estimated lump-sum present value under the Non-Qualified Pension Plan to which this officer would be entitled is presented in the Pension Benefits Table, which is located on page 41.

(5)
This officer's beneficiary is eligible to commence a beneficiary retirement benefit under the Non-Qualified Pension Plan based on the officer's age and years of service as of December 31, 2015 upon the officer's termination of employment due to death. The amount reflected in this column for this officer is not a present value amount, but the estimated aggregate payments over the lifetime of the eligible beneficiary of the officer, assuming payments commenced following the officer's termination of employment as a result of death on December 31, 2015.

(6)
This officer is not eligible to commence a retirement benefit under the Non-Qualified Pension Plan, based on the officer's age and years of service as of December 31, 2015, until the officer reaches earliest retirement age, as defined under the Non-Qualified Pension Plan. The amount reflected under "Non-Qualified Pension" in the table for this officer is not a present value amount, but the estimated aggregate payments over the officer's lifetime, assuming the officer terminated employment with PPG on December 31, 2015 and payments commenced upon the date that the officer attains the earliest eligible retirement age provided under the Non-Qualified Pension Plan. Also, because this officer is not eligible to retire at December 31, 2015, no amount would be payable for financial counseling upon termination.

(7)
This officer's beneficiary is not eligible to commence a beneficiary retirement benefit under the Non-Qualified Pension Plan, based on the officer's age and years of service as of December 31, 2015, until the date the officer would have reached earliest retirement age, as defined under the Non-Qualified Pension Plan. The amount reflected under "Non-Qualified Pension" in the table for this officer is not a present value amount, but the estimated aggregate payments over the lifetime of the eligible beneficiary of the officer, assuming the officer's employment terminated due to death on December 31, 2015 and payments commenced upon the date that the officer would have attained the earliest eligible retirement age provided under the Non-Qualified Pension Plan.

Potential Payments and Benefits Upon Termination Following, or in Connection with, a Change in Control of PPG

We have entered into change in control agreements with our executive officers named in the Summary Compensation Table and with certain other officers. The change in control agreements have three-year terms, which terms are automatically extended for one year upon each anniversary unless a notice not to extend is given by PPG. If a "change in control" occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the officer's terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change in control of PPG. The change in control agreements also contain confidentiality provisions prohibiting the officer from divulging or communicating, without our prior consent or except as required by law, any confidential information, knowledge or data relating to PPG or its business during the officer's employment and at all times thereafter. In 2007, 2010, 2012 and 2013, the Officers—Directors Compensation Committee approved certain changes to our change in control agreements, which are described under "Changes to Form of Change in Control Agreement" on page 48.

Termination For Cause or Other Than For Good Reason.    Under the change in control agreements, in the event of an officer's termination of employment by PPG for cause or by the officer other than for good reason during the three-year period following a change in control, the officer will receive payment only of his or her accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs.

Termination Without Cause or For Good Reason.    If PPG terminates the officer's employment (other than for cause, death or disability) or the officer terminates his or her employment for good reason during the three-year period following a change in control, and upon certain terminations prior to a change in control or in connection

46 2016 Proxy Statement

with or in anticipation of a change in control, the officer is generally entitled to receive the following payments and benefits:

•
a pro-rata bonus for the year of the date of termination based on the officer's highest annual bonus during the three years prior to the change in control or the annual bonus for the most recent fiscal year after the change in control, whichever is higher (such higher amount referred to herein as the "highest annual bonus");

•
three times the officer's annual base salary;

•
three times the officer's highest annual bonus;

•
a lump-sum payment having an actuarial present value equal to the additional pension benefits the officer would have received if he or she had continued to be employed by PPG for an additional three years for purposes of both age and service credit, assuming the officer's compensation for each such additional year is equal to his or her annual base salary prior to the change in control (or any higher salary thereafter) and his or her annual bonus is at least equal to the officer's highest annual bonus during the three years prior to the change in control (the "Pension Differential");

•
a lump-sum payment equal to the present value of any employer contributions the executive would have received or accrued under PPG's defined contribution retirement plans and arrangements (whether qualified or non-qualified) in which the executive participates if the executive's employment continued for an additional three years in respect of retirement benefits provided in the form of a defined contribution retirement plan, program or arrangement, but excluding any salary or pay deferral contributions to such plans or arrangements that are deemed to be employer contributions under applicable law;

•
continued medical, dental and life insurance benefits for three years and continued age and service credit for purposes of determining the officer's eligibility for retiree medical benefits;

•
continued payment of financial counseling expenses for the officer for three years; and

•
a payment in an amount sufficient to make the officer whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code.

The table below sets forth the amounts each executive officer named in the Summary Compensation Table would be entitled to receive, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the executive officer's employment by PPG without cause or by the executive officer for good reason following or in connection with a change in control of PPG.

For purposes of calculating the estimated potential payment to such executive officers with respect to the Pension Differential under the change in control agreements, as reflected in the table below, we have used the same actuarial factors and assumptions used for financial statement reporting purposes and set forth under Note 12 to our Financial Statements for the year ended December 31, 2015, which is located on pages 54 through 59 of our Annual Report on Form 10-K, including a discount rate of 4.63% for Retirement Plan C and 4.50% for our U.S. non-qualified defined benefit pension plan and assuming a lump-sum payment of the Pension Differential.

Termination During the 30-Day Window Period.    Under certain of our change in control agreements, if an officer terminates his or her employment for any reason during a 30-day window period following the first anniversary of the change in control, the officer will be entitled to the payments and benefits described above, except that the multiplier of three referenced above would be two for purposes of all payments and benefits for which the multiplier is relevant.

Definitions.    For purposes of the agreements, the terms set forth below generally have the meanings described below.

"Change in Control" generally includes the occurrence of any of the following events or circumstances:

(i)
the acquisition of 20% or more of the outstanding shares of PPG or the voting power of the outstanding voting securities of PPG, other than any acquisition from or by PPG or any PPG-sponsored employee benefit plan;

(ii)
a change in our Board's composition such that a majority of the Board's members does not include those who were members at the date of the agreement or members whose election or nomination was approved by a majority of directors who were on the Board at the date of the agreement;
2016 Proxy Statement 47

(iii)
shareholder approval of a reorganization, merger or consolidation or sale of substantially all of the assets of PPG, unless following such transaction PPG's historic shareholders retain at least 60% ownership of the surviving entity, no shareholder acquires a 20% or more ownership interest in the surviving entity and a majority of the surviving entity's board of directors were members of our Board at the time such transaction was approved;

(iv)
shareholder approval of a dissolution or liquidation of PPG; or

(v)
a determination by a majority of our Board that a change in control has occurred.

"Cause" generally means (i) the willful and continued failure of the officer to perform his or her duties; or (ii) the willful engaging by the officer in illegal conduct or gross misconduct that is materially and demonstrably injurious to PPG.

"Good reason" generally means (i) the assignment of duties inconsistent with the officer's position, authority, duties or responsibilities in effect at the time of the change in control, or any other action resulting in a diminution in such position, authority, duties or responsibilities, other than isolated and inadvertent action not taken in bad faith that is remedied promptly; (ii) failure to provide the employment compensation and benefits required under the change in control agreement, other than an isolated and inadvertent failure not occurring in bad faith that is remedied promptly; or (iii) a relocation or substantial change in the officer's workplace or the company's requiring the officer to travel on company business to a substantially greater extent than required immediately prior to the change in control.

Changes to Form of Change in Control Agreement.    The Officers—Directors Compensation Committee has made modifications to the form of change in control agreement for officers in response to current trends in executive compensation and to a shareholder proposal that was supported by shareholders at the 2007 annual meeting of shareholders. PPG began entering into the revised agreements in 2008 with certain newly hired or promoted officers.

Key revisions to the change in control agreement in 2007 included:

•
Modification of the definition of "change in control" to require "consummation" of a reorganization, merger or consolidation or sale of substantially all of the assets of PPG.

•
Modification of the definition of "compensation" to include "target" bonus instead of the "highest" bonus over the last three years. This change affects the cash payment and the Pension Differential calculation.

•
Modification of certain termination provisions, including elimination of the window period termination.

•
Modification of the excise tax and gross-up provision to replace the full gross up with a "conditional" gross up, which provides for a reduction in change in control payments if such payments trigger an excise tax by a limited amount.

•
Elimination of the provisions providing for the payment of financial counseling and legal expenses.

In 2010, 2012 and 2013, the Officers—Directors Compensation Committee made additional modifications to the form of change in control agreement for officers in response to current trends in executive compensation. The key revisions to the change in control agreement for 2010 were to eliminate the excise tax gross-up entirely and include a "conditional" payment limitation, which provides for a reduction in change of control payments if such payments would trigger an excise tax, unless a larger amount would be received on an after-tax basis without a payment reduction. The key revisions made in 2012 were to change the definition of Retirement and the associated benefits related to retirement to ensure that all applicable provisions are applied properly for executives who only participated in the former PPG Defined Contribution Retirement Plan and non-U.S. executives who do not participate in either Retirement Plan C or the former Defined Contribution Retirement Plan. The key revision made in 2013 was to eliminate potential double payments under other PPG severance provisions or statutory requirements and the change in control agreement.

48 2016 Proxy Statement

Change in Control
Involuntary or Good Reason Termination (2015)

	INVOLUNTARY OR GOOD REASON TERMINATION

C. E. Bunch
Financial Counseling	$35,571
Lump Sum Payment
Base Salary	4,350,000
Bonus	12,564,000
Pension Differential	61,257
Health & Welfare Benefits	15,333
Accelerated Vesting of LTI	16,946,192
Excise Tax and Gross-up	—

Total	$33,972,353	(1)

M. H. McGarry
Financial Counseling	$35,571
Lump Sum Payment
Base Salary	3,000,000
Bonus	4,200,000
Pension Differential	3,784,924
Health & Welfare Benefits	36,540
Accelerated Vesting of LTI	4,218,032
Excise Tax and Gross-up	7,132,801

Total	$22,407,868	(2)

F. S. Sklarsky
Lump Sum Payment
Base Salary	$2,040,000
Bonus	1,836,000
Health & Welfare Benefits	50,106
Accelerated Vesting of LTI	6,751,137

Total	$10,677,243

V. R. Sekmakas
Non-Qualified Pension	$2,874,181	(3)
Financial Counseling	35,571
Lump Sum Payment
Base Salary	1,890,000
Bonus	2,520,000
Pension Differential	837,616
Health & Welfare Benefits	43,323
Retiree Medical Benefits	239,334	(4)
Accelerated Vesting of LTI	2,868,928
Excise Tax and Gross-up	—

Total	$11,308,953

G. E. Bost II
Financial Counseling	$28,422
Lump Sum Payment
Base Salary	1,590,000
Bonus	2,340,000
Pension Differential	1,305,078
Health & Welfare Benefits	34,597
Accelerated Vesting of LTI	2,190,463
Excise Tax and Gross-up	—

Total	$7,488,560	(2)

(1)
Mr. Bunch is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on Mr. Bunch's age and years of service as of December 31, 2015 upon any termination of his employment. In connection with his transition to Executive Chairman, Mr. Bunch's non-qualified pension benefit was frozen under the Company's non-qualified defined benefit pension plan effective September 1, 2015, as described on page 42.
2016 Proxy Statement 49

(2)
This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer's age and years of service as of December 31, 2015 upon any termination of the officer's employment. The estimated lump-sum present value under the Non-Qualified Pension Plan to which this officer would be entitled is presented in the Pension Benefits Table, which is located on page 41.

(3)
This officer is not eligible to commence a retirement benefit under the Non-Qualified Pension Plan, based on the officer's age and years of service as of December 31, 2015, until the officer reaches earliest retirement age, as defined under the Non-Qualified Pension Plan. The amount reflected in the table for this officer is not a present value amount, but the estimated aggregate payments over the officer's lifetime, assuming the officer terminated employment with PPG on December 31, 2015 and payments commenced upon the date that the officer attains the earliest eligible retirement age provided under the Non-Qualified Pension Plan.

(4)
This officer is not retirement eligible as of December 31, 2015 and thereby not entitled to receive retiree health and welfare benefits. The amount reflected in the table for this officer is a present value amount for retiree medical benefits of the officer and his beneficiary based on their expected life.

Equity Acceleration

In the event of a change in control of PPG, the Company stock plans and award agreements entered into prior to 2009 provide that the participant will be entitled to full vesting acceleration of his or her unvested stock options, TSR awards and restricted stock units. For award agreements entered into in 2009 and thereafter, in the event of a change in control of PPG, an executive must be terminated (or have a substantial diminution of job duties) to be entitled to full vesting acceleration of unvested stock options, TSR awards and restricted stock units. The table below reflects the calculation of the aggregate dollar values related to acceleration of vesting of the incentive equity awards held by the executive officers named in the Summary Compensation Table in the event of a termination following a change in control, and the total is reflected in the "Accelerated Vesting of LTI" row for each officer in the table above on page 49. The stock option value was calculated by multiplying the number of unvested shares by the difference between the grant price and the closing stock price on December 31, 2015 ($98.82). If any stock options were underwater as of December 31, 2015, no value was assigned to such options. The TSR share and restricted stock unit value was calculated by multiplying the target number of unvested shares by the closing stock price on December 31, 2015, except as otherwise noted.

Change in Control
Accelerated Vesting of Outstanding Equity (2015)

		RESTRICTED STOCK UNITS			TOTAL SHAREHOLDER RETURN SHARES

EXECUTIVE	STOCK OPTIONS ($)	2014 - 2016 PERFORMANCE PERIOD ($)(1)	2015 - 2017 PERFORMANCE PERIOD ($)(1)	TIME VESTED ($)	2014 - 2016 PERFORMANCE PERIOD ($)(2)	2015 - 2017 PERFORMANCE PERIOD ($)(2)	Total ($)

C. E. Bunch	6,776,017	4,400,356	2,598,966	0	1,915,938	1,254,915	16,946,192
M. H. McGarry	1,643,415	1,107,871	664,268	0	481,807	320,671	4,218,032
F. S. Sklarsky	1,357,110	880,190	519,793	3,359,880	383,161	251,003	6,751,137
V. R. Sekmakas	1,121,375	769,907	433,227	0	335,316	209,103	2,868,928
G. E. Bost II	887,273	549,933	346,463	0	239,492	167,302	2,190,463

(1)
The PBRSUs for the 2014 - 2016 performance period reflect an estimated payout of 150%. The PBRSUs for the 2015 - 2017 performance period reflect an estimated payout of 100%.

(2)
The TSRs for the 2014 - 2016 performance period reflect an estimated payout of 68%. The TSRs for the 2015 - 2017 performance period reflect an estimated payout of 50%.
50 2016 Proxy Statement

PROPOSAL 2: Nonbinding Vote on Approval of Compensation of Named Executive Officers

Section 14A of the Securities Exchange Act of 1934, as amended, requires that we include in this Proxy Statement a non-binding shareholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as "say-on-pay"). Based upon the vote of our shareholders at the 2011 annual meeting and the Board's recommendation, PPG will provide this advisory vote on an annual basis.

We encourage shareholders to review the section of this Proxy Statement relating to executive compensation on pages 22 through 50. Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our executives' annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals. We believe our program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the following:

•
In 2015, the Company delivered strong financial performance through a sharp focus on cost management and improving sales volumes despite the persistent, unfavorable impact of weaker foreign currencies. Total net sales from continuing operations for 2015 were consistent with 2014; however, sales increased 7% in local currencies. Adjusted net income from continuing operations for 2015 was $1.56 billion, up 14% versus $1.36 billion in 2014. Full-year adjusted earnings-per-diluted share from continuing operations of $5.69 was up 17% year-over-year and set a new full-year record.

•
On April 16, 2015, the PPG Board of Directors approved a 2-for-1 split of the Company's common stock. On June 12, 2015, each shareholder received a stock dividend of one additional share of common stock for each share held. PPG common stock began trading on a split-adjusted basis on June 15, 2015. Historical per share and share data in this Proxy Statement give retroactive effect to the stock split.

•
In April, the Company raised the per-share dividend by 7%—paying $383 million in dividends in 2015. The Company also repurchased approximately $750 million of stock in 2015.

•
PPG's total shareholder return over the past three years when measured against the S&P 500 was 76%, placing the Company in the 69th percentile of the S&P 500 over that time.

The following charts contain adjusted earnings-per-diluted share from continuing operations, net sales from continuing operations and adjusted net income from continuing operations for each of the last five fiscal years:

Adjusted earnings-per-diluted share from continuing operations and adjusted net income from continuing operations are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and should not be considered a substitute for earnings-per-diluted share or net income or other financial measures as computed in accordance with U.S. GAAP. A Regulation G reconciliation of adjusted earnings-per-diluted share from continuing operations and adjusted net income from continuing operations to reported earnings-per-diluted share from continuing operations and net income from continuing operations is included in Annex A to this Proxy Statement.

•
Consistent with our excellent performance in 2015, annual incentive awards were paid to executive officers ranging from 122% to 163% of target. Our total shareholder return over the past three years when measured against the S&P 500 was in the 69th percentile resulting in the payment of long-term TSR share awards at 134.4% of target.
2016 Proxy Statement 51

•
Between 76% and 88% of the named executive officers' target total direct compensation opportunity for 2015 was in the form of performance-based variable compensation and long-term incentives motivating them to deliver strong business performance and create shareholder value.

•
Base salary and annual incentive targets for our executive officers are established annually to maintain parity with the competitive market for executives in comparable positions. Target total annual compensation for each position is set at or near the market median.

•
PPG's compensation programs are reviewed annually to identify any inherent material risks to PPG created by these programs. Based on the results of the 2015 review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG.

•
At the 2015 annual meeting, we held a shareholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 96% of shareholder votes cast in favor of our 2015 say-on-pay resolution. Following its review of this vote, the Officers—Directors Compensation Committee recommended to the full Board that we retain our general approach to executive compensation, with an emphasis on short- and long-term incentive compensation that rewards our executive officers when they deliver value for our shareholders. Consistent with this philosophy:

•
Our performance metrics are focused on increasing shareholder value and are tied to measures impacting both shorter-term and longer-term performance. Shorter-term performance metrics include earnings-per-share, cash flow from operations, pre-tax, pre-interest earnings, working capital reduction, and sales volume/mix growth. Longer-term performance metrics include total shareholder return, earnings-per-share growth, cash flow return on capital and stock price appreciation.

•
Payment of long-term incentive awards is based solely on Company performance. We have three-year award and payout cycles for both performance-based restricted stock units, or PBRSUs, and total shareholder return shares, or TSR shares. We also have three-year vesting for stock options.

•
We provide very limited perquisites to our executive officers.

•
Our officers are subject to stock ownership requirements. Our Chief Executive Officer must own shares of PPG common stock with a value of six times his base salary, and the other executive officers must own shares of PPG common stock with a value of three times his or her salary. Officers are expected to meet these ownership requirements within five years of election. Those officers who have not yet met this requirement are paid 20% of their annual incentive in PPG stock, which is restricted from sale for a period of two to five years. In addition, for officers who have been subject to the policy for more than five years at their current requirement level and have not met the ownership requirement, 100% of the vested shares delivered from the PBRSU award and TSR share award must be held by the officer for a minimum of one year and until the requirement is met. All executive officers named in the Summary Compensation Table have met their ownership requirement, except for Mr. Sklarsky who is within his five-year compliance period and should meet the ownership requirement by the end of such period.

•
Our officers may not engage in transactions that are contrary to the interests of shareholders, such as "short sales," "short sales against the box," "put" and "call" options and hedging transactions designed to minimize an executive's risk inherent in owning PPG stock. In addition, officers may not hold PPG stock in a margin account and may not pledge PPG stock as collateral for a loan.

•
Executive officers are subject to a "clawback" policy that is designed to recoup incentive compensation when a financial restatement occurs and certain other conditions exist.

•
We do not provide tax gross-ups on perquisites to our named executive officers.

Accordingly, you are asked to vote on the following resolution:

RESOLVED:    The Board strongly endorses the Company's executive compensation program and recommends that the shareholders vote in favor of the following resolution: that the shareholders approve the compensation of the Company's named executive officers as described in this Proxy Statement on pages 22 through 50 and disclosed in accordance with rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained therein.

52 2016 Proxy Statement

Because the vote is advisory, it will not be binding upon the Board or the Officers—Directors Compensation Committee, and neither the Board nor the Officers—Directors Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Officers—Directors Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation programs.

Vote Required

Adoption of the resolution approving the compensation of the Company's named executive officers will require the affirmative vote of more than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE
COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS
PROXY STATEMENT.

2016 Proxy Statement 53

PROPOSAL 3: Reapproval of Performance Goals under the Amended and Restated Omnibus Incentive Plan

Purpose

Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), limits the deductibility for federal income tax purposes of certain compensation paid to any "covered employee" in excess of $1 million. For purposes of Section 162(m), the term "covered employee" includes our chief executive officer and our three other most highly compensated executive officers (other than our chief financial officer) who are required to be disclosed in our proxy statement as a "named executive officer." Certain compensation, including compensation paid based on the achievement of pre-established performance goals, is excluded from this deduction limit if the material terms under which the compensation is to be paid, including the performance goals to be used, are approved by shareholders.

Our shareholders originally approved the PPG Industries, Inc. Omnibus Incentive Plan at the 2006 annual meeting, which satisfied these approval requirements. An amended and restated version of the Omnibus Incentive Plan was subsequently approved by our shareholders and became effective on April 21, 2011. Section 162(m) requires that shareholders reapprove the performance goals every five years. Accordingly, the Company is now asking shareholders to reapprove the performance goals used for performance-based awards under the Omnibus Incentive Plan so that we may maintain our ability to fully deduct such incentive compensation paid pursuant to the Omnibus Incentive Plan. If this Proposal 3 is not approved, performance awards may still be granted under the Omnibus Incentive Plan, but certain awards to Section 162(m) covered employees may no longer be fully tax deductible by the Company.

The material terms of the performance features of the Amended and Restated Omnibus Incentive Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the Amended and Restated Omnibus Incentive Plan, which is attached as Annex B to this Proxy Statement. Alternatively, you may request a copy of the Amended and Restated Omnibus Incentive Plan by contacting our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272. Please note that while this Proposal 3 is separate and independent of Proposal 4 in this Proxy Statement to approve the amendment and restatement of the Amended and Restated Omnibus Incentive Plan, approval of this Proposal 3 will apply to the Amended and Restated Omnibus Incentive Plan as in effect on and after the date of our shareholders' meeting, including to the extent as amended and approved under Proposal 4 below.

Nothing in the terms of this Proposal 3 or the Omnibus Incentive Plan precludes the Officers-Directors Compensation Committee of the Board of Directors (the "compensation committee") from making any payments or granting any awards whether or not such payments or awards qualify for tax deductibility under Section 162(m).

Performance Goals

The applicable performance goals set forth in the Amended and Restated Omnibus Incentive Plan (the "Performance Goals") are any of the following (or any derivations thereof):

•
Total shareholder return (stock price plus accumulated dividends)

•
Return on capital

•
Cash flow

•
Free cash flow

•
Cash flow return on capital

•
Return on equity

•
Pre-tax earnings

•
After-tax earnings

•
Earnings growth

•
Revenue

•
Revenue growth
54 2016 Proxy Statement

•
Operating income

•
Operating profit (earnings from continuing operations before interest and taxes)

•
Earnings per share

•
Return on investment or working capital

•
Return on shareholders' equity

•
Economic value added (the amount, if any, by which net operating profit after tax exceeds a reference cost of capital)

•
Reductions in inventory, inventory turns and on-time delivery performance

•
Quantifiable, objective measures of individual performance relevant to the particular participant's job responsibilities

Any of the foregoing Performance Goals (other than the individual performance measures) may be measured with respect to the Company or any one or more of its subsidiaries or divisions and either in absolute terms or as compared to another company or companies.

Eligibility and Limitation on Awards

Under the Amended and Restated Omnibus Incentive Plan, the compensation committee may grant awards to any employee, director or consultant of the Company or its subsidiaries, including any Section 162(m) covered employee. The aggregate number of shares of the Company's common stock reserved for issuance under the Amended and Restated Omnibus Incentive Plan is 21,600,000 (as adjusted to take into account PPG's 2-for-1 stock split on June 12, 2015), up to 10,800,000 of which can be issued in the form or upon settlement of restricted stock, restricted stock units, performance awards or other stock-based awards. A single participant may not, in any calendar year, be awarded more than 800,000 options, 400,000 full value shares consisting of restricted stock, restricted stock units, performance awards or other stock-based awards, or $6,000,000 in short-term cash incentive awards, in each case to the extent the award is intended to qualify as performance-based compensation under Section 162(m).

Because the compensation committee has discretion in establishing the terms of awards, the future amounts that will be received by participants under the Omnibus Incentive Plan are not determinable. The stock awards granted to the Company's named executive officers under the Omnibus Plan and outstanding as of December 31, 2015 are set forth in the Outstanding Equity Awards at Fiscal Year-End Table on page 40.

Plan Summary

In addition to the material terms of the performance features of the Omnibus Incentive Plan as described above in this Proposal 3, a summary of the types of awards available under the Amended and Restated Omnibus Incentive Plan, and the U.S. federal tax consequences for such awards, is set forth in Proposal 4 of this Proxy Statement, on pages 58 through 60 (Awards under the Restated Plan) and pages 61 through 62 (U.S. Federal Income Tax Consequences), respectively. These portions of Proposal 4 are incorporated by reference into this Proposal 3.

Vote Required

Reapproval of the performance goals under the Amended and Restated Omnibus Incentive Plan will require the affirmative vote of more than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REAPPROVAL OF THE PERFORMANCE
GOALS UNDER THE AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN.

2016 Proxy Statement 55

PROPOSAL 4: Approval of the Amendment and Restatement of the Amended and Restated Omnibus Incentive Plan

The Company currently maintains the PPG Industries, Inc. Omnibus Incentive Plan, which was originally adopted and approved by our shareholders in 2006 and subsequently amended and restated and approved by shareholders again in 2011 (the "2011 Plan"). The Board of Directors believes that the 2011 Plan has been effective in attracting and retaining highly-qualified employees and that the awards granted under the 2011 Plan have provided an incentive that aligns the economic interests of plan participants with those of our shareholders. The Officers-Directors Compensation Committee of the Board of Directors (the "compensation committee") has reviewed the 2011 Plan to determine whether it remains a flexible and effective source of incentive compensation in terms of the number of shares of stock available for awards and in terms of its design, as well as whether it generally conforms with best practices in today's business environment.

Overview of Material Changes to the 2011 Plan

Based on its review, the compensation committee recommended that the 2011 Plan be amended and restated to:

•
Increase the Shares Reserved for Grant. Add an additional 1,125,000 shares of the Company's common stock to the reserve available for new awards for a total share pool of 14,557,024, as of February 16, 2016, and add an additional 562,500 shares to the reserve available for grant as restricted stock, restricted stock units, performance awards or other stock based awards for a share pool of 8,403,682, as of February 16, 2016. The following table sets forth information regarding outstanding equity awards payable in shares and shares available for future equity awards under the Omnibus Incentive Plan as of December 31, 2015:

Total shares underlying outstanding stock options	3,729,728
Weighted average exercise price of outstanding stock options	$67.68
Weighted average remaining contractual life of outstanding options	6.5 years
Total shares underlying outstanding unvested time or performance-based restricted stock unit awards	1,094,161
Total shares available for grant	13,435,204
Total share reserve available for grant as restricted stock, restricted stock units, performance awards, or other stock based awards	7,844,362

•
Extend the Term. Establish a new 10-year term of the plan, such that the plan will continue in effect until 2026.

•
Amend the Definition of Cause. Amend the definition of cause under the plan to allow for post-termination application of cause and to provide for suspension of a participant's rights during any cause investigation.

•
Limit Awards to Non-Employee Directors. Include annual limits on awards to non-employee directors under the plan.

•
Revise the Award Period Duration for Performance Awards. Eliminate the two-year minimum vesting period for performance awards under the plan.

•
Provide Discretion to Cancel Awards upon a Merger. Provide the compensation committee with the flexibility to cash out awards in the event of a merger in which the Company is not the surviving corporation.

•
Enhance the Clawback Provision. Provide that awards and other amounts under the plan will be subject to claw back and other similar action in accordance with the terms of any Company clawback policy or any applicable law.

Management considered various factors when developing the recommended changes the Board of Directors approved, including the following:

•
Number of eligible employees. Based on current practices, we currently have approximately 1,400 employees, officers and directors eligible to receive awards under the 2011 Plan.

•
Historical amounts of equity awards. Our three-year annual number of shares granted, calculated on our understanding of the methodology utilized by the Proxy Advisory Services division of Institutional Shareholder Services, Inc. ("ISS"), was approximately 0.8 million shares in 2015, 1.0 million shares in 2014, and 1.4 million shares in 2013. However, these amounts are not necessarily indicative of the shares that might be awarded over at least the next three years.
56 2016 Proxy Statement

•
Historical equity award burn rate. Our three-year average annual equity grant rate, or "burn rate," for the 2013-2015 period, calculated on our understanding of the methodology utilized by ISS, was 0.59%, which was lower than ISS' maximum burn rate guidance of 2.00% for our industry classification. Our calculation of the burn rate under our Omnibus Incentive Plan for the past three years is set forth in the following table:

Time Period	Shares Subject To Options	Subject to Awards Other Than Options	Total Shares Granted	Total Adjusted Shares Granted	Weighted Average Number of Shares Outstanding	Burn Rate (%)

Fiscal 2015	589,350	218,364	807,714	1,244,442	271,400,000	0.46%
Fiscal 2014	725,442	263,522	988,964	1,516,008	276,600,000	0.55%
Fiscal 2015	1,050,598	381,280	1,431,878	2,194,438	286,800,000	0.77%

					3-Year Average	0.59%

•
Current and projected overhang percentage. As of December 31, 2015, we had 18.3 million shares of our common stock subject to outstanding equity awards or available for future equity awards under the 2011 Plan, which represented 6.4% of fully diluted common shares outstanding, calculated on our understanding of the methodology utilized by ISS. The 1.125 million new shares proposed to be included in the Omnibus Incentive Plan share reserve would increase the overhang percentage to approximately 6.8%.

•
Anticipated duration. If we continue making equity awards consistent with our practices over the past three years as set forth above, we estimate that the shares available for future awards, including the 1.125 million additional shares if the 2011 plan is amended will be sufficient for awards for at least five years. However, there can be no certainty as to the future use of shares under the 2011 Plan as the Company's stock price may affect the rate at which shares are utilized under the 2011 Plan.

The Board of Directors has approved, and recommends that our shareholders approve, the amendment and restatement of the 2011 Plan as described herein (the "Restated Plan"). Other than as described above, the Restated Plan continues to provide essentially the same substantive terms and provisions as the 2011 Plan. If the Restated Plan is approved by our shareholders, the 2011 Plan will be frozen and no new awards may be made under the 2011 Plan, but all outstanding awards under the 2011 Plan will continue to be subject to the terms of the 2011 Plan. By contrast, if the Restated Plan is not approved by our shareholders, the 2011 Plan will remain in effect according to its terms and the Company may continue to grant awards under that plan.

The material features of the Restated Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the Restated Plan, which is attached to this Proxy Statement as Annex B.

Corporate Governance Aspects of the Restated Plan

The proposed Restated Plan has been designed to include a number of provisions that promote best practices by reinforcing the alignment between equity compensation arrangements for eligible employees and non-employee directors and our shareholders' interests. These provisions include, but are not limited to, the following:

•
Clawback. Plan awards are subject to clawback if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement and/or under any Company clawback policy and all applicable laws requiring the clawback of compensation.

•
No Discounted Stock Options or Stock Appreciation Rights ("SARs"). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•
No Repricing without Shareholder Approval. The plan specifically prohibits the repricing of options or SARs without shareholder approval.

•
10-Year Limit for Stock Options and SARs. The maximum term of each stock option and SAR is 10 years.

•
No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the compensation committee.

•
No Evergreen Provision. The plan does not contain an "evergreen" feature pursuant to which the shares authorized for issuance will be automatically replenished.

•
No Automatic Grants. The plan does not provide for automatic grants to any participant.
2016 Proxy Statement 57

•
Double-Trigger Acceleration. The Company does not accelerate vesting of awards that are assumed or replaced by the resulting entity after a change in control unless a participant's employment is also terminated by the Company without cause within two years of the change in control.

•
No Tax Gross-Ups. The plan does not provide for any tax gross-ups.

•
Multiple Award Types. The plan permits the issuance of nonqualified stock options, stock appreciation rights, restricted stock units, restricted stock awards and other types of equity grants, subject to the share limits of the plan. This breadth of award types will enable the compensation committee to tailor awards in light of the accounting, tax and other standards applicable at the time of grant. Historically, these standards have changed over time.

•
Tax Deductible Awards. The plan contains provisions that are required for future awards to certain covered employees (including cash awards) to be eligible to be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") as "performance-based compensation."

•
Independent Oversight. The plan is administered by a committee of independent Board members.

•
Director Limits. The plan contains annual limits on the amount of awards that may be granted to non-employee directors.

•
Discretion to Cancel Awards upon a Merger. The compensation committee would have the flexibility to cash out awards in the event of a merger in which the Company is not the surviving corporation.

Plan Summary

Administration.    The Restated Plan is administered by the compensation committee. The compensation committee has the authority to determine the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. These determinations are in the compensation committee's sole discretion and are final, binding and conclusive.

Awards under the Restated Plan.    Awards under the Restated Plan may include:

•
Stock options

•
Stock appreciation rights ("SARs")

•
Restricted stock

•
Restricted stock units

•
Performance awards

•
Other stock-based awards

•
Short-term cash incentive awards

Stock Options.    The compensation committee may grant nonqualified stock options to a participant. Incentive stock options (as defined in the Code) may not be granted under the Restated Plan. The exercise price for stock options may not be less than the fair market value of the Company's common stock on the date such stock options are granted, and the exercise period may not exceed 10 years from the date of grant.

Stock Appreciation Rights.    SARs may be granted by the compensation committee to a participant. A SAR entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the SAR exercise price, times (ii) the number of shares of common stock with respect to which the SAR is exercised. The exercise period may not exceed 10 years from the date of grant. The exercise price for a SAR may not be less than the fair market value of the Company's common stock on the date when the SAR is granted.

Restricted Stock and Restricted Stock Units.    The compensation committee may award to a participant shares of common stock subject to specified restrictions ("restricted stock"). The compensation committee also may award to a participant restricted stock units representing the right to receive shares of common stock in the future. Shares of restricted stock and restricted stock units are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified period and/or the attainment of specified performance targets over such period.

58 2016 Proxy Statement

Performance Awards.    The compensation committee may grant performance awards to participants, which entitle participants to receive a payment from the Company, the amount of which is based upon the attainment of pre-determined performance targets over a specified award period. Under the Restated Plan, the award period during which specified target goals must be achieved will be determined by the compensation committee. Performance awards may be paid in cash, shares of common stock or a combination thereof, as determined by the compensation committee.

Other Stock-Based Awards.    The compensation committee may also grant equity-based or equity-related awards, referred to as "other stock-based awards," in addition to options, SARs, restricted stock, restricted stock units or performance awards.

Short-Term Cash Incentive Awards.    The Restated Plan authorizes performance-based annual cash incentive compensation to be paid to "covered employees" within the meaning of Code Section 162(m). The material terms of the annual incentive compensation feature of the Restated Plan are as follows:

•
The class of persons covered consists of those senior executives of the Company who are from time to time determined by the compensation committee to be subject to Code Section 162(m).

•
The targets for annual incentive payments to covered employees will consist only of one or more of the Performance Goals discussed below. Such performance targets will be established by the compensation committee on a timely basis to ensure that the targets are considered "pre-established" for purposes of Code Section 162(m).

•
The compensation committee will not have the flexibility to pay a covered executive more than the incentive amount indicated by his or her attainment of the performance target under the applicable payment schedule. The compensation committee will, however, have the flexibility to use negative discretion to reduce this amount.

Dividend Equivalents.    The compensation committee may provide for the payment of dividend equivalents with respect to any share-based awards under the Restated Plan other than options and SARs. Dividend equivalents awarded in connection with a grant of any performance-based award will not be payable unless and until the performance conditions applicable to the award have been met or the award otherwise becomes vested in accordance with the award agreement and the Restated Plan.

Deferrals.    A participant may elect to defer the receipt of certain awards under the Restated Plan in accordance with the PPG Industries, Inc. Deferred Compensation Plan or the PPG Industries, Inc. Deferred Compensation Plan for Directors, as applicable.

Share Counting.    The pool of authorized shares available for issuance under the Restated Plan will be reduced by the maximum number of shares issuable upon exercise of options and SARs, and shares delivered by the participant or shares withheld by the Company to cover the exercise price or withholding taxes will not be added back to the pool. Upon settlement of restricted stock, restricted stock units and other stock-denominated awards, the number of shares actually issued by the Company plus the number of shares withheld by the Company to cover withholding taxes will reduce the pool of authorized shares. Lastly, any shares that would have been issued upon the settlement of an award but were deferred in accordance with the PPG Industries, Inc. Deferred Compensation Plan or the PPG Industries, Inc. Deferred Compensation Plan for Directors will reduce the pool of authorized shares as of the date the award would have been settled. However, shares underlying awards that are forfeited or canceled (as a result, for example, of the lapse of an unexercised option or a forfeiture of restricted stock) will be available for new grants under the Restated Plan. In addition, any awards payable solely in cash or which are otherwise settled in cash without the issuance of shares will not be counted against the share reserve available for grants under the Restated Plan.

Change in Control.    Generally, under the Restated Plan, if a participant is terminated without cause within two years following a change in control of the Company, all outstanding options and other awards will become fully exercisable and all restrictions on outstanding options and awards will automatically lapse. Individual award agreements may provide for different terms in the event of a change in control. The Restated Plan generally defines "change in control" as a "consummation" (i.e., closing) of a merger, reorganization or similar transaction involving the Company. The Board has no discretion to determine that a change in control has occurred in situations other than those specifically identified in the definition. These provisions eliminate potential accelerated vesting triggers that might occur where there is no actual sale or other transaction affecting control of the Company.

2016 Proxy Statement 59

Merger.    Generally, in the event of a merger in which the Company is not the surviving corporation, the Restated Plan allows the compensation committee to cancel any outstanding awards and pay participants cash or other consideration for cancelled awards that have vested. The compensation committee will determine the value of the cancelled awards, which may be based on the price per share received by other shareholders in the merger. In the case of an option or SAR, the compensation committee may pay an amount equal to the fair market value of the shares that exceeds the exercise price.

Minimum Vesting and Forfeiture Periods for Awards.    Stock options and SARs granted under the Restated Plan after the effective date will vest over no less than one year. Similarly, stock options and SARs granted under the Restated Plan after the effective date will have a minimum forfeiture period of at least one year. The compensation committee will have discretion to award up to 5% of the shares reserved under the Restated Plan without regard to these minimum vesting or forfeiture periods, primarily for recruitment and retention purposes. In addition, subject to the limitations and requirements of the Restated Plan, the compensation committee has discretion to extend the term of outstanding awards and to accelerate the exercisability or vesting of outstanding stock options and SARs or waive any restrictions applicable to such awards in connection with a participant's death or disability or a change in control.

Performance Goals.    For participants who are subject to Code Section 162(m), the performance targets will be established by the compensation committee based on one or more of the "Performance Goals" (which are described in Proposal 3 on pages 54 through 55).

Eligibility and Limitation on Awards.    The compensation committee may grant awards to any employee, director or consultant of the Company or its subsidiaries. A single participant may not, in any calendar year, be awarded stock options or SARs for more than 800,000 shares, full value awards consisting of restricted stock, restricted stock units, performance awards or other stock-based awards in an amount greater than 400,000 shares, or short-term or long-term cash incentive awards in an amount greater than $10,000,000, in each case to the extent the award is intended as "performance-based" compensation under Code Section 162(m).

Director Award Limits.    Under the Restated Plan, the maximum number of shares granted during a single fiscal year to any non-employee member of the Board of Directors, taken together with any cash fees paid to the director during the fiscal year, may not exceed $800,000 in total value (calculating the value of any such awards based on the grant date fair value of the awards for financial reporting purposes).

Maximum Number of Shares Available for Issuance.    The Board of Directors has authorized an additional 1,125,000 shares of the Company's common stock to be available for new awards under the Restated Plan, so that the aggregate number of shares reserved for issuance is now 14,557,024, as of February 16, 2016, and authorized adding an additional 562,500 shares to the reserve available for grant as restricted stock, restricted stock units, performance awards or other stock based awards for a share pool of 8,403,682, as of February 16, 2016.

Shares issuable under the Restated Plan may be either authorized but unissued shares of the Company's common stock or shares of the Company's common stock held by the Company as treasury shares. Shares issued with respect to awards assumed by the Company in connection with any merger, acquisition or related transaction will not reduce the total number of shares available for issuance under the Restated Plan.

Clawback.    Awards under the Restated Plan are subject to claw back if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement and/or under any Company clawback policy and all applicable laws requiring the claw back of compensation. A participant's acceptance of an award constitutes consent to the Company's then-existing clawback policy and any future applicable policy.

Amendment and Termination.    Subject to applicable laws and stock exchange listing standards requiring shareholder approval under certain circumstances, the Board of Directors or the compensation committee may, at any time, amend or terminate the Restated Plan. However, no such action may be taken that adversely affects any rights or obligations with respect to any awards previously made under the Restated Plan without the consent of the applicable participants.

The Restated Plan specifically prohibits the repricing of stock options or stock appreciation rights without shareholder approval. For this purpose, a "repricing" means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a stock option or SAR to lower its exercise price; (ii) any other action that is treated as a "repricing" under generally accepted accounting principles; and (iii) repurchasing for cash or canceling a stock option or SAR at a time when its exercise price is greater than the

60 2016 Proxy Statement

fair market value of the underlying stock in exchange or substitution for another award, unless the exchange or substitution occurs in connection with a change in capitalization or similar change. Such exchange or substitution would be considered a "repricing" regardless of whether it is treated as a "repricing" under generally accepted accounting principles and regardless of whether it is voluntary on the part of the participant.

Changes in Capital Structure.    In the event of any change in the Company's capitalization that qualifies as an equity restructuring, including a dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, split-up, spin-off, combination or repurchase, the compensation committee shall appropriately adjust (i) the number of shares of stock available under the Restated Plan, (ii) the number of shares of stock available under any individual or other limitations under the Restated Plan, (iii) the number of shares of stock subject to outstanding awards, and (iv) the per-share exercise or other purchase price under any outstanding award. In addition, the compensation committee has discretion to equitably adjust outstanding awards in the event of any other change in corporate capitalization, such as a reorganization, merger, consolidation, change in control or exchange of shares or other securities of the Company, to prevent dilution or enlargement of a participant's rights with respect to such award.

Governing Law.    The Restated Plan is governed by the laws of the Commonwealth of Pennsylvania. For purposes of resolving any dispute that arises in connection with the Restated Plan, each participant who receives an award will be deemed to have consented to the exclusive jurisdiction of the Commonwealth of Pennsylvania and to have agreed that any related litigation will be conducted solely in the courts of Allegheny County, Pennsylvania or the federal courts for the United States for the Western District of Pennsylvania.

U.S. Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of the Restated Plan generally applicable to the Company and to participants in the Restated Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Stock Options.    There should be no U.S. federal income tax consequences to the participant or the Company upon the grant of a nonqualified stock option under the Restated Plan. Upon the exercise of a nonqualified stock option, the participant will realize taxable ordinary income equal to the excess of the fair market value on the exercise date of the shares acquired over the aggregate exercise price of such option, and the Company will be allowed a corresponding deduction. Upon disposition of shares acquired upon exercise of a nonqualified stock option, the participant will recognize long-term or short-term capital gain or loss, depending on how long the shares were held, equal to the difference between the aggregate amount realized on such disposition and the participant's aggregate tax basis in such shares.

Stock Appreciation Rights.    There should be no U.S. federal income tax consequences to the participant or the Company upon the grant of SARs under the Restated Plan. Upon the exercise of a SAR, the recipient will realize ordinary income equal to the aggregate amount received (i.e., the increase in the fair market value of one share of the Company's common stock from the date of grant of the SAR to the date of exercise multiplied by the number of SARs exercised), and the Company will be allowed a corresponding deduction.

Restricted Stock.    Except as described below, a participant generally will not recognize taxable income on the date of an award of restricted stock, but instead will recognize taxable ordinary income on the fair market value of any restricted stock as of the date that the restricted stock is no longer subject to a substantial risk of forfeiture. The Company will be entitled to a corresponding deduction at such time in an amount equal to the ordinary income recognized by the participant. If, however, the participant, within 30 days after receipt of shares of restricted stock, files an election under Code Section 83(b), the participant will recognize ordinary income in an amount equal to the aggregate fair market value of the restricted stock received on the date received, and the Company will be entitled to a corresponding deduction at such time in an amount equal to the ordinary income recognized by the participant. Upon disposition of such restricted stock, the participant will generally recognize a long-term or short-term capital gain or loss, depending on how long the shares were held.

Restricted Stock Units.    A participant generally should not recognize taxable income upon an award of restricted stock units, and the Company will not be entitled to a deduction until settlement of such restricted stock units.

2016 Proxy Statement 61

Upon settlement, the participant will recognize ordinary taxable income in an amount equal to the sum of the fair market value of any common stock and cash received, and the Company will be entitled to a corresponding deduction in the same amount.

Performance Awards, Other Stock-Based Awards and Short-Term Cash Incentive Awards.    A participant generally should not recognize taxable income upon the grant of performance awards, other stock-based awards or cash-based awards. Subsequently, when the conditions and requirements for the grants have been satisfied and settlement is made, any cash received and the fair market value of any property received will constitute ordinary income to the participant. The Company will be entitled to a corresponding deduction in the same amount at such time.

Effective Date

The Restated Plan will become effective on April 21, 2016, if approved by our shareholders, and will remain in effect for a period of 10 years from the effective date, unless terminated earlier by the Board of Directors. If the Restated Plan is not approved by our shareholders, the Company's existing compensatory plans, including the 2011 Plan, will remain in effect in accordance with their terms and the Company may continue to make awards under such plans.

New Plan Benefits

A new plan benefits table for the Restated Plan, and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the Restated Plan if the Restated Plan was then in effect, each as described in the SEC proxy rules, are not provided because all awards made under the Restated Plan will be made at the compensation committee's discretion, subject to the terms and conditions of the Restated Plan. Therefore, the benefits and amounts that will be received or allocated under the Restated Plan are not determinable at this time.

Vote Required

Approval of the amendment and restatement of the Amended and Restated Omnibus Incentive Plan will require the affirmative vote of more than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (including abstentions) at the Annual Meeting. Abstentions will count as a vote against this Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT AND
RESTATEMENT OF THE AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN.

62 2016 Proxy Statement

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Service Fees Paid to the Independent Registered Public Accounting Firm

During 2014 and 2015, we retained PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm. In 2014 and 2015, PricewaterhouseCoopers LLP provided services in the following categories and amounts:

	MILLIONS OF DOLLARS

	2015	2014

Audit fees(1)	$8.5	$8.1
Audit-related fees(2)	$—	$0.4
Tax fees(3)	$1.6	$2.2
All other fees	—	—
Total All Fees	$10.1	$10.7

(1)
Fees related to the audit of the consolidated financial statements and internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, comfort letters, statutory and regulatory audits, consents, quarterly reviews and consultations concerning financial accounting and reporting standards arising during the audits. Fees for 2015 include statutory audits of acquired Comex entities.

(2)
Fees related to non-recurrent services, including acquisitions and other agreed upon procedures.

(3)
Fees related to tax compliance, planning and advice.

The majority of services performed by PricewaterhouseCoopers LLP in 2015 were pre-approved in accordance with the Audit Committee pre-approval policy and procedures at its February 18, 2015 meeting. Additional services were approved during the year as needed, in accordance with this policy. In so doing, the committee determined that the provision of these services is compatible with maintaining the principal accountant's independence. In 2015, no services (which pursuant to Securities and Exchange Commission regulations were considered de minimis) were provided by PricewaterhouseCoopers LLP that were approved by the committee after such services were performed.

Audit Committee Pre-approval Policy

The pre-approval policy describes the permitted audit, audit-related, tax and other services that PricewaterhouseCoopers LLP may perform and lists a range of fees for these services (referred to as the Service List). The service and fee ranges listed in the pre-approval policy are pre-approved by the Audit Committee. If a type of service to be provided by PricewaterhouseCoopers LLP is not included in the Service List, the committee must specifically pre-approve it. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to pre-approve up to $150,000 per engagement has been delegated to the committee chair to accommodate time sensitive service proposals. Any pre-approval decisions made by the chair must be communicated to the full committee at the next scheduled meeting.

2016 Proxy Statement 63

PROPOSAL 5: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to appropriate questions from shareholders.

It is intended that the shares represented by each proxy will be voted, in the discretion of the persons appointed as proxies, FOR the ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the appointment of the Company's independent registered public accounting firm. Even if the selection of PricewaterhouseCoopers LLP is ratified by our shareholders, the Audit Committee in its discretion could decide to terminate the engagement of PricewaterhouseCoopers LLP and engage another firm if the committee determines such action to be necessary or desirable.

Vote Required

The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 will require the affirmative vote of more than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF
PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR 2016.

64 2016 Proxy Statement

PROPOSAL 6: Shareholder Proposal Requesting that the Board of Directors Adopt a Policy that Gives Preference to Share Repurchases Relative to Cash Dividends

Jonathan Kalodimos, the holder of 26 shares of PPG common stock, has advised us that he intends to present the shareholder proposal below for action at the Annual Meeting. The shareholder proposal and the supporting statement are presented exactly as received from the proponent in accordance with the rules of the Securities and Exchange Commission, and we disclaim any responsibility for their content.

Shareholder Proposal

Resolved:    Shareholders of PPG Industries, Inc. ask the board of directors to adopt and issue a general payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders. If a general payout policy currently exists, we ask that it be amended appropriately.

Supporting statement:    Share repurchases as a method to return capital to shareholders have distinct advantages relative to dividends. Share repurchases should be preferred for the following reasons:

1)
Financial flexibility. Four professors from Duke University and Cornell University studied executives' decisions to pay dividends or make repurchases by surveying hundreds of executives of public companies. They found that "maintaining the dividend level is on par with investment decisions, while repurchases are made out of the residual cash flow after investment spending.(1) Further, in follow up interviews as part of the study, executives "state[d] that they would pass up some positive net present value (NPV) investment projects before cutting dividends." The creation of long-term value is of paramount importance; I believe that repurchases have the distinct advantage that they do not create an incentive to forgo long-term value enhancing projects in order to preserve a historic dividend level.

2)
Tax efficiency. Share repurchases have been described in the Wall Street Journal(2) as "akin to dividends, but without the tax bite for shareholders." The distribution of a dividend may automatically trigger a tax liability for some shareholders. The repurchase of shares does not necessarily trigger that automatic tax liability and therefore gives a shareholder the flexibility to choose when the tax liability is incurred. Shareholders who desire cash flow can choose to sell shares and pay taxes as appropriate. (This proposal does not constitute tax advice.)

3)
Market acceptance. Some may believe that slowing the growth rate or reducing the level of dividends would result in a negative stock market reaction. However, a study published in the Journal of Finance finds that the market response to cutting dividends by companies that were also share repurchasers was not statistically distinguishable from zero(3). I believe this study provides evidence that there is market acceptance that repurchases are valid substitutes for dividends.

Some may worry that share repurchases could be used to prop up metrics that factor into the compensation of executives. I believe that any such concern should not interfere with the choice of optimal payout mechanism because compensation packages can be designed such that metrics are adjusted to account for share repurchases.

In summary, I strongly believe that adopting a general payout policy that gives preference to share repurchases would enhance long-term value creation. I urge shareholders to vote FOR this proposal.

Board of Directors' Statement in Opposition to the Shareholder Proposal

The Board of Directors has carefully considered this shareholder proposal and believes that its adoption would limit PPG's ability to strategically and flexibly deploy its cash and is unnecessary for several reasons. First, over the past one, three, five and ten year periods, in aggregate, PPG share repurchases have well exceeded cash dividends. Aggregate shares repurchased over these time periods were $751 million, $2.5 billion, $3.5 billion and $5.6 billion, respectively. Dividends paid were $383 million, $1.1 billion, $1.8 billion and $3.5 billion, respectively.

(1)
http://www.sciencedirect.com/science/article/pii/S0304405X 05000528
(2)
http://www.wsj.com/articles/companies-stock-buybacks-help-buoy-the-market-140823441
(3)
http://www.afajof.org/details/journalArticle/2893861/Divid ends-Share-Repurchases-and-the-Substitution-Hypothesis.htmI
2016 Proxy Statement 65

Second, PPG's legacy of paying a competitive and increasing annual dividend is a heritage of PPG that the Board believes differentiates PPG from many other companies. PPG is one of a very select few U.S. companies that has paid uninterrupted annual dividends since 1899 and has increased its annual dividend for 44 consecutive years. Based on feedback from both large and small investors, this demonstrated track record of stability and reliability is important to their investment decision.

Third, dividends provide for additional shareholder investment flexibility. Dividends allow each investor to decide whether to receive dividend income or reinvest their dividend to increase their PPG shareholdings. If share repurchases were to be favored over dividends, investors would not have the same individual flexibility. Also, a reduced or static dividend may cause some shareholders to sell PPG stock in order to realize their current income goal or to replace PPG stock with stocks that pay higher and increasing dividends. PPG's competitive dividend provides investment flexibility and allows shareholders to retain their shares and realize current income.

Fourth, a key component of PPG's capital allocation strategy is to provide flexibility to allocate capital based on the needs of PPG's business during changing global economic conditions. This allocation strategy has been discussed widely with PPG's shareholders and balances capital for company growth with returning cash to shareholders. Instituting a specific payout policy favoring share repurchases would potentially reduce management's flexibility and disrupt this balance.

PPG's Board of Directors and management appreciate the feedback from PPG's shareholders with respect to PPG's capital allocation strategy. PPG's goal is to maintain a flexible and non-preferential capital allocation policy that allows the Board of Directors to determine the appropriate capital allocation annually based on a variety of economic and other factors.

Vote Required

Adoption of the shareholder proposal requesting that the Board of Directors adopt a policy that gives preference to share repurchases relative to cash dividends will require the affirmative vote of more than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL
REQUESTING THAT THE BOARD OF DIRECTORS ADOPT A POLICY THAT GIVES PREFERENCE TO SHARE
REPURCHASES RELATIVE TO CASH DIVIDENDS.

66 2016 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015, regarding the number of shares of PPG common stock that may be issued under PPG's equity compensation plans:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C)(2)

Equity compensation plans approved by security holders(1)	5,381,709	$67.46	13,841,984
Equity compensation plans not approved by security holders(3)	—	$—	—

Total	5,381,709	$67.46	13,841,984

(1)
Includes 3,742,124 securities issued under the PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan.

(2)
Represents securities remaining available for future issuance under the PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan and includes 406,780 securities that represent the incremental increase above target for a maximum payout. No future awards may be made under the PPG Industries, Inc. Stock Plan.

(3)
Excluded from the information presented here are common stock equivalents held under the PPG Industries, Inc. Deferred Compensation Plan and the PPG Industries, Inc. Deferred Compensation Plan for Directors, neither of which are equity compensation plans. As supplemental information, there were 961,354 common stock equivalents held under such plans as of December 31, 2015.
2016 Proxy Statement 67

BENEFICIAL OWNERSHIP

Beneficial Ownership Tables

As of the close of business on the record date, February 19, 2016, there were outstanding 266,754,892 shares of PPG common stock, par value $1.66 2/3 per share. Set forth below is certain information concerning the beneficial owners of more than 5% of PPG's outstanding shares:

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENT OF SHARES OUTSTANDING

BlackRock, Inc. and/or certain other entities 55 East 52nd Street New York, NY 10022	14,744,433	(1)	5.5%
FMR LLC and/or certain other entities 245 Summer Street Boston, MA 02210	17,281,976	(2)	6.5%
Massachusetts Financial Services Company and/or certain other entities 111 Huntington Avenue Boston, MA 02199	15,667,123	(3)	5.9%
The Vanguard Group, Inc. and/or certain other entities 100 Vanguard Boulevard Malvern, PA 19355	17,288,097	(4)	6.5%

(1)
Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 27, 2016, BlackRock, Inc. and/or certain affiliated entities reported aggregate beneficial ownership of 14,744,433 shares of PPG common stock as of December 31, 2015. Blackrock, Inc. reported that it possessed sole voting power over 12,257,729 shares and sole dispositive power over all of such shares. BlackRock, Inc. also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

(2)
Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2016, FMR LLC and/or certain affiliated entities reported aggregate beneficial ownership of 17,281,976 shares of PPG common stock as of December 31, 2015. FMR reported that it possessed sole voting power over 1,132,939 shares and sole dispositive power over all of such shares. FMR also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

(3)
Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2016, Massachusetts Financial Services Company ("MFS") and/or certain affiliated entities reported aggregate beneficial ownership of 15,667,123 shares of PPG common stock as of December 31, 2015. MFS reported that it possessed sole voting power over 14,283,936 shares and sole dispositive power over all of such shares. MFS also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

(4)
Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2016, The Vanguard Group and/or certain affiliated entities reported aggregate beneficial ownership of 17,288,097 shares of PPG common stock as of December 31, 2015. The Vanguard Group reported that it possessed sole voting power over 501,698 shares, sole dispositive power over 16,753,891 shares, shared dispositive power over 534,206 shares and shared voting power over 27,400 shares.
68 2016 Proxy Statement

The following table sets forth all shares of PPG common stock beneficially owned, as of February 19, 2016, by each director, director nominee and executive officer named in the Summary Compensation Table, as well as all directors, all director nominees and all executive officers of the Company as a group.

	SHARES OF BENEFICIALLY OWNED COMMON STOCK AND COMMON STOCK EQUIVALENTS(1)

NAME OF BENEFICIAL OWNER	BENEFICIALLY OWNED COMMON STOCK(2)	COMMON STOCK EQUIVALENTS(3)	TOTAL(4)

Stephen F. Angel	2,750	16,365	19,115
James G. Berges	10,488	34,420	44,908
Charles E. Bunch	988,514	35,126	1,023,640
John V. Faraci	1,950	6,144	8,094
Hugh Grant	2,750	54,750	57,500
Victoria F. Haynes	2,424	35,195	37,619
Michele J. Hooper	14,260	31,012	45,272
Michael W. Lamach	1,000	11	1,011
Michael H. McGarry	157,067	1,407	158,474
Martin H. Richenhagen	19,484	0	19,484
Thomas J. Usher	3,750	74,247	77,997
Glenn E. Bost II	65,882	490	66,372
Viktoras R. Sekmakas	77,262	787	78,049
Frank S. Sklarsky	61,507	706	62,213
All Directors and Executive Officers as a Group(5)	1,515,836	297,239	1,813,075

(1)
Each of the named beneficial owners has sole voting power and sole investment power as to all the shares beneficially owned by them with the exception of (i) shares held by certain of them jointly with, or directly by, their spouses and children and (ii) the common stock equivalents shown in the second column, and described more fully below, which have no voting power.

(2)
Shares of common stock considered to be "beneficially owned" include both common stock actually owned and shares of common stock as to which there is a right to acquire ownership on, or within 60 days after, February 19, 2016. These amounts reflect shares subject to options exercisable within 60 days of February 19, 2016: as follows: Mr. Bunch, 185,136; Mr. McGarry, 54,366; Mr. Bost, 24,360; Mr. Sklarsky, 37,040; and Mr. Sekmakas, 30,450. These amounts also include shares held in the PPG Industries, Employee Savings Plan as of February 19, 2016 as follows: Mr. Bunch, 24,181; Mr. McGarry, 13,965; Mr. Bost, 21; and Mr. Sekmakas, 8,218. To the Company's knowledge, none of the shares reflected in the table have been pledged.

(3)
Certain directors hold common stock equivalents in their accounts in the Deferred Compensation Plan for Directors, which is described under "Deferred Compensation" on pages 20 through 21. Certain executive officers hold common stock equivalents in their accounts in the Deferred Compensation Plan, which is described under "Defined Contribution Retirement Plans and Deferred Compensation Plan" on pages 43 through 44. Common stock equivalents are hypothetical shares of common stock having a value on any given date equal to the value of a share of common stock. Common stock equivalents earn dividend equivalents that are converted into additional common stock equivalents, but carry no voting rights or other rights afforded to a holder of common stock. Upon leaving the Company, the common stock equivalents are made available for distribution and all distributions are made in the form of one share of PPG common stock for each common stock equivalent credited to the person's deferred account.

(4)
This is the sum of the beneficially owned common stock and the common stock equivalents as shown in the previous two columns. None of the identified beneficial owners holds more than 1.0% of the voting securities of PPG outstanding. The beneficial owners as a group hold less than 1.0% of the voting securities of PPG outstanding.

(5)
The group consists of 14 persons: the directors named in this proxy statement, including Mr. Bunch and Mr. McGarry; Messrs. Bost, Sekmakas and Sklarsky; and PPG's remaining executive officer, Ms. Cynthia A. Niekamp.
2016 Proxy Statement 69

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The directors and executive officers of PPG are required to file reports of initial ownership and changes of ownership of PPG securities with the Securities and Exchange Commission and the New York Stock Exchange. As a practical matter, PPG assists its directors and executive officers by monitoring transactions and completing and filing such reports on their behalf. To PPG's knowledge, for the fiscal year ended December 31, 2015, the required filings of all such directors and executive officers were timely filed, except for the late filing of one Form 4 on behalf of Viktoras R. Sekmakas, PPG's Executive Vice President, reporting one transaction.

70 2016 Proxy Statement

GENERAL MATTERS

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, April 21, 2016, at 11:00 a.m., Eastern Time, at the Fairmont Pittsburgh, Grand Ballroom, 510 Market Street, Pittsburgh, Pennsylvania 15222.

Why am I receiving these proxy materials?

In connection with the solicitation of proxies by our Board of Directors to be voted at the 2016 Annual Meeting of Shareholders, these materials have been made available to you on the Internet or, upon your request or under certain other circumstances, have been delivered to you by mail in printed form.

If your shares were registered directly in your name with our transfer agent, Computershare Investor Services, as of the close of business on February 19, 2016, you are considered a shareholder of record, and we have sent you these proxy materials.

If your shares were held in the name of a bank, brokerage account or other nominee as of the close of business on February 19, 2016, you are considered a beneficial owner of the shares held in street name. Your bank, broker or other nominee has sent you these proxy materials. You should direct your bank, broker or other nominee on how to vote your shares, and we encourage you to make such direction. If you do not make a direction with respect to Proposals 1, 2, 3, 4 or 6 your bank, broker or other nominee will not be able to vote your shares on your behalf with respect to such proposals.

What is included in these materials?

These proxy materials include:

•
Our Notice of Annual Meeting and Proxy Statement for the 2016 Annual Meeting; and

•
Our 2015 Annual Report to shareholders, which includes our audited consolidated financial statements.

If you received printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

In accordance with the rules of the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish these materials by providing access to these documents over the Internet. Accordingly, on or about March 10, 2016, we sent a Notice of Internet Availability of Proxy Materials ("Notice of Internet Availability") to our shareholders of record and beneficial owners. All shareholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability.

What does it mean if I receive more than one set of proxy materials?

It means you have multiple accounts at the transfer agent or with banks, brokers or other nominees. If you received more than one Notice of Internet Availability, you may need to enter separate electronic control voting numbers when voting by the Internet to ensure that all of your shares have been voted. If you received more than one proxy card or vote instruction form, please complete and provide your voting instructions for all proxy cards and vote instruction forms that you receive.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability provides you with instructions regarding how to (1) view our proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed our proxy materials; and (3) request a printed copy of the proxy materials.

Our proxy materials are also available online at www.ppg.com/investor.

2016 Proxy Statement 71

What am I voting on?

You are voting on six proposals. Details of each proposal are included in this Proxy Statement.

•
Proposal 1: To elect as directors the four nominees named in this Proxy Statement, each for a term of three years: James G. Berges, John V. Faraci, Victoria F. Haynes and Michael H. McGarry;

•
Proposal 2: To vote on a nonbinding resolution to approve the compensation of the Company's named executive officers on an advisory basis;

•
Proposal 3: To vote on the reapproval of the performance goals under the Amended and Restated Omnibus Incentive Plan;

•
Proposal 4: To vote on the approval of the amendment and restatement of the Amended and Restated Omnibus Incentive Plan;

•
Proposal 5: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016; and

•
Proposal 6: To vote on a shareholder proposal requesting that the Board of Directors adopt a policy that gives preference to share repurchases relative to cash dividends.

What are the Board's recommendations on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

•
Proposal 1: FOR the election of four directors, each for a term of three years;

•
Proposal 2: FOR the approval of the compensation of the Company's named executive officers on an advisory basis;

•
Proposal 3: FOR the reapproval of the performance goals under the Amended and Restated Omnibus Incentive Plan;

•
Proposal 4: FOR the approval of the amendment and restatement of the Amended and Restated Omnibus Incentive Plan;

•
Proposal 5: FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016; and

•
Proposal 6: AGAINST the shareholder proposal requesting that the Board of Directors adopt a policy that gives preference to share repurchases relative to cash dividends.

What are my choices when voting?

•
Proposal 1: You may cast your vote in favor of or against election of each of the nominees or you may elect to abstain from voting your shares. Abstentions and broker non-votes will not be taken into account to determine the outcome of the election of directors.

•
Proposals 2, 3, 5 and 6: You may cast your vote in favor of or against each proposal, or you may elect to abstain from voting your shares. Abstentions and broker non-votes will have no effect on the outcome of these proposals.

•
Proposal 4: You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares. Abstentions and broker non-votes will count as a vote against this proposal.

What vote is needed for the proposals to be adopted?

As of the record date, February 19, 2016, there were 266,754,892 shares of PPG common stock issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held.

•
Quorum: In order to conduct the Annual Meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a quorum. If you vote by Internet or by telephone, or submit a properly executed proxy card or vote instruction form, you will be considered part of the quorum. Abstentions and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the Annual Meeting for purposes of a quorum.
72 2016 Proxy Statement

•
Proposal 1: Each director nominee who receives a majority of the votes cast (the number of shares voted "for" the director must exceed 50% of the votes cast with respect to that director) at the Annual Meeting will be elected as a director.

•
Proposal 2: More than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting must vote for the proposal for it to be adopted. The advisory vote on this proposal is nonbinding. However, the Board of Directors will take into account the outcome of the vote on this proposal when making future decisions about the Company's executive compensation arrangements, policies and procedures.

•
Proposals 3, 5 and 6: More than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting must vote for the proposal for it to be adopted.

•
Proposal 4: More than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (including abstentions) at the Annual Meeting must vote for the proposal for it to be adopted. Abstentions will count as a vote against this proposal.

How do I vote?

You may vote your shares by any one of the following methods:

•
By Internet: Log onto the website indicated in the Notice of Internet Availability or on the proxy card or vote instruction form.

•
By telephone: Call the toll-free number shown on the proxy card or vote instruction form and follow the voice prompts.

•
By mail: Mark your votes, sign and return the proxy card or vote instruction form in the postage-paid envelope provided.

•
By ballot: Attend the Annual Meeting in person and use a ballot to cast your vote.

If you vote by the Internet or by telephone, you do not need to send in a proxy card or vote instruction form. The deadline for Internet and telephone voting will be 11:59 p.m., Eastern Time, on April 20, 2016. If your shares are held in the name of a bank, broker or other nominee, and you wish to vote your shares in person at the Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the Meeting to exchange for a ballot.

What happens if I do not give specific voting instructions?

The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the Annual Meeting in the manner you direct. If you (1) choose the "submit your vote" option without voting on each individual proposal when voting on the Internet or by telephone or (2) if you are a shareholder of record and sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by our Board on all matters presented in this Proxy Statement.

If your shares are held by a broker, bank or other nominee, the broker, bank or nominee will ask you how you want to vote your shares. If you give the broker, bank or nominee instructions, your shares will be voted as you direct. If you do not give instructions, your broker, bank or nominee may vote your shares in its discretion for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015 (Proposal 5), but your broker, bank or nominee will not vote your shares at all with respect to any of the other proposals. We encourage you to provide instructions to your bank, broker or nominee by carefully following the instructions provided. This will ensure that your shares are voted at the Annual Meeting as you direct.

How can I change or revoke my vote after I have voted?

You have the right to change your vote or revoke your proxy before it is exercised at the Annual Meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Meeting or specifically request in writing that your prior proxy be revoked. Please note that any re-votes by mail or proxy revocations must be

2016 Proxy Statement 73

received by our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272 prior to the Annual Meeting in order to be effective.

How will shares in employee benefit plans be voted?

This Proxy Statement is being used to solicit voting instructions from you with respect to shares of PPG common stock that you own, but which is held by the trustees of a retirement or savings plan for the benefit of you and other plan participants. Shares held in the benefit plans that are entitled to vote will be voted by the trustees pursuant to your instructions. Shares held in any employee benefit plan that you are entitled to vote, but do not vote, will not be voted by the trustees. You must instruct the trustees to vote your shares by utilizing one of the voting methods described above.

Who will count and certify the votes?

Representatives of Corporate Election Services and the staff of our corporate secretary and investor relations offices will count the votes and certify the election results. The results will be publicly filed with the Securities and Exchange Commission on a Form 8-K within four business days after the Annual Meeting.

How can I attend the Annual Meeting?

Admission to the Annual Meeting is limited to shareholders who are eligible to vote or their authorized representatives. If you are a shareholder of record or a participant in a retirement or savings plan maintained by PPG and wish to attend the Annual Meeting, please indicate this desire when voting via the Internet or by telephone, so that we may send you an Admission Card. However, if you have a paper proxy card because you received the proxy materials in paper form, there is an Admission Card on the top half of the proxy card. Please tear off the Admission Card and bring it with you to the Annual Meeting, along with a photo ID.

If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the Annual Meeting, you must bring proof of ownership, such as an account statement, that clearly shows that you held PPG common stock on the record date of February 19, 2016, or a legal proxy obtained from your bank, broker or other nominee. You must also bring a photo ID. Alternatively, you may obtain an Admission Card by sending your request and a copy of your proof of ownership to Investor Relations at PPG Industries, Inc., One PPG Place, 9th Floor, Pittsburgh, Pennsylvania 15272.

For security purposes, no cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages, other than for use by PPG, will be permitted in the meeting room or adjacent areas, and other items will be subject to search.

How do I obtain a copy of materials related to corporate governance?

Our Corporate Governance Guidelines, charters of each standing committee of our Board of Directors, Global Code of Ethics, Code of Ethics for Senior Financial Officers and other materials related to our corporate governance are published on the Governance section of our website at www.ppg.com/investor.

Who is soliciting my vote and what are the solicitation expenses?

This solicitation is being made on behalf of our Board of Directors, but may also be made without additional compensation by our directors, officers or employees by telephone, facsimile, e-mail or personal interview. We will bear the expense of the preparation, printing and mailing of the Notice of Internet Availability and these proxy materials. We have hired D.F. King & Company to help us send out the proxy materials and to solicit proxies. The firm's fee for these services is $12,000, plus out-of-pocket expenses. We will request brokers, banks and other nominees who hold shares of PPG common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse these brokers, banks and nominees for their reasonable out-of-pocket expenses incurred in forwarding solicitation materials to such beneficial owners.

How can I submit a proposal for consideration at the 2017 annual meeting of shareholders?

To be considered for the 2017 annual meeting, shareholder proposals must be submitted in writing to our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272. No proposal can be included in our proxy statement for the 2017 annual meeting unless it is received by our corporate secretary no later than

74 2016 Proxy Statement

November 10, 2016. The proposal must also comply with the rules of the Securities and Exchange Commission relating to shareholder proposals.

Any shareholder whose proposal is not included in our proxy statement relating to the 2017 annual meeting and who intends to present business for consideration at the 2017 annual meeting must give notice to our corporate secretary in accordance with Section 1.5 of our Bylaws (which are available on the Governance section of our website at www.ppg.com/investor) and such business must otherwise be a proper matter for shareholder action. If, as expected, the 2017 annual meeting of shareholders is held on April 20, 2017, then the notice must be received by our corporate secretary on or before January 20, 2017.

How can I recommend someone as a candidate for director?

A shareholder who wishes to recommend a candidate for director of PPG may write to the chairman of the Nominating and Governance Committee of the Board of Directors, in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272.

To be effective for consideration at the 2017 annual meeting, the recommendation must be received by our corporate secretary by the deadlines set forth in our Bylaws and must include information required under our Bylaws, including information about the nominating shareholder and information about the nominee that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission. For additional information regarding the recommendation procedures, see "Corporate Governance—Shareholder Recommendations or Nominations for Director" on pages 17 through 18.

2016 Proxy Statement 75

OTHER INFORMATION

Householding Information

PPG and some banks, brokers and other nominees are participating in the practice of "householding" proxy materials. This means that shareholders who share the same address may not receive separate copies of proxy materials, unless we have received instructions to the contrary. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of the proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your bank, broker or other nominee if your shares are held in a brokerage account or us if you hold registered shares. We will promptly deliver an additional copy of the proxy materials to you, without charge, if you write to Investor Relations at PPG Industries, Inc., One PPG Place, 9th Floor, Pittsburgh, Pennsylvania 15272, or call us at (412) 434-3318.

Other Matters

So far as is known, no matters other than those described herein are expected to come before the Annual Meeting. It is intended, however, that the proxies solicited hereby will be voted on any other matters that may properly come before the Annual Meeting, or any adjournment thereof, in the discretion of the person or persons voting such proxies unless the shareholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters.

Pittsburgh, Pennsylvania
March 10, 2016

76 2016 Proxy Statement

ANNEX A RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

PPG believes investors' understanding of the Company's operating performance is enhanced by the disclosure of net income from continuing operations and earnings per diluted share from continuing operations adjusted for nonrecurring charges. PPG's management considers this information useful in providing insight into the Company's ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on an ongoing basis. Net income from continuing operations and earnings per diluted share from continuing operations adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income from continuing operations and earnings per diluted share from continuing operations or other financial measures as computed in accordance with U.S. GAAP. In addition, net income from continuing operations and earnings per diluted share from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Net income from continuing operations (attributable to PPG) and earnings per share from continuing operations—assuming dilution (attributable to PPG) are reconciled to adjusted net income from continuing operations (attributable to PPG) and adjusted earnings per share from continuing operations—assuming dilution below:

	2015		2014		2013		2012		2011

FOR THE YEAR-ENDED	NET INCOME		NET INCOME		NET INCOME		NET INCOME		NET INCOME

(MILLIONS, EXCEPT PER SHARE AMOUNTS)	$	EPS	$	EPS	$	EPS	$	EPS	$	EPS

Net income from continuing operations (attributable to PPG)	$1,405	$5.14	$1,133	$4.05	$950	$3.27	$663	$2.13	$778	$2.44

Net income from continuing operations (attributable to PPG)
Charges related to business restructuring	106	0.39	—	—	73	0.25	137	0.45	—	—
Charges related to environmental remediation	—	—	86	0.30	64	0.22	99	0.32	—	—
Pension settlement losses	5	0.02	5	0.02	13	0.04	—	—	—	—
Charges related to debt refinancing	—	—	200	0.72	—	—	—	—	—	—
Charges related to transaction-related costs	32	0.11	42	0.16	24	0.08	7	0.02	—	—
Charge related to equity affiliate debt refinancing	7	0.03	—	—	—	—	—	—	—	—
Gain on asset dispositions	—	—	(73)	(0.26)	—	—	—	—	—	—
Favorable foreign tax ruling	—	—	(29)	(0.11)	—	—	—	—	—	—
U.S. tax law change enacted in 2013	—	—	—	—	(10)	(0.03)	—	—	—	—
Adjusted net income from continuing operations (attributable to PPG)	$1,555	$5.69	$1,364	$4.88	$1,114	$3.83	$906	$2.92	$778	$2.44

2016 Proxy Statement A-1

ANNEX B PPG INDUSTRIES, INC. OMNIBUS INCENTIVE PLAN Amended and Restated Effective April 21, 2016

ARTICLE I

PURPOSE AND ADOPTION OF THE PLAN

1.01.    Purposes.    The purposes of the PPG Industries, Inc. Omnibus Incentive Plan (the "Plan") are to assist the Company and its Subsidiaries in attracting and retaining highly competent employees, directors and consultants, to act as an incentive in motivating selected employees, directors and consultants of the Company and its Subsidiaries to achieve long-term corporate objectives and to enable certain stock-based and cash-based incentive awards to qualify as performance-based compensation for purposes of the tax deduction limitations under Section 162(m).

1.02.    Adoption and Term.    The Plan was originally effective April 20, 2006. An amended and restated version of the Plan became effective April 21, 2011. The Plan as amended and restated herein was approved by the Board of Directors of the Company (the "Board") on February 18, 2016, and shall become effective on April 21, 2016 (the "Effective Date"), if approved by the Shareholders at the Company's 2016 Annual Meeting of Shareholders. The Plan shall remain in effect until terminated by action of the Board; provided, however, that no Awards may be granted hereunder after the 10th anniversary of the Effective Date.

ARTICLE II

DEFINITIONS

For the purpose of the Plan, capitalized terms shall have the following meanings:

2.01.  Award means any one or a combination of Options or Stock Appreciation Rights described in Article VI, Restricted Stock or Restricted Stock Units described in Article VII, Performance Awards described in Article VIII, other stock-based Awards described in Article IX, short-term cash incentive Awards described in Article X or any other Award made under the terms of the Plan.

2.02.  Award Agreement means a written agreement between the Company and a Participant or a written acknowledgment or other written or electronic notification from the Company to a Participant specifically setting forth the terms and conditions, if any, of an Award.

2.03.  Award Period means, with respect to an Award, the period of time, if any, set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.

2.04.  Beneficiary means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company, or if no such written designation is filed, by operation of law, succeeds to the rights and obligations of the Participant under the Plan and the Award Agreement upon the Participant's death.

2.05.  Board shall have the meaning given to such term in Section 1.02.

2.06.  Cause, unless otherwise defined in the applicable Award Agreement, shall have the same meaning as that term is defined in a Participant's offer letter or other applicable employment agreement; or, if there is no such definition, "Cause" means, as determined by the Committee in good faith: (i) engaging in any act, or failing to act, or misconduct that is injurious to the Company or its Subsidiaries; (ii) gross negligence or willful misconduct in connection with the performance of duties; (iii) conviction of (or entering a plea of guilty or nolo contendere to) a criminal offense (other than a minor traffic offense); (iv) fraud, embezzlement or misappropriation of funds or property of the Company or a Subsidiary; (v) material breach of any term of any agreement between the Participant and the Company or a Subsidiary relating to employment, consulting or other services, confidentiality, intellectual property or non-competition; or (vi) the entry of an order duly issued by any regulatory agency (including federal, state and local regulatory agencies and self-regulatory bodies) having jurisdiction over the Company or a Subsidiary requiring the removal from any office held by the Participant with the Company or prohibiting or materially limiting the Participant from participating in the business or affairs of the Company or any Subsidiary. A Termination of Service by the Company or a Subsidiary for Cause shall be deemed to include a determination by the Committee or its designee following a Participant's Termination of Service that circumstances existing prior to such Termination of Service would have entitled the Company or a Subsidiary to have terminated the Participant's service for Cause. All

2016 Proxy Statement B-1

rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Committee or its designee, or during any negotiations between the Committee or its designee and the Participant, regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of Cause.

2.07.  Change in Control means, and shall be deemed to have occurred upon the occurrence of, any one of the following events (unless a different definition of Change in Control is specified in the Applicable Award Agreement):

  (a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then Outstanding Common Stock or (ii) the combined voting power of the then outstanding Company Voting Securities; provided that, for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) of this Section 2.07; or

  (b)    Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

  (c)    Consummation of a reorganization, Merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination:

       (i)  All or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Company Voting Securities, as the case may be;

      (ii)  No Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

     (iii)  At least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or at the time of the action taken by the Incumbent Board approving such Business Combination; or

  (d)    Approval by the Shareholders of a complete liquidation or dissolution of the Company.

2.08.  Code means the Internal Revenue Code of 1986.

2.09.  Committee means the Officers-Directors Compensation Committee (or any successor thereto) of the Board.

2.10.  Company means PPG Industries, Inc., a Pennsylvania corporation, and its successors.

2.11.  Common Stock means, as of any date, the Company's authorized voting common stock as of such date.

2.12.  Company Voting Securities means the combined voting power of all issued and outstanding voting securities of the Company entitled to vote generally in the election of directors to the Board.

B-2 2016 Proxy Statement

2.13.  Date of Grant means the date designated by the Committee as the date as of which it grants an Award, which shall not be earlier than the date on which the Committee approves the granting of such Award.

2.14.  Dividend Equivalent Account means an account established in accordance with Section 11.08.

2.15.  Effective Date shall have the meaning given to such term in Section 1.02.

2.16.  Exchange Act means the Securities Exchange Act of 1934.

2.17.  Exercise Price means, with respect to an Option, the amount established by the Committee in the Award Agreement in accordance with Section 6.01(b) which is required to purchase each Share upon exercise of the Option, or with respect to a Stock Appreciation Right, the amount established by the Committee in the Award Agreement in accordance with Section 6.02(b) which is to be subtracted from the Fair Market Value on the date of exercise in order to determine the amount of the payment to be made to the Participant.

2.18.  Fair Market Value means, on any date, the closing sale price of the Common Stock reported for such date on the New York Stock Exchange or, if there is no sale on such date, for the nearest preceding date upon which such a sale took place.

2.19.  Merger means any merger, reorganization, consolidation, exchange, transfer of assets or other transaction having similar effect involving the Company.

2.20.  Options means all options to purchase Common Stock granted under Article VI of the Plan. All such Options shall be non-qualified stock options that are not subject to Code Section 422.

2.21.  Outstanding Common Stock means, at any time, the issued and outstanding Shares.

2.22.  Participant means a person designated to receive an Award in accordance with Section 5.01.

2.23.  Performance Awards means Awards granted in accordance with Article VIII.

2.24.  Performance Goals means any one or more of the following (or any derivation thereof): total shareholder return (stock price plus accumulated dividends), return on capital, cash flow, free cash flow, cash flow return on capital, return on equity, pre-tax earnings, after-tax earnings, earnings growth, operating income, operating profit (earnings from continuing operations before interest and taxes), earnings per share, revenue, revenue growth, return on investment or working capital, return on shareholders' equity, economic value added (the amount, if any, by which net operating profit after tax exceeds a reference cost of capital), reductions in inventory, inventory turns and on-time delivery performance, any one of which may be measured with respect to the Company or any one or more of its Subsidiaries or divisions and either in absolute terms or as compared to another company or companies, and quantifiable, objective measures of individual performance relevant to the particular individual's job responsibilities.

2.25.  Plan shall have the meaning given to such term in Section 1.01.

2.26.  Restricted Stock means Common Stock subject to restrictions imposed in connection with Awards granted under Article VII.

2.27.  Restricted Stock Unit means a unit representing the right to receive Common Stock in the future subject to restrictions imposed in connection with Awards granted under Article VII.

2.28.  Rule 16b-3 means Rule 16b-3 of the Exchange Act.

2.29.  Section 162(m) means Code Section 162(m).

2.30.  Section 409A means Code Section 409A.

2.31.  Securities Act means the Securities Act of 1933.

2.32.  Share means a share of Common Stock.

2.33.  Shareholder means a shareholder of the Company.

2.34.  Stock Appreciation Rights means Awards granted in accordance with Article VI.

2.35.  Subsidiary means a subsidiary of the Company within the meaning of Code Section 424(f).

2.36.  Substitute Award means any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a Subsidiary or with which the Company or a Subsidiary combines.

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2.37.  Termination of Service means the voluntary or involuntary termination of a Participant's service as an employee, director or consultant with the Company or a Subsidiary for any reason or no reason, with or without Cause, including due to death, disability or retirement or as the result of the divestiture of the Participant's employer or any similar transaction in which the Participant's employer ceases to be the Company or one of its Subsidiaries. Whether entering military or other government service shall constitute Termination of Service, or whether and when a Termination of Service shall occur as a result of disability, shall be determined in each case by the Committee.

ARTICLE III

ADMINISTRATION

3.01.    Committee.    The Plan shall be administered by the Committee. The Committee shall have the sole and final discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate and to take such steps in connection with the Plan and Awards as it may deem necessary or advisable. All actions, determinations and decisions by the Committee under the Plan, any Award or any Award Agreement shall be in the Committee's sole discretion and shall be final, binding and conclusive. The Committee may delegate such of its powers and authority under the Plan to another committee of the Board and/or a subcommittee of the Committee, or otherwise, as the Committee deems appropriate. In addition, the full Board may exercise any of the powers and authority of the Committee under the Plan. In the event of any delegation of authority by the Committee or any exercise of authority by the Board, references in the Plan to the Committee shall be deemed to refer, as appropriate, to the delegate of the Committee or to the Board. Actions taken by the Committee or its delegate or the Board pursuant to this Section 3.01 shall comply with Section 16(b) of the Exchange Act and the performance-based provisions of Section 162(m), to the extent applicable.

3.02.    Indemnification.    Each person who is or shall have been a member of the Board or the Committee, or of any subcommittee or other committee to which authority was delegated in accordance with the Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability or expense that is a result of his or her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, conferred in a separate agreement with the Company, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

3.03    Limitation on Vesting for Awards.    Any Options or Stock Appreciation Rights granted on or after the Effective Date shall not vest more quickly than over a one (1) year period following the Date of Grant, except that the Award Agreement may reflect, or the Committee may provide after the Date of Grant for, earlier or accelerated vesting (on a full or pro rata basis) in the event of the Participant's death or disability, upon a Change in Control, or for Options or Stock Appreciation Rights involving an aggregate number of Shares not exceeding 5% of the number of Shares available for Awards under the first sentence of Section 4.01.

ARTICLE IV

SHARES

4.01.    Number of Shares Issuable.    The total number of Shares initially authorized to be issued under the Plan shall be 14,557,024. No more than 8,403,682 Shares may be issued under the Plan as Awards under Articles VII, VIII and IX. The foregoing Share limits shall be subject to adjustment in accordance with Section 11.07. If any Award expires, or is terminated, canceled, surrendered or forfeited, or settled in cash in whole or in part, the unissued or forfeited Shares underlying such Award shall again be available for the grant of new Awards. The Shares to be offered under the Plan shall be authorized and unissued Common Stock, or issued Common Stock that shall have been reacquired by the Company and held as treasury stock.

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4.02.    Share Counting.

  (a)    Options.    Upon the exercise of any Option, the maximum number of Shares issuable upon exercise of such Option shall be counted against the number of Shares available for future issuance under the Plan, regardless of the number of Shares actually issued by the Company in connection with such exercise, and any Shares withheld by the Company or actually or deemed delivered by the Participant to cover the Purchase Price or any applicable withholding taxes in connection with such exercise shall not be deemed to increase the number of Shares remaining available for future issuance under the Plan.

  (b)    Stock Appreciation Rights.    Upon the exercise of any Stock Appreciation Right, the maximum number of Shares subject to such Stock Appreciation Right (or portion thereof being exercised) shall reduce the number of Shares available for future issuance under the Plan, regardless of the number of Shares actually issued by the Company in connection with such exercise, and any Shares withheld by the Company or actually or deemed delivered by the Participant to cover any applicable withholding taxes in connection with such exercise shall not be deemed to increase the number of Shares remaining available for future issuance under the Plan.

  (c)    Other Awards.    In the case of Restricted Stock, Restricted Stock Units and other Common Stock-denominated Awards that vest and are settled in Shares, the number of Shares actually earned and issued by the Company upon settlement of the Award plus the number Shares withheld by the Company or actually or deemed delivered by the Participant to cover any applicable withholding taxes in connection with such settlement, shall reduce the number of Shares available for future issuance under the Plan. Restricted Stock Units and other Common Stock-denominated Awards that are settled in cash, and any other Awards that are denominated and settled in cash, shall not reduce the number of Shares available for future issuance under the Plan.

  (d)    Deferrals.    Any Shares that would have been issued upon the settlement of an Award but for the deferral of such Award in accordance with the PPG Industries, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") or PPG Industries, Inc. Deferred Compensation Plan for Directors (the "Directors' Deferred Compensation Plan"), as applicable, shall reduce the number of Shares available for future issuance under the Plan as of the date such Award would otherwise have been settled, but any Awards or portions thereof payable in cash, whether at the election of the Participant or otherwise, that are deferred in accordance with the Deferred Compensation Plan or Directors' Deferred Compensation Plan, as applicable, shall not reduce the number of Shares available for future issuance under the Plan.

  (e)    Substitute Awards and Shares Issuable under Acquired Company Plans.    Substitute Awards shall not be counted against or otherwise reduce the number of Shares available for future issuance under the Plan. In addition, if a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards and shall not reduce the Shares available for future issuance under the Plan. Awards using such available shares under acquired plans shall not be made after the date awards could have been made under the terms of the acquired plan, absent the acquisition or combination, and shall only be made to individuals who were not eligible to participate in the Plan prior to such acquisition or combination.

ARTICLE V

PARTICIPATION

5.01.    Eligible Participants.

  (a)    General.    Participants in the Plan shall be such employees, directors and consultants (with respect to consultants, who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act) of the Company and its Subsidiaries as the Committee may designate from time to time. The Committee's designation of a Participant in any year shall not require the Committee to designate such person to receive Awards in any other year. The designation of a Participant to receive Awards under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

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  (b)    Section 162(m) Limits.    Subject to adjustment in accordance with Section 11.07, in any calendar year, no Participant shall be granted stock-based Awards in respect of more than 800,000 Shares under Article VI or more than 400,000 Shares under Article VII, VIII or IX, or cash-based Awards for more than $10,000,000 with respect to any cash incentive Award with an Award Period of one (1) year and $10,000,000 with respect to any cash incentive Award with an Award Period greater than one (1) year under Article X, in each case to the extent the Award is intended to qualify as "performance-based" compensation under Section 162(m).

  (c)    Director Award Limits.    The maximum number of Shares subject to Awards granted during a single fiscal year to any non-employee member of the Board, taken together with any cash fees paid to such non-employee member of the Board during the fiscal year, shall not exceed $800,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

ARTICLE VI

OPTIONS AND STOCK APPRECIATION RIGHTS

6.01.    Option Awards.

  (a)    Grant of Options.    The Committee may grant, to such Participants as the Committee may select, Options entitling the Participant to purchase Shares from the Company in such number, at such Exercise Price, and on such terms and subject to such conditions, not inconsistent with the terms of the Plan, as may be established by the Committee. The terms of each Option shall be set forth in an Award Agreement.

  (b)    Exercise Price of Options.    The Exercise Price of each Share which may be purchased upon exercise of any Option shall be determined by the Committee; provided, however, that in all cases the Exercise Price shall be equal to or greater than the Fair Market Value on the Date of Grant of the Shares subject to the Option.

  (c)    Designation of Options.    All Options shall be designated as non-qualified stock options that are not intended to be governed by Code Section 422. Such designation shall be set forth in the Award Agreement.

6.02.    Stock Appreciation Rights.

  (a)    Stock Appreciation Right Awards.    The Committee is authorized to grant to any Participant one or more Stock Appreciation Rights. Upon exercise of a Stock Appreciation Right with respect to a Share, the Participant shall be entitled to receive an amount equal to the excess, if any, of (i) the Fair Market Value of a Share on the date of exercise over (ii) the Exercise Price of such Stock Appreciation Right established in the Award Agreement, which amount shall be payable as provided in Section 6.02(c).

  (b)    Exercise Price.    The Exercise Price of any Stock Appreciation Right shall be determined by the Committee; provided, however, that in all cases the Exercise Price shall be equal to or greater than the Fair Market Value on the Date of Grant of the Shares subject to the Stock Appreciation Right.

  (c)    Payment of Incremental Value.    Any payment which may become due from the Company by reason of a Participant's exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Committee (i) all in cash, (ii) all in Common Stock or (iii) in any combination of cash and Common Stock. In the event that all or a portion of the payment is made in Common Stock, the number of Shares delivered in satisfaction of such payment shall be determined by dividing the amount of such payment or portion thereof by the Fair Market Value on the Exercise Date. No fractional Share shall be issued to make any payment in respect of Stock Appreciation Rights; if any fractional Share would be issuable, the combination of cash and Common Stock payable to the Participant shall be adjusted as directed by the Committee to avoid the issuance of any fractional Share.

6.03.    Terms of Options and Stock Appreciation Rights.

  (a)    Conditions on Exercise.    An Award Agreement with respect to Options and/or Stock Appreciation Rights may contain such waiting periods, exercise dates and conditions or restrictions on exercise, whether based on performance standards, periods of service, retention by the Participant of ownership of specified Shares or other criteria, as may be determined by the Committee.

  (b)    Duration of Options and Stock Appreciation Rights.    Options and Stock Appreciation Rights shall terminate upon the first to occur of the following events:

       (i)  Expiration of the Option or Stock Appreciation Right as provided in the Award Agreement; or

B-6 2016 Proxy Statement

      (ii)  Termination of the Award in the event of a Participant's Termination of Service as provided in the Award Agreement; or

     (iii)  10 years from the Date of Grant.

  (c)    Extension of Exercise Time.    The Committee shall have the right (but shall not be obligated), exercisable on or at any time after the Date of Grant, to extend the exercise period of an Option or Stock Appreciation Right beyond the termination or expiration of the Option or Stock Appreciation Right under the terms of the Award Agreement; provided, in no event shall the exercise period be extended beyond the date set forth in Section 6.03(b)(iii).

  (d)    Rights as a Shareholder.    A Participant shall have no rights as a Shareholder with respect to Common Stock covered by any Options or Stock Appreciation Rights until such Participant shall have become the owner of record of any such Shares, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such Common Stock for which the record date is prior to the date on which such Participant shall have become the owner of record of any such Shares; provided, however, that Participants are entitled to Share adjustments to reflect capital changes under Section 11.07.

6.04.    Exercise Procedures.    Each Option and Stock Appreciation Right shall be exercised prior to the close of business on the expiration date of the Option or Stock Appreciation Right by such method as provided in the Award Agreement or such other method as the Committee may establish or approve from time to time. The Exercise Price of Shares purchased upon exercise of an Option shall be paid by the Participant in cash or by any other method approved by the Committee or as otherwise set forth in the applicable Award Agreement.

6.05.    Change in Control.    Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Participant's Termination of Service by the Company or a Subsidiary (including a successor) without Cause in connection with or within two years following the date of a Change in Control, all Options and Stock Appreciation Rights granted to such Participant and outstanding on the date of such Termination of Service shall become immediately and fully exercisable. The provisions of this Section 6.05 shall not be applicable to any Options or Stock Appreciation Rights granted to a Participant if any Change in Control results from such Participant's beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Common Stock or Company Voting Securities.

ARTICLE VII

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.01    Award of Restricted Stock and Restricted Stock Units.    The Committee may grant to any Participant an Award of Restricted Stock consisting of a specified number of Shares issued to the Participant subject to such terms, conditions and forfeiture and transfer restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified Shares or other criteria, as the Committee shall establish. The Committee may also grant Restricted Stock Units representing the right to receive Shares in the future subject to such terms, conditions and restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified Shares or other criteria, as the Committee shall establish. With respect to performance-based Awards of Restricted Stock or Restricted Stock Units intended to qualify as "performance-based" compensation for purposes of Section 162(m), performance targets will consist of specified levels of one or more of the Performance Goals. The terms of any Restricted Stock and Restricted Stock Unit Awards shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.

7.02    Restricted Stock.

  (a)    Issuance of Restricted Stock.    As soon as practicable after the Date of Grant of an Award of Restricted Stock by the Committee, the Company shall cause to be transferred on the books of the Company Shares, registered on behalf of the Participant, evidencing the Restricted Stock covered by the Award. All Shares covered by Awards under this Article VII shall be subject to the restrictions, terms and conditions contained in the Plan and the applicable Award Agreement in respect of any such Awards. Until the lapse or release of all restrictions applicable to an Award of Restricted Stock, any share certificates representing such Restricted Stock may be held in custody by the Company, its designee, or, if the certificates bear a restrictive legend, by the Participant. Upon the lapse or release of all restrictions with respect to an Award as described in Section 7.02(d), one or more share certificates, registered in the name of the Participant, for an appropriate

2016 Proxy Statement B-7

  number of Shares as provided in Section 7.02(d), free of any restrictions set forth in the Plan and the related Award Agreement shall be delivered to the Participant.

  (b)    Shareholder Rights.    Beginning on the Date of Grant of a Restricted Stock Award, and except as otherwise provided in the applicable Award Agreement, the Participant shall become a Shareholder with respect to all Shares subject to the Award Agreement and shall have all of the rights of a Shareholder, including the right to vote such Shares and the right to receive dividends; provided, however, that any Shares distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Stock and held or restricted as provided in Section 7.02(a).

  (c)    Restriction on Transferability.    Restricted Stock may not be assigned or transferred (other than by will or the laws of descent and distribution or to an inter vivos trust with respect to which the Participant is treated as the owner under Code Sections 671 through 677), pledged or sold prior to the lapse of the restrictions applicable thereto.

  (d)    Delivery of Shares Upon Vesting.    Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 3.03 or Section 7.04, the restrictions applicable to the Restricted Stock shall lapse. As promptly as administratively feasible thereafter, the Company shall deliver to the Participant or, in case of the Participant's death, to the Participant's Beneficiary, one or more share certificates for the appropriate number of Shares, free of all such restrictions, except for any restrictions that may be imposed by law.

  (e)    Forfeiture of Restricted Stock.    Subject to Sections 3.03 and 7.04, Restricted Stock shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Stock shall terminate unless the Participant continues in the service of the Company or a Subsidiary until the expiration of the forfeiture period for such Restricted Stock and satisfies any and all other conditions set forth in the Award Agreement. Subject to Section 3.03, the Committee shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Stock Award.

7.03    Restricted Stock Units.

  (a)    Settlement of Restricted Stock Units.    Payments shall be made to Participants with respect to their Restricted Stock Units as soon as practicable after the Committee has determined that the terms and conditions applicable to such Award have been satisfied or at a later date if distribution has been deferred. Payments to Participants with respect to Restricted Stock Units shall be made in the form of Common Stock, or cash or a combination of both, as the Committee may determine. The amount of any cash to be paid in lieu of Common Stock shall be determined on the basis of the Fair Market Value of the Common Stock on the date any such payment is processed. As to Shares which constitute all or any part of such payment, the Committee may impose such restrictions concerning their transferability and/or their forfeiture as may be provided in the applicable Award Agreement or as the Committee may otherwise determine, provided such determination is made on or before the date certificates for such Shares are first delivered to the applicable Participant.

  (b)    Shareholder Rights.    Until the lapse or release of all restrictions applicable to an Award of Restricted Stock Units, no Shares shall be issued in respect of such Awards and no Participant shall have any rights as a Shareholder with respect to the Shares covered by such Award of Restricted Stock Units.

  (c)    Dividend Equivalents.    For any Restricted Stock Unit, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a Dividend Equivalent Account with respect to the Restricted Stock Unit, in accordance with Section 11.08.

  (d)    Deferral of Payment.    If approved by the Committee and set forth in the applicable Award Agreement, a Participant may elect to defer the amount payable with respect to the Participant's Restricted Stock Units in accordance with the Deferred Compensation Plan or Directors' Deferred Compensation Plan, as applicable.

B-8 2016 Proxy Statement

7.04    Change in Control.    Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Participant's Termination of Service by the Company or a Subsidiary (including a successor) without Cause in connection with or within two years following the date of a Change in Control, all restrictions applicable to Restricted Stock and Restricted Stock Unit Awards granted to such Participant and outstanding as of the date of such Termination of Service shall terminate fully and the Participant shall immediately have the right to the delivery in accordance with Section 7.02(d) of a share certificate or certificates evidencing a number of Shares equal to the full number of Shares subject to each such Award (in the case of Restricted Stock) or payment in accordance with Section 7.03(a) of a number of Shares determined by the Committee, but, in the case of a performance-based or other contingent Award, in no event less than the number of Shares payable at the "target" level for each such Award (in the case of Restricted Stock Units).

ARTICLE VIII

PERFORMANCE AWARDS

8.01.    Performance Awards.

  (a)    Award Periods and Calculations of Potential Incentive Amounts.    The Committee may grant Performance Awards to Participants. A Performance Award shall consist of the right to receive a payment (measured by the Fair Market Value of a specified number of Shares, increases in such Fair Market Value during the Award Period and/or a fixed cash amount) contingent upon the extent to which certain predetermined performance targets have been met during an Award Period. The Award Period shall be determined by the Committee. The Committee may permit Participants to receive Performance Awards after an Award Period has commenced.

  (b)    Performance Targets.    The performance targets may include such goals related to the performance of the Company or, where relevant, any one or more of its Subsidiaries or divisions and/or the performance of a Participant as may be established by the Committee. In the case of Performance Awards that are intended to qualify as "performance-based" compensation for purposes of Section 162(m), the targets will be limited to specified levels of one or more of the Performance Goals. The performance targets established by the Committee may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period. Except to the extent inconsistent with the performance-based compensation exception under Section 162(m), in the case of Performance Awards granted to employees to whom such section is applicable, the Committee, only under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets for any Award Period at any time prior to the final determination of the Award when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement.

  (c)    Earning Performance Awards.    The Committee, at or as soon as practicable after the Date of Grant, shall prescribe a formula to determine the percentage of the Performance Award to be earned based upon the degree of attainment of the applicable performance targets.

  (d)    Payment of Earned Performance Awards.    Payments of earned Performance Awards shall be made in cash or Common Stock, or a combination of cash and Common Stock, in the discretion of the Committee. The Committee may define, and set forth in the applicable Award Agreement, such terms and conditions with respect to the payment of earned Performance Awards as it may deem desirable.

  (e)    Dividend Equivalents.    For any Performance Award, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a Dividend Equivalent Account with respect to the Performance Award, in accordance with Section 11.08.

  (f)    Deferral of Payment.    If approved by the Committee and set forth in the applicable Award Agreement, a Participant may elect to defer the amount payable with respect to the Participant's Performance Award in accordance with the Deferred Compensation Plan or Directors' Deferred Compensation Plan, as applicable.

8.02.    Termination of Service.    Subject to Section 8.03, in the event of a Participant's Termination of Service during an Award Period, the Participant's Performance Awards shall be forfeited except as may otherwise be provided in the applicable Award Agreement.

8.03.    Change in Control.    Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Participant's Termination of Service by the Company or a Subsidiary (including a successor) without Cause in connection with or within two years following the date of a Change in Control, all Performance Awards for all Award Periods granted to such Participant and outstanding as of the date of such Termination of Service shall

2016 Proxy Statement B-9

immediately become fully vested and payable to the Participant. The Participant shall be paid in accordance with Section 8.01(d), within 30 days after such Change in Control, a number of Shares determined by the Committee, but in no event less than the number of Shares payable at the "target" level.

ARTICLE IX

OTHER STOCK-BASED AWARDS

9.01.    Grant of Other Stock-Based Awards.    Other stock-based awards, consisting of Substitute Awards, stock purchase rights, Awards of Common Stock or Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, may be granted either alone or in addition to or in conjunction with other Awards. Subject to the provisions of the Plan, the Committee shall determine the persons to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards and all other conditions of the Awards. Any such Award may be confirmed by an Award Agreement executed by the Committee and the Participant, which Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of the Plan with respect to such Award.

9.02.    Terms of Other Stock-Based Awards.    In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to this Article IX shall be subject to the following:

  (a)    Any Common Stock subject to Awards made under this Article IX may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses;

  (b)    For any such Award, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a related Dividend Equivalent Account, in accordance with Section 11.08;

  (c)    Subject to Section 3.03, any Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of a Termination of Service prior to the exercise, realization or payment of such Award, with such provisions to take account of the specific nature and purpose of the Award; and

  (d)    If approved by the Committee and set forth in any applicable Award Agreement, a Participant may elect to defer the amount payable to the Participant's Award under this Article IX in accordance with the Deferred Compensation Plan or Directors' Deferred Compensation Plan, as applicable.

ARTICLE X

SHORT-TERM CASH INCENTIVE AWARDS

10.01.    Eligibility.    Executive officers of the Company who are from time to time determined by the Committee to be "covered employees" for purposes of Section 162(m) will be eligible to receive short-term cash incentive awards under this Article X.

10.02.    Awards.

  (a)    Performance Targets.    The Committee shall, for each Award under this Article X, establish objective performance targets based on specified levels of one or more of the Performance Goals. Such performance targets shall be established by the Committee on a timely basis to ensure that the targets are considered "pre-established" for purposes of Section 162(m).

  (b)    Amounts of Awards.    In conjunction with the establishment of performance targets for a fiscal year, the Committee shall adopt an objective formula (on the basis of percentages of Participants' salaries, Shares in a bonus pool or otherwise) for computing the respective amounts payable under the Plan to Participants if and to the extent that the performance targets are attained. Such formula shall comply with the requirements applicable to performance-based compensation plans under Section 162(m) and, to the extent based on percentages of a bonus pool, such percentages shall not exceed 100% in the aggregate.

  (c)    Payment of Awards.    Awards will be payable to Participants in cash each year upon prior written certification by the Committee of attainment of the specified performance targets for the preceding fiscal year; provided, however, that the Committee may determine that all or any part of an Award under this Article X shall be converted into and paid in the form of unrestricted Shares, using for such purpose such conversion methodology as the Committee shall approve.

B-10 2016 Proxy Statement

  (d)    Negative Discretion.    Notwithstanding the attainment by the Company of the specified performance targets, the Committee shall have the discretion, which need not be exercised uniformly among the Participants, to reduce or eliminate the Award that would be otherwise paid.

  (e)    Guidelines.    The Committee may adopt from time to time written policies for its implementation of this Article X. Such guidelines shall reflect the intention of the Company that all payments under this Article X qualify as performance-based compensation under Section 162(m).

  (f)    Non-Exclusive Arrangement.    The adoption and operation of this Article X shall not preclude the Board or the Committee from approving other short-term incentive compensation arrangements for the benefit of individuals who are Participants hereunder as the Board or Committee, as the case may be, deems appropriate and in the best interests of the Company.

  (g)    Deferral of Payment.    If approved by the Committee and set forth in the applicable Award Agreement, a Participant may elect to defer the amount payable to the Participant in respect of an Award under this Article X in accordance with the Deferred Compensation Plan.

ARTICLE XI

TERMS APPLICABLE GENERALLY TO AWARDS

11.01.    Plan Provisions Control Award Terms.    The terms of the Plan shall govern all Awards, and in no event shall the Committee have the power to grant any Award which is contrary to any of the provisions of the Plan. In the event any provision of any Award conflicts with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control.

11.02.    Award Agreement.    No person shall have any rights under any Award unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or the Participant to whom such Award shall have been granted shall have received a written or electronic Award acknowledgement or other notification authorized by the Committee and expressly granting the Award to such Participant and containing such provisions setting forth the terms of the Award as the Committee shall determine.

11.03.    Modification of Award After Grant.    Except as provided in Section 11.07, no Award granted to a Participant may be modified (unless such modification does not materially decrease the value of the Award) after the Date of Grant except by the express written agreement of the Company and the Participant; provided, however, that any such change (a) shall not be inconsistent with the terms of the Plan and (b) shall be approved by the Committee.

11.04.    Limitation on Transfer.    Except as provided in Section 7.02(c) in the case of Restricted Stock, a Participant's rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, and during the lifetime of a Participant, only the Participant personally (or the Participant's personal representative) may exercise rights under the Plan. The Participant's Beneficiary may exercise the Participant's rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, the Committee may grant Options that are transferable, without payment of consideration by the Participant, to immediate "family members" (as such term is used in the instructions to Form S-8 under the Securities Act) of the Participant or to trusts or partnerships solely for the benefit of such family members, and the Committee may also amend outstanding Options to provide for such transferability.

11.05.    Taxes.    Subject to compliance with all applicable legal requirements, the Company shall be entitled to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or Shares issuable under such Participant's Award, and the Company may defer payment or issuance of the cash or Shares upon exercise or settlement of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Company and, in the Company's sole discretion, such withholding obligation shall be satisfied by (a) having the Company withhold from such Award that number of Shares, rounded down to the next whole Share, whose aggregate Fair Market Value on the date such Shares are withheld equals the amount of withholding taxes due (provided that the number of such Shares may not have a Fair Market Value greater than the minimum required statutory withholding liability unless determined by the Committee not to result in adverse accounting consequences), (b) by direct payment by the Participant to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (c) by a combination of (a) and (b).

2016 Proxy Statement B-11

11.06.    Surrender of Awards.    Any Award may be surrendered to the Company for cancellation on such terms as agreed upon by the Committee and the Participant. With the consent of the Participant, the Committee may substitute a new Award in connection with the surrender by the Participant of an equity compensation award previously granted under the Plan or any other plan sponsored by the Company; provided, however, that no such substitution shall be permitted without the approval of the Shareholders if such approval is required by the rules of any applicable stock exchange.

11.07.    Adjustments to Reflect Capital Changes.

  (a)    Recapitalization.    In the event of any equity restructuring that causes the per Share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering, recapitalization through an extraordinary dividend or any similar event, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to outstanding Awards and the terms of such Awards, (iii) the Exercise Price of outstanding Options and Stock Appreciation Rights and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of the rights of Participants. No adjustment shall be made pursuant to this Section 11.07(a) in connection with the conversion of any convertible securities of the Company. The Committee shall determine the amount of the adjustment to be made in each case under this Section 11.07(a).

  (b)    Merger.

       (i)  In the event of a Merger in which the Company is not the surviving corporation, the surviving, continuing, successor or purchasing corporation, as the case may be (the "Acquiring Corporation"), shall, at least 10 business days prior to the consummation of such Merger, either (i) agree with the Company in writing to assume the Company's rights and obligations in respect of Awards outstanding immediately prior to the consummation of such Merger or (ii) grant substantially equivalent awards in respect of the Acquiring Corporation's voting common stock for such outstanding Awards on terms and conditions substantially similar to and no less favorable to each Participant than the terms and conditions of such outstanding Awards. In the event the Acquiring Corporation fails to comply with this Section 11.07(b), the Board shall provide that any unexercisable and/or unvested portion of the outstanding Awards shall be immediately exercisable and vested as of a date prior to such Merger, as the Board so determines. The exercise and/or vesting of any Award that was permissible solely by reason of this Section 11.07(b) may be conditioned upon the consummation of the Merger in the Board's discretion. Any Options which are neither assumed by the Acquiring Corporation nor exercised as of the date of the Merger shall terminate effective as of the effective date of the Merger.

      (ii)  Without limitation of Section 11.07(b)(i), and subject to any limitations or reductions as may be necessary to comply with Section 409A, in the event of a Merger in which the Company is not the surviving corporation, the Committee may cancel any one or more outstanding Awards and pay the holders of such Awards that are vested as of such cancellation (including any Awards that would vest as a result of the occurrence of the Merger but for such cancellation or for which vesting is accelerated by the Committee in connection with such Merger) the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per Share received or to be received by other Shareholders in such Merger), including, in the case of an outstanding Option or Stock Appreciation Right, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or Stock Appreciation Right over the aggregate Exercise Price of such Option or Stock Appreciation Right (it being understood that, in such event, any Option or Stock Appreciation Right having a per Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject thereto may be canceled and terminated without any payment or consideration therefor). Payments to holders pursuant to this Section 11.07(b)(ii) shall be made in cash or, if so determined by the Committee, in the form of such other consideration necessary for a Participant to receive property, cash or securities (or combination thereof) as the Participant would have been entitled to receive upon the occurrence of the Merger if the Participant had been, immediately prior to

B-12 2016 Proxy Statement

    the Merger, the holder of the number of Shares covered by the Award at such time (less any applicable Exercise Price).

  (c)    Options to Purchase Shares or Stock of Acquired Companies.    After any Merger in which the Company or a Subsidiary shall be a surviving corporation, the Committee may grant substituted options under the provisions of the Plan, and in accordance with applicable law, replacing old options granted under a plan of another party to the Merger whose shares or stock subject to the old options may no longer be issued following the Merger. The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Committee. Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any Options.

11.08.    Dividend Equivalents.    For any Award granted under Article VII, VIII or IX, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a Dividend Equivalent Account with respect to the Award, and the applicable Award Agreement or an amendment thereto shall confirm such establishment. If a Dividend Equivalent Account is established, the following terms shall apply:

  (a)    Terms and Conditions.    Dividend Equivalent Accounts shall be subject to such terms and conditions as the Committee shall determine and as shall be set forth in the applicable Award Agreement. Such terms and conditions may include for the Participant's Dividend Equivalent Account to be credited as of the record date of each cash dividend on the Common Stock with an amount equal to the cash dividends which would be paid with respect to the number of Shares then covered by the related Award if such Shares had been owned of record by the Participant on such record date and for such dividend credits to be transferred to and administered in accordance with the Deferred Compensation Plan or Directors' Deferred Compensation Plan, as applicable.

  (b)    Unfunded Obligation.    Dividend Equivalent Accounts shall be established and maintained only on the books and records of the Company and no assets or funds of the Company shall be set aside, placed in trust, removed from the claims of the Company's general creditors, or otherwise made available until such amounts are actually payable as provided hereunder.

  (c)    Performance Award Limitations.    Notwithstanding any provision of this Section 11.08 or the Plan to the contrary, amounts credited to a Participant's Dividend Equivalent Account with respect to any unvested portions of an Award whose vesting is subject to the achievement of specified Performance Goals or other performance-based criteria shall be subject to the same vesting or forfeiture restrictions as the Shares or units underlying the Award to which such dividend equivalents relate.

11.09    No Right to Continued Service.    No person shall have any claim of right to be granted an Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the service of the Company or any of its Subsidiaries.

11.10.    Awards Not Includable for Benefit Purposes.    Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant which is maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by the Board.

11.11.    Governing Law.    All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the Commonwealth of Pennsylvania, other than the conflict of laws provisions thereof. For purposes of resolving any dispute that arises directly or indirectly in connection with the Plan, each Participant, by virtue of receiving an Award, shall be deemed to have submitted to and consented to the exclusive jurisdiction of the Commonwealth of Pennsylvania and to have agreed that any related litigation shall be conducted solely in the courts of Allegheny County, Pennsylvania or the federal courts for the United States for the Western District of Pennsylvania, where the Plan is made and/or to be performed, and no other courts.

11.12.    No Strict Construction.    No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, any Award, Award Agreement or any rule or procedure established by the Committee.

11.13.    Compliance with Rule 16b-3 and Section 409A.

  (a)    Rule 16b-3.    Notwithstanding any provision of the Plan to the contrary, it is intended that, unless the Committee determines otherwise, Awards be eligible for exemption under Rule 16b-3. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, and

2016 Proxy Statement B-13

  to make any other such amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

  (b)    Section 409A.

       (i)  Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan, and neither the Company nor any Subsidiary shall have any obligation to indemnify or otherwise hold such Participant (or any Beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered "deferred compensation" subject to Section 409A, references in the Plan to "termination of employment" (and substantially similar phrases) shall mean "separation from service" within the meaning of Section 409A. For purposes of Section 409A, each of the payments that may be made in respect of any Award is designated as a separate payment.

      (ii)  Notwithstanding any provision of the Plan to the contrary, if a Participant is a "specified employee" within the meaning of Section 409A, no payments in respect of any Awards that are "deferred compensation" subject to Section 409A and that would otherwise be payable upon the Participant's "separation from service" (as defined in Section 409A) shall be made to such Participant prior to the date that is six months after the date of such Participant's "separation from service" or, if earlier, the date of the Participant's death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

     (iii)  Unless the Committee determines otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered "deferred compensation" subject to Section 409A) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A or (B) a disability, no such acceleration shall be permitted unless the disability also satisfies the definition of "disability" pursuant to Section 409A.

11.14.    Severability.    Whenever possible, each provision in the Plan and each Award and Award Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award or Award Agreement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and each Award and Award Agreement shall remain in full force and effect.

11.15.    Amendment and Termination.

  (a)    Amendment.    The Committee shall have complete power and authority to amend the Plan at any time; provided, however, that the Committee shall not, without the requisite approval of the Shareholders, make any amendment which requires Shareholder approval under the Code or under any other applicable law or rule of any stock exchange which lists Common Stock or Company Voting Securities. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, adversely affect the right of such individual under such Award. Notwithstanding any provision of the Plan to the contrary, the repricing of Options or Stock Appreciation Rights is prohibited without prior approval of the Shareholders. For this purpose, a "repricing" means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or Stock Appreciation Right to lower its Exercise Price; (ii) any other action that is treated as a "repricing" under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option or Stock Appreciation Right at a time when its Exercise Price is greater than the Fair Market Value of the underlying Common Stock in exchange or substitution for another Award, unless the exchange or substitution occurs in connection with a change in capitalization or similar change under Section 11.07. Such exchange or substitution as described in clause (iii) of the preceding sentence would be considered a "repricing" regardless of whether it is treated as a "repricing" under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant. By way of clarification and not limitation, except in connection with a corporate transaction involving the Company (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of

B-14 2016 Proxy Statement

  outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an Exercise Price that is less than the Exercise Price of the original Options or Stock Appreciation Rights without Shareholder approval.

  (b)    Termination.    The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised or settled after termination of the Plan at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable or settleable had the Plan not terminated.

11.16.    Foreign Qualified Awards.    Awards may be granted to such employees, directors and consultants of the Company and its Subsidiaries residing in foreign jurisdictions as the Committee may determine from time to time. The Committee may adopt such supplements to the Plan as may be necessary or appropriate to comply with the applicable laws of such foreign jurisdictions and to afford Participants favorable treatment under such laws; provided, however, that no Award shall be granted under any such supplement with terms or conditions inconsistent with the provision set forth in the Plan.

11.17.    Adjustment of Performance Goals and Targets.    Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to adjust any Performance Goal, performance target or other performance-based criteria established with respect to any Award if circumstances occur (including unusual or nonrecurring events, changes in tax laws or accounting principles or practices or changed business or economic conditions) that cause any such Performance Goal, performance target or performance-based criteria to be inappropriate in the judgment of the Committee; provided, that with respect to any Award that is intended to qualify for the "performance-based compensation" exception under Section 162(m), any adjustment by the Committee shall be consistent with the requirements of Section 162(m).

11.18.    Legality of Issuance.    Notwithstanding any provision of the Plan or any applicable Award Agreement to the contrary, the Committee may impose such conditions, restrictions and limitations (including suspending exercises of Options or Stock Appreciation Rights and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to any Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act (or the Committee has determined that an exemption therefrom is available), (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (iii) any applicable Company policy or administrative rules and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

11.19.    Restrictions on Transfer.    Regardless of whether the offering and sale of Common Stock under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge or other transfer of such Common Stock (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act, the securities laws of any state, the United States or any other applicable foreign law.

11.20.    Recovery of Compensation in Connection with Financial Restatement.    Notwithstanding any provision of the Plan or any applicable Award Agreement to the contrary, if the Board determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, a Participant shall be required to reimburse the Company for any amounts earned or payable with respect to an Award to the extent required by and otherwise in accordance with applicable law and any Company policies. Without limitation of the preceding sentence, any amounts or benefits received or outstanding under the Plan shall be subject to potential clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms or conditions of any applicable Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. A Participant's acceptance of an Award shall be deemed to constitute the Participant's acknowledgement of and consent to the Company's application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted prior to or following the Effective Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and the Participant's agreement that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

2016 Proxy Statement B-15

11.21.    Book Entry.    Notwithstanding any provision of the Plan to the contrary, the Company may elect to satisfy any requirement under the Plan for the delivery of stock certificates through the use of book entry.

11.22.    Data Protection.    A Participant's acceptance of an Award shall be deemed to constitute the Participant's acknowledgement of and consent to the collection and processing of personal data relating to the Participant so that the Company and its Subsidiaries can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data shall include data about participation in the Plan and Shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant's participation in the Plan.

11.23.    No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company or a Subsidiary, on the one hand, and a Participant or other person, on the other hand. No provision of the Plan or any Award or Award Agreement shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

11.24.    Plan Construction.    In the Plan, unless otherwise stated, the following uses apply: (a) references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws, and to all valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder, as amended, or their successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to and including"; (c) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (d) the words "include," "includes" and "including" (and the like) mean "include, without limitation," "includes, without limitation" and "including, without limitation" (and the like), respectively; (e) all references to articles, sections, paragraphs and clauses (and the like) are to articles, sections, paragraphs and clauses (and the like) in the Plan; (f) all words used shall be construed to be of such gender or number as the circumstances and context require; (g) the captions and headings of articles and sections have been inserted solely for convenience of reference and shall not be considered a part of the Plan, nor shall any of them affect the meaning or interpretation of the Plan or any of its provisions; (h) any reference to an agreement, plan, policy, form, document or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document or set of documents, shall mean such agreement, plan, policy, form, document or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and (i) all accounting terms not specifically defined shall be construed in accordance with generally accepted accounting principles.

B-16 2016 Proxy Statement

NOTE: At least one registered owner must sign exactly as their name appears above. Give full title if signing for a corporation or partnership or as attorney, agent or in another representative capacity. V O T E B Y T E L E P H O N E Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote. V O T E B Y I N T E R N E T Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote. V O T E B Y M A I L Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 3200, Pittsburgh, PA 15230. Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683 Vote by Internet Access the Website and cast your vote: www.cesvote.com Vote by Mail return your proxy card in the postage-paid envelope provided QR Code Scan with a mobile device Vote 24 hours a day, 7 days a week. If you vote by telephone or Internet, please do not send your proxy by mail. PPG INDUSTRIES, INC. One PPG Place Pittsburgh, PA 15272 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 5 AND “AGAINST” PROPOSAL 6. 1. ELECTION OF FOUR DIRECTORS FOR AGAINST ABSTAIN (1) JAMES G. BERGES . . . (2) JOHN V. FARACI . . . (3) VICTORIA F. HAYNES . . . (4) MICHAEL H. MCGARRY . . . 2. APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS ON AN ADVISORY BASIS 3. REAPPROVE THE PERFORMANCE GOALS UNDER THE AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN 4. APPROVE THE AMENDMENT AND RESTATEMENT FOR AGAINST ABSTAIN OF THE AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN 5. RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016 6. SHAREHOLDER PROPOSAL REQUESTING THAT THE BOARD ADOPT A POLICY THAT GIVES PREFERENCE TO SHARE REPURCHASES RELATIVE TO CASH DIVIDENDS SIGNATURE(S) DATE: . Please fold and detach card at perforation before mailing. . PPG Industries, Inc. P. O. Box 3200 Pittsburgh, PA 15230 .

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PPG INDUSTRIES, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 21, 2016. The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 10, 2016, hereby appoints C.E. Bunch, A.M. Foulkes and G.E. Bost II, or any of them, with full power of substitution to each, proxies to represent the undersigned and to vote all of the shares of the Common Stock of PPG Industries, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2016 Annual Meeting of Shareholders of the Company, or any adjournment thereof, as directed on the reverse side hereof and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof. The shares represented by this proxy will be voted as directed on the reverse side hereof. If no direction is given, however, the shares represented by this proxy will be voted FOR the election of the nominees for Director proposed by the Board of Directors (those nominees are James G. Berges, John V. Faraci, Victoria F. Haynes and Michael H. McGarry), FOR the proposal of a nonbinding resolution to approve the compensation of the Company’s named executive officers, FOR the reapproval of the performance goals under the Amended and Restated Omnibus Incentive Plan, FOR the approval of the amendment and restatement of the Amended and Restated Omnibus Incentive Plan, FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016 and AGAINST a shareholder proposal requesting that the Board of Directors adopt a policy that gives preference to share repurchases relative to cash dividends. This card votes all of the shares of the Common Stock of the Company held under the same registration in any one or more of the following manners: as a shareholder of record; in the shareholder Investor Services Program; in the PPG Industries Employee Savings Plan; in the PPG Canada Inc. Retirement Savings Plan; and in the PPG Puerto Rico Employee Savings Plan. Please complete, sign and date this card on the reverse side and return it promptly in the enclosed reply envelope if you do not vote by telephone or over the Internet. . Please fold and detach card at perforation before mailing. . . Please fold and detach Admission Card at perforation if attending the Annual Meeting. . SAMPLE ADMISSION CARD Please bring this ticket if you attend the Annual Meeting. It will expedite your admittance when presented upon your arrival. PPG INDUSTRIES, INC. Annual Meeting of Shareholders Thursday, April 21, 2016 11:00 a.m. Fairmont Pittsburgh Grand Ballroom 510 Market Street Pittsburgh, Pennsylvania 15222 15zcn48703